Exhibit 1

Level 18, 275 Kent Street
Sydney, NSW, 2000

ASX Release

6 May 2024

Westpac 2024 Interim Financial Results Announcement (incorporating the requirements of Appendix 4D)

Westpac Banking Corporation ("Westpac") today provides the attached Westpac 2024 Interim Financial Results Announcement (incorporating the requirements of Appendix 4D).

For further information:

Hayden Cooper
Group Head of Media Relations
0402 393 619

Justin McCarthy
General Manager, Investor Relations
0422 800 321

This document has been authorised for release by Tim Hartin, Company Secretary.

WESTPAC BANKING CORPORATION ABN 33 007 457 141

ii WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS RESULTS ANNOUNCEMENT TO THE MARKET ASX Appendix 4D Results for announcement to the market1 Report for the half year ended 31 March 20242 Revenue from ordinary activitiesa,b ($m) down 4% to $10,590 Profit from ordinary activities after tax attributable to equity holdersb ($m) down 16% to $3,342 Net profit for the period attributable to equity holdersb ($m) down 16% to $3,342 a. Comprises reported interest income, interest expense and non-interest income. b. Above comparisons are to the reported results for the six months ended 31 March 2023. Dividend distributions (cents per ordinary share) Amount per security Franked amount per security Interim dividend 75 75 Special dividend 15 15 Record date for determining entitlements to the interim and special dividend 10 May 2024 1. This document comprises the Westpac Group 2024 Interim Financial Results Announcement, including the 2024 Interim Financial Report and is provided to the Australian Securities Exchange under Listing Rule 4.2A. 2. This Interim Financial Results Announcement should be read in conjunction with the 2023 Westpac Group Annual Report and any public announcements made in the period by the Westpac Group in accordance with the continuous disclosure requirements of the Corporations Act 2001 and ASX Listing Rules.

iii RESULTS ANNOUNCEMENT TO THE MARKET Introduction Our interim period refers to the six months ended 31 March 2024 (First Half 2024). Throughout this Interim Financial Results Announcement (Results Announcement), we also refer to the six months ended 31 March 2023 (First Half 2023, or prior corresponding period), and the six months ended 30 September 2023 (Second Half 2023, or prior period). The selected financial information for First Half 2024, First Half 2023 and Second Half 2023 contained in this Results Announcement is based on the financial statements contained in the unaudited consolidated Interim Financial Report for Westpac Banking Corporation (Westpac) and its controlled entities (collectively referred to as ‘the Group’) for the six months ended 31 March 2024. The Interim Financial Report has been prepared and presented in accordance with Australian Accounting Standards (AAS) as they relate to interim financial reports. The Interim Financial Report also complies with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) as they relate to interim financial reports. This Results Announcement contains certain statements that constitute ‘forward-looking statements’. For an explanation of forward-looking statements and the risks, uncertainties and assumptions to which they are subject, see Section 3.1. Please consider those important disclaimers when reading the forward-looking statements in this Results Announcement. In this Results Announcement references to ‘Westpac’, ‘WBC’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities, unless it clearly means just Westpac Banking Corporation. Percentage (%) movements are shown as % unless otherwise stated. This applies to all the tables in this Results Announcement. Unless otherwise stated, average balances represents a daily average over the relevant half year. All dollar values in this Results Announcement are in Australian dollars unless otherwise noted. References to ‘dollars’, ‘dollar amounts’, ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars, references to ‘US$’, ‘USD’ or ‘US dollars’ are to United States dollars, references to ‘NZ$’, ‘NZD’ or ‘NZ dollars’ are to New Zealand dollars and references to 'GBP' are to British Pound Sterling. Refer to Section 3.7 for information regarding the rates of exchange between the Australian dollar and the US dollar applied by the Group as part of its operating activities for First Half 2024, Second Half 2023 and First Half 2023. Information on terms, acronyms and calculations used in this Results Announcement are provided in the Glossary of the document. Non-AAS financial measures The Group’s statutory results are prepared in accordance with AAS and are also compliant with IFRS. In assessing the Group’s performance and that of our operating segments, we use certain financial measures, including amounts, measures and ratios that are presented on a non-AAS basis, as described below. Non-AAS financial measures and ratios do not have standardised meanings under AAS. As such they are unlikely to be directly comparable to similar measures presented by other companies and should not be viewed in isolation from, or as a substitute for, the AAS results.

iv WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS RESULTS ANNOUNCEMENT TO THE MARKET Our non-AAS measures fall within the following categories: Measure/ratio Description Further information Performance measures excluding the impact of Notable Items and businesses sold The net interest income, non-interest income, operating expenses and segment reporting sections of this Results Announcement include performance measures that exclude Notable Items, businesses sold and/or held-for-sale. Notable Items are items that management believes are not reflective of the Group's ongoing business performance. Details of Notable Items are included in Section 1.4. Businesses sold reflect the contribution to the Group's results in the period prior to their sale. It also includes any gains/losses related to their sale but excludes items that have been identified as Notable Items. Performance measures which are adjusted for one or more of these items include: • Net interest income • Non-interest income (including net fee income, net wealth management income, trading income and other income) • Operating expenses (including staff expenses, occupancy expenses, technology expenses and other expenses) • Pre-provision profit • Net profit • Net profit attributable to owners of WBC • Return on average ordinary equity • Return on average tangible equity Management considers this information useful as these measures provide a view that reflects the Group's ongoing business performance. Sections 1.2, 1.4,1.5.1, 1.5.6, 1.5.8 and 2 Pre-provision profit Pre-provision profit is net profit/(loss) excluding credit impairment (charges)/benefits and income tax (expense)/benefit. This is calculated as net interest income plus non-interest income less operating expenses. This includes (charges)/benefits relating to provisions and impairment other than from expected credit losses. Management considers this information useful as this measure provides readers with a view of the operating performance of the Group. Section 1.2, 2 and 3.9 Basic earnings per share (excluding Notable Items) and Diluted earnings per share (excluding Notable Items) Basic earnings per share (excluding Notable Items) is calculated as net profit attributable to owners of WBC (adjusted for RSP dividends) excluding Notable items divided by the weighted average number of ordinary shares on issue during the period, adjusted for treasury shares. Diluted earnings per share is calculated by adjusting the basic earnings per share (excluding Notable Items) by assuming all dilutive potential ordinary shares are converted. Management considers this information useful as these measures provide a view of the basic and diluted earnings per share based on the ongoing operating performance of the Group. Sections 1.3 and 3.9 Core net interest income and Core net interest margin (NIM) Core net interest income is calculated as net interest income excluding Notable Items, and Treasury and Markets income. Core NIM is calculated as Core net interest income (annualised where applicable) divided by average interest earning assets. Management considers this information useful as these measures provide a view of the underlying performance of the Group's net interest income and margin, for lending, deposit and wholesale funding. Sections 1.3, 1.5.1, and 1.5.2

v RESULTS ANNOUNCEMENT TO THE MARKET Measure/ratio Description Further information Dividend payout ratio (excluding Notable Items) Calculated as ordinary dividend paid/declared on issued shares (net of Treasury shares) divided by the net profit attributable to owners of WBC (adjusted for RSP dividends) excluding Notable Items. Management considers this information useful as it provides a view of the dividend payout ratio based on the ongoing operating performance of the Group. Section 1.1 and 1.3 Expense to income ratio (excluding Notable Items) Calculated as operating expenses excluding Notable Items divided by net operating income excluding Notable Items. Management considers this information useful as this measure provides a view of the efficiency of the ongoing operating performance of the Group. Sections 1.3 and 3.9 Average tangible ordinary equity and Return on average tangible ordinary equity (ROTE) Average tangible ordinary equity is calculated as average ordinary equity less average goodwill and other intangible assets (excluding capitalised software). Return on average tangible ordinary equity is calculated as net profit attributable to owners of WBC adjusted for RSP dividends (annualised where applicable) divided by average tangible ordinary equity. Management considers this information useful as these measures are commonly used as a performance measure by WBC, investors, analysts and others in assessing the Group's application of equity. Sections 1.3 and 3.9 Presentation changes In First Half 2024, we have made changes to both the composition of our segments and the measurement of segment performance. Comparatives have been restated to align to the current period presentation. Refer to Section 2 for further details. Certain comparative information has also been revised where appropriate to conform to changes in presentation in the current period to enhance comparability. This Results Announcement is unaudited PricewaterhouseCoopers has reviewed the financial statements and accompanying notes contained within the 2024 Interim Financial Report in this Results Announcement and has issued an unmodified review report. All other sections in this Results Announcement including the Directors’ Report, have not been subject to review by PricewaterhouseCoopers. The financial information contained in this Results Announcement includes information extracted from the reviewed financial statements together with information that has not been reviewed.

vi WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS This page has been intentionally left blank.

Table of contents Acknowledgment of Indigenous Peoples Westpac acknowledges the First Peoples of Australia and recognises their ongoing role as Traditional Owners of the land and waters of this country, and we pay respect to Elders past and present. We extend that respect to Westpac’s Aboriginal and Torres Strait Islander employees, partners and stakeholders, and to the Indigenous Peoples in the other locations where we operate. In Aotearoa (New Zealand) we also acknowledge tangata whenua and the unique relationship that Indigenous Peoples share with all New Zealanders as partners and custodians of their natural ecosystems under Te Tiriti o Waitangi. PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 1 Contents PERFORMANCE REVIEW 2 1. Group performance 3 2. Segment reporting 38 DIRECTORS’ REPORT 56 Directors’ Report 57 2024 INTERIM FINANCIAL REPORT 76 Notes to the consolidated financial statements 82 Statutory statements 114 OTHER INFORMATION 117 3. Other information 118 Glossary 129 Any discrepancies between totals and sums of components in tables contained in this Results Announcement are due to rounding. Westpac Banking Corporation ABN 33 007 457 141

2 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS PERFORMANCE REVIEW 1. GROUP PERFORMANCE 1.1. Performance overview 1.2. Performance summary 1.3. Key financial information 1.4. Impact of Notable Items 1.5. Review of earnings 1.6. Credit quality 1.7. Balance sheet and funding 1.8. Capital and dividends 1.9. Sustainability performance summary 2. SEGMENT REPORTING 2.1. Consumer 2.2. Business and Wealth 2.3. Westpac Institutional Bank 2.4. Westpac New Zealand 2.5. Group Businesses

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION 3

1. GROUP PERFORMANCE

1.1. Performance overview[1]

Financial highlights

$3,342m Net profit, up 5% on 2H23	**9.3%** ROE, up 40bps on 2H23	**75cents** Interim ordinary dividend per share, fully franked, up 4% on 2H23
$3,506m Net profit ex Notable Items, down 1% on 2H23	**10.5%** ROTE, up 44bps on 2H23	**12.5%** CET1 capital ratio, up 17bps on Sep-23

1H24 results overview

In First Half 2024 we have managed growth and margins in a disciplined way while improving service for customers and strengthening our capital position.

Net profit of $3,342 million increased 5% on the prior period. Excluding Notable Items[2], net profit decreased 1% to $3,506 million. The result reflects modest balance sheet growth, effective management of the net interest margin with less margin contraction than prior periods and the impact of ongoing, although easing, inflationary pressures on expenses. ROTE increased 44 basis points to 10.5%.

The interim ordinary dividend of 75 cents per share was up 4%. The payout ratio of 74%[3] was at the upper end of our sustainable payout ratio range of 65% to 75%. Shareholders will also receive a special dividend of 15 cents per share, reflecting the strong capital position and franking credit balance. In addition, the previously announced $1.5 billion share buyback has been increased by a further $1.0 billion.

We continue to strengthen the Westpac franchise through an emphasis on consistent service and improving the customer experience across each of the segments.

Improved servicing capability, enhanced products and a leading mobile banking app[4] were reflected in the Consumer net promoter score that consistently trended higher throughout the half. We achieved system growth in Australian housing loans against the backdrop of some easing of competition in the mortgage market. The increased simplicity of everyday banking offers, supported by our mobile banking app, continued to generate above system household deposit growth.

The Institutional bank continues to focus on deepening customer relationships, improving service and enhancing our product offering. Growth of 12% in average interest earning asset balances and improved survey rankings across a range of Financial Market industry surveys are testament to enhancements to both product and service.

Process simplification in business lending reduced the time to make a credit decision to 7.7 days with solid lending growth across Health, Utilities and Entertainment sectors. We continue to upgrade our merchant payment services with the launch of EFTPOS Flex this half. The recent acquisition of HealthPoint expands our payments capability in a strategic sector.

Risk management remains a priority. Following the completion of all CORE Integrated Plan activities, we have commenced the transition phase which will continue throughout 2024. Our focus is to ensure the sustainability and effectiveness of changes we have made to strengthen risk management and risk culture across the Group.

We maintained a strong financial position with capital, funding and liquidity all above regulatory minimums. The common equity tier 1 (CET1) capital ratio of 12.5% compares to the target operating range of 11.0% to 11.5% equating to $4.7 billion of capital above the top end of the target range. Credit impairment provisions of $5.1 billion are $1.4 billion above the expected losses of our base case economic scenario.

1. Unless otherwise stated, all figures relate to the half year ended 31 March 2024, and are compared to figures for the half year ended 30 September 2023.
2. Notable Items are discussed further in Section 1.4.
3. Excluding Notable Items.
4. The Forrester Digital Experience Review: Australian Mobile Banking Apps, Q4 2023.

4 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS 1. GROUP PERFORMANCE 1.1. Performance overview (Continued) Solid financial performance $5.2bn Pre-provision profit, up 5% on 2H23 $5.4bn Pre-provision profit ex Notable Items, flat on 2H23 1.89% NIM, down 5bps on 2H23 1.80% Core NIM, down 3bps on 2H23 Pre-provision profit was $5,195 million, an increase of 5% on the prior period. Excluding Notable Items, pre-provision profit was flat at $5,421 million driven by a 1% increase in net operating income and a 3% increase in operating expenses. • Net interest income decreased 1% to $9,127 million. Excluding Notable Items, net interest income increased 2% to $9,351 million reflecting disciplined management of price, margin and volume. The slight contraction in net interest margin (NIM) was partly offset by the 2% increase in average interest-earning assets. Growth in average interest-earning assets was driven by increases in owner occupied mortgages, and loans to business and institutional customers. • NIM was 1.89% and comprised: – Core NIM of 1.80%, which contracted by 3 basis points from tighter loan spreads due to lending competition and a narrowing of deposit spreads from both a mix shift towards lower spread savings and term deposits and price competition. Higher earnings on capital and hedged deposits were a benefit; – Treasury and Markets income of 14 basis points, up 3 basis points; and – Notable Items, related to accounting for hedges, which reduced NIM by 5 basis points. • Non-interest income of $1,463 million was 2% higher. Excluding Notable Items, non-interest income was flat at $1,465 million. • Operating expenses of $5,395 million decreased 5% due to Notable Items in Second Half 2023. Excluding these items, operating expenses increased by 3% due to higher software amortisation expenses and higher technology operating and related third-party vendor costs. Cost Reset actions, particularly fewer non-customer facing roles and reduced property footprint, provided a partial offset. Credit quality sound We remain appropriately provisioned with credit impairment provisions of $5,135 million, $1.4 billion above the expected losses of our base case economic scenario. • Credit impairment charges were $362 million or 9 basis points of average loans, compared to 7 basis points in the prior period. The charge reflects a rise in both Collectively Assessed Provisions (CAP) and Individually Assessed Provisions (IAP). • Deterioration in credit quality metrics was due to individual customer circumstances and a tougher economic environment. Stressed exposures to total committed exposures were 1.36%, a rise of 10 basis points compared to 30 September 2023. • Credit impairment provisions of $5,135 million were up 4% due to higher CAP and IAP. The increase in provisions from the deterioration in credit quality was partly offset by reductions in overlays and the downside scenario weighting. The ratio of CAP to credit RWA was 1.38%, an increase of 3 basis points compared to September 2023. IMPAIRMENT CHARGES TO AVERAGE LOANS (BPS) 10 7 9 1H23 2H23 1H24 CAP TO CREDIT RWA (%) 1.33 1.35 1.38 Mar-23 Sep-23 Mar-24

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION 5

1.1. Performance overview (Continued)

Capital

The CET1 capital ratio rose by 17 basis points to 12.55%. This reflects the impact of:

- Net profit adding 75 basis points;
- Lower RWA adding 17 basis points;
- Dividends subtracting 57 basis points;
- Capital deductions and other items adding 1 basis point; and
- On market share buyback of $849 million subtracting 19 basis points.

LEVEL 2 CET1 CAPITAL RATIO (%)


APRA basis
Internationally comparable
12.3
18.1
12.4
18.7
12.5
18.6
Mar-23
Sep-23
Mar-24

Funding and liquidity

The March 2024 quarterly average liquidity coverage ratio (LCR) was 132% and the net stable funding ratio (NSFR) was 114%, both above regulatory minimums. The 114 basis point decrease in the LCR ratio reflects the impact of Term Funding Facility (TFF) maturities over the half, as remaining TFF maturities move into the LCR maturity windows and LCR-qualifying liquid assets reduce.

The deposit to loan ratio remained stable at 82.9%. The Group raised $19.8 billion of new long-term wholesale funding in the half.

132%
LCR, above 100% regulatory minimum requirement

Investment spend lower; planning for UNITE program

Investment spend was $736 million, 15% lower than the prior corresponding period due to completion of a number of large programs in 2023.

- Spend on growth and productivity initiatives in First Half 2024 included investment in digital capability to improve customer experience, continued development of the corporate cash management platform and commencement of our technology simplification program, UNITE.
- Spend in First Half 2024 to support our risk and regulatory agenda included expansion of scam protection, payments uplift and work to simplify our data environment.

INVESTMENT SPEND (%)


Growth & productivity
Risk & regulatory
33
67

Shareholder returns improved

Surplus capital and solid capital generation in the half has provided scope to improve returns to shareholders.

Our interim ordinary dividend was 75 cents per share, fully franked, an increase of 4%. The payout ratio of 74%[1] was at the upper end of our sustainable payout ratio range of 65% to 75%. Shareholders will also receive a fully franked special dividend of 15 cents per share.

The Dividend Reinvestment Plan will apply to the interim ordinary dividend and the special dividend. No discount will be offered to shareholders who elect to participate in the Dividend Reinvestment Plan (DRP). Shares are expected to be purchased on market to satisfy the DRP.

The Group has completed 59%[2] of the $1.5 billion on market share buyback announced in November 2023. The share buyback has been increased by a further $1.0 billion up to a total of $2.5 billion.

ROTE increased by 44 basis points to 10.5%. Earnings per ordinary share were 95.6 cents, up 5%.

Net tangible assets per ordinary share were up 1% at $17.82.

DIVIDEND PER ORDINARY SHARE (CENTS)


Ordinary
Special
70
72
15
75
1H23
2H23
1H24

ROTE (%)


12.8
10.0
10.5
1H23
2H23
1H24

1. Excluding Notable Items.
2. As at 6 May 2024.

6 **WESTPAC GROUP** 2024 INTERIM FINANCIAL RESULTS

1. GROUP PERFORMANCE

1.1. Performance overview (Continued)

Outlook

The Australian economy has experienced a period of below trend activity. The household sector has displayed resilience while being challenged by rising cost of living, higher interest rates and a drag from higher taxation. Strong employment, wage, and population growth have cushioned the impact on total consumption, although there has been a noted divergence across households. Businesses have felt the pressure from lower demand and cost pressures. This has impacted both profitability, investment plans and more recently hiring intentions.

Operating conditions are likely to remain challenging for some households and businesses in the near term, although the prospects for improved economic activity are encouraging. Economic growth in the second half of 2023 was subdued at 1%. While forecast to remain below trend, it is expected to improve to 1.6% in 2024 and recover further to 2.5% in 2025.

Real household incomes are rising again as the impacts of inflation and interest rates have diminished. Tax relief from mid 2024 will provide a further boost followed by the prospect for interest rate relief towards the end of the year and into 2025. This is likely to be associated with a modest rise in unemployment. Many business sectors have been resilient and are likely to continue to employ and invest. Those exposed to the more discretionary components of consumer spending and interest rate sensitive sectors are expected to remain cautious. Overall business investment should recover through 2025.

The Group is well positioned to navigate this environment, supporting customers that are facing challenges or looking to take advantage of opportunities. Our balance sheet is strong and we expect credit provisioning levels will allow us to withstand further deterioration in credit quality.

The Group entered FY24 with focus on our strategy for growth and return. Our purpose of creating better futures together starts and ends with the customer. Progress has been made on improving customer service.

Accelerating technology simplification is critical to achieving our strategy and ambition to be our customers' number one bank. UNITE, our business-led, technology-enabled simplification program, is already underway. It has three objectives: a better experience for customers; making systems easier for our people; and improving shareholder returns. The program is planned to extend through to 2028 with expected benefits mainly coming through in the latter years of the program.

How we deliver value

SHAREHOLDERS	CUSTOMERS	EMPLOYEES	COMMUNITY
$3.3bn Net profit, up 5% on 2H23	**13m** Customers across the Group	**75** Organisational Health Index, above global median	**$1.7bn** Income tax expense, including the bank levy in 1H24
90c Interim and special dividends per share	**$785bn** in lending	**49%** Women in senior leadership[2]	**50-year** Westpac Lifesaver Rescue Helicopter Service partnership
9.3% ROE, up 40bps on 2H23	**#1** Mobile Banking App[1]	**10 Employee Advocacy Groups** supporting diversity and inclusion	**$120m** stopped or recovered in customer scam losses

1. The Forrester Digital Experience Review: Australian Mobile Banking Apps, Q4 2023.
2. Senior Leadership includes Executive Team, General Managers and their direct reports (excluding administrative or support roles).

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION | 7

1.2. Performance summary

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	Mar 24 - Mar 23
Net interest income	9,127	9,204	9,113	(1)	-
Non-interest income	1,463	1,438	1,890	2	(23)
Net operating income	**10,590**	**10,642**	**11,003**	**-**	**(4)**
Operating expenses	(5,395)	(5,704)	(4,988)	(5)	8
Pre-provision profit	**5,195**	**4,938**	**6,015**	**5**	**(14)**
Impairment (charges)/benefits	(362)	(258)	(390)	40	(7)
Profit before income tax expense	**4,833**	**4,680**	**5,625**	**3**	**(14)**
Income tax expense	(1,491)	(1,484)	(1,620)	-	(8)
Profit after income tax expense	**3,342**	**3,196**	**4,005**	**5**	**(17)**
Profit attributable to non-controlling interests (NCI)	-	(2)	(4)	(100)	(100)
Net profit attributable to owners of WBC	**3,342**	**3,194**	**4,001**	**5**	**(16)**
Notable Items	**(164)**	**(351)**	**178**	**(53)**	**large**
Effective tax rate	**30.85%**	**31.71%**	**28.80%**	**(86 bps)**	**205 bps**

Performance Summary excluding Notable Items

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	Mar 24 - Mar 23
Net interest income	9,351	9,212	9,202	2	2
Non-interest income	1,465	1,459	1,669	-	(12)
Net operating income	**10,816**	**10,671**	**10,871**	**1**	**(1)**
Operating expenses	(5,395)	(5,244)	(4,988)	3	8
Pre-provision profit	**5,421**	**5,427**	**5,883**	**-**	**(8)**
Impairment (charges)/benefits	(362)	(258)	(390)	40	(7)
Profit before income tax expense	**5,059**	**5,169**	**5,493**	**(2)**	**(8)**
Income tax expense	(1,553)	(1,622)	(1,666)	(4)	(7)
Profit after income tax expense	**3,506**	**3,547**	**3,827**	**(1)**	**(8)**
Profit attributable to non-controlling interests (NCI)	-	(2)	(4)	(100)	(100)
Net profit attributable to owners of WBC	**3,506**	**3,545**	**3,823**	**(1)**	**(8)**

8 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

1. GROUP PERFORMANCE

1.3. Key financial information

	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Shareholder value					
Basic earnings per ordinary share (cents)	95.6	91.1	114.2	5	(16)
Basic earnings per ordinary share (ex Notable Items) (cents)	100.3	101.1	109.1	(1)	(8)
Diluted earnings per ordinary share (cents)	91.6	87.6	107.7	5	(15)
Diluted earnings per ordinary share (ex Notable Items) (cents)	95.8	96.7	103.1	(1)	(7)
Weighted average ordinary shares (millions)	3,494	3,504	3,501	-	-
Fully franked ordinary dividends per share (cents)	75	72	70	4	7
Fully franked special dividend per share (cents)	15	-	-	-	-
Dividend payout ratio[a]	77.90%	79.06%	61.33%	(116 bps)	large
Dividend payout ratio (ex Notable Items)[a]	74.25%	71.22%	64.19%	303 bps	large
Return on average ordinary equity	9.30%	8.90%	11.30%	40 bps	(200 bps)
Return on average ordinary equity (ex Notable Items)	9.75%	9.88%	10.80%	(13 bps)	(105 bps)
Return on average tangible equity (ROTE)[b]	10.48%	10.04%	12.76%	44 bps	(228 bps)
ROTE (ex Notable Items)	10.99%	11.15%	12.19%	(16 bps)	(120 bps)
Average ordinary equity ($m)	71,841	71,509	70,947	-	1
Average tangible ordinary equity ($m)	63,753	63,369	62,864	1	1
Average total equity ($m)	71,884	71,552	70,994	-	1
Net tangible asset per ordinary share ($)	17.82	17.58	17.67	1	1
Business performance					
Group	1.89%	1.94%	1.96%	(5 bps)	(7 bps)
Core NIM[b]	1.80%	1.83%	1.89%	(3 bps)	(9 bps)
Treasury & Markets impact on NIM[b]	0.14%	0.11%	0.09%	3 bps	5 bps
Notable Items impact on NIM	(0.05%)	-	(0.02%)	(5 bps)	(3 bps)
Average interest earning assets ($m)	965,785	948,505	934,208	2	3
Return on average assets (%)	0.64%	0.62%	0.79%	2 bps	(15 bps)
Expense to income ratio	50.94%	53.60%	45.33%	(266 bps)	large
Expense to income ratio (ex Notable Items)	49.88%	49.14%	45.88%	74 bps	400 bps
Full time equivalent employees (FTE)	35,348	36,146	38,503	(2)	(8)
Revenue per FTE ($ '000's)	300	286	291	5	3
Capital, funding and liquidity					
Level 2 common equity Tier 1 capital ratio					
- Australian Prudential Regulation Authority (APRA)	12.55%	12.38%	12.28%	17 bps	27 bps
- Internationally comparable	18.55%	18.73%	18.14%	(18 bps)	41 bps
Credit RWA ($m)	339,741	339,758	340,558	-	-
Total risk weighted assets (RWA) ($m)	444,417	451,418	452,946	(2)	(2)
Liquidity coverage ratio (LCR)	132%	134%	135%	(114 bps)	(309 bps)
Net stable funding ratio (NSFR)	114%	115%	119%	(118 bps)	large
Deposit to loan ratio	82.94%	82.89%	83.69%	5 bps	(75 bps)
Credit quality and impairment charges					
Gross impaired exposures to gross loans	0.19%	0.17%	0.20%	2 bps	(1 bps)
Gross impaired exposures provisions to gross impaired exposures	46.60%	43.47%	42.80%	313 bps	380 bps
Collectively assessed provisions to credit RWA	138 bps	135 bps	133 bps	3 bps	5 bps
Total provisions to credit RWA	151 bps	145 bps	145 bps	6 bps	6 bps
Total committed exposure (TCE) ($bn)	1,240	1,218	1,220	2	2
Total stressed exposures as a % of TCE	1.36%	1.26%	1.10%	10 bps	26 bps
Total provisions to gross loans	65 bps	63 bps	65 bps	2 bps	-
Mortgages 90+ day delinquencies	1.00%	0.81%	0.68%	19 bps	32 bps
Other consumer loans 90+ day delinquencies	1.40%	1.28%	1.54%	12 bps	(14 bps)
Impairment charges/(benefits) to average loans	9 bps	7 bps	10 bps	2 bps	(1 bps)
Balance sheet ($m)					
Loans	784,839	773,254	749,931	1	5
Total assets	1,052,661	1,029,774	1,019,108	2	3
Customer deposits	650,946	640,951	627,585	2	4

a. Excludes the impact of the special dividend.
b. Comparatives have been revised to conform with current period presentation.

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION | 9

1.4. Impact of Notable Items

To assist in explaining the Group's financial performance, the Group reports Notable Items, which represent certain items that are not considered to be reflective of the Group's ongoing business performance.

Notable Items broadly fall into the following categories:

- Unrealised fair value gains and losses on economic hedges that do not qualify for hedge accounting
- Net ineffectiveness on qualifying hedges
- Large items that are not reflective of the Group's ordinary operations. In individual reporting periods large items may include:
  - Provisions for remediation, litigation, fines and penalties
  - The impact of asset sales and revaluations
  - The write-down of assets (including goodwill and capitalised software)
  - Restructuring costs

In determining dividends, the impact of Notable Items is typically excluded.

The impact of Notable Items (post tax) in First Half 2024 was a reduction to Net profit of $164 million (Second Half 2023: $351 million reduction; First Half 2023: $178 million benefit) and was solely related to economic hedges and hedge ineffectiveness.

Details of Notable Items (post tax) impacting on the First Half 2024 result are:

Category	Net profit impact 1H24	Detail
Unrealised fair value gains and losses on economic hedges that do not qualify for hedge accounting	$163 million reduction	The unrealised fair value gain/(loss) on hedges of accrual accounted term funding transactions for the period was $163 million. This represents a timing difference for the statutory results but does not affect the Group's profits over the life of the hedge.
Net ineffectiveness on qualifying hedges	$1 million reduction	The net ineffectiveness on qualifying hedges of $1 million for the period arises from the fair value movement in these hedges which reverses over time and therefore does not affect the Group's profits over time.

For detailed explanations of Notable Items for Full Year 2023, refer to the 2023 Annual Report.

$m	Economic hedges	Hedge ineffectiveness	Provisions for remediation, litigation, fines and penalties	Asset sales and revaluations	The write-down of assets	Restructuring costs	Total
Half Year March 2024							
Net interest income	(223)	(1)	-	-	-	-	(224)
Non-interest income	(2)	-	-	-	-	-	(2)
Net operating income	**(225)**	**(1)**	**-**	**-**	**-**	**-**	**(226)**
Operating expenses	-	-	-	-	-	-	-
Pre-provision profit	**(225)**	**(1)**	**-**	**-**	**-**	**-**	**(226)**
Income tax (expense)/benefit and NCI	62	-	-	-	-	-	62
Net profit/(loss)	**(163)**	**(1)**	**-**	**-**	**-**	**-**	**(164)**
Half Year Sept 2023							
Net interest income	38	32	(78)	-	-	-	(8)
Non-interest income	4	-	(25)	-	-	-	(21)
Net operating income	**42**	**32**	**(103)**	**-**	**-**	**-**	**(29)**
Operating expenses	-	-	(132)	-	(126)	(202)	(460)
Pre-provision profit	**42**	**32**	**(235)**	**-**	**(126)**	**(202)**	**(489)**
Income tax (expense)/benefit and NCI	(13)	(9)	59	-	39	62	138
Net profit/(loss)	**29**	**23**	**(176)**	**-**	**(87)**	**(140)**	**(351)**
Half Year March 2023							
Net interest income	(151)	62	-	-	-	-	(89)
Non-interest income	(22)	-	-	243	-	-	221
Net operating income	**(173)**	**62**	**-**	**243**	**-**	**-**	**132**
Operating expenses	-	-	-	-	-	-	-
Pre-provision profit	**(173)**	**62**	**-**	**243**	**-**	**-**	**132**
Income tax (expense)/benefit and NCI	52	(19)	-	13	-	-	46
Net profit/(loss)	**(121)**	**43**	**-**	**256**	**-**	**-**	**178**

10 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

1. GROUP PERFORMANCE

1.5. Review of earnings

1.5.1. Net interest income

	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	Mar 24 - Mar 23
Net interest Income ($m)					
Net interest income	**9,127**	**9,204**	**9,113**	**(1)**	**-**
Core net interest income[a]	8,668	8,702	8,817	-	(2)
Notable Items	(224)	(8)	(89)	large	152
Treasury[a,b]	560	424	305	32	84
Markets[a]	123	86	80	43	54
Average interest earning assets ($m)					
Loans	**726,669**	**709,756**	**699,735**	**2**	**4**
Housing	497,461	488,551	481,538	2	3
Personal	12,085	12,628	13,485	(4)	(10)
Business	217,123	208,577	204,712	4	6
Liquid assets	208,340	213,439	208,467	(2)	-
Other interest-earning assets	30,776	25,310	26,006	22	18
Average interest earning assets	**965,785**	**948,505**	**934,208**	**2**	**3**
NIM (%)					
NIM	1.89%	1.94%	1.96%	(5 bps)	(7 bps)
Core NIM[a]	1.80%	1.83%	1.89%	(3 bps)	(9 bps)
Treasury & Markets impact on NIM[a]	0.14%	0.11%	0.09%	3 bps	5 bps
Notable Items impact on NIM	(0.05%)	-	(0.02%)	(5 bps)	(3 bps)

a. Comparatives have been revised to conform with current period presentation.
b. Treasury net interest income in this table does not align to Section 1.5.7 as it excludes capital benefit.

First Half 2024 – Second Half 2023

Net interest income decreased 1% to $9,127 million. Key drivers included:

- Stable core net interest income with 3 basis points of margin contraction offset by 2% growth in average interest-earning assets;
- Notable Items reduced interest income by $224 million compared to a reduction of $8 million in the prior period; and
- Treasury and Markets income up 34% to $683 million due to stronger performance in the period as Treasury was well positioned for interest rate volatility and Markets grew its customer franchise.

Average interest-earning assets increased by 2% to $965.8 billion, including growth of 4% in business lending and 2% in housing. This more than offset the continued planned run-off in the auto finance book which is included in both Personal and Business loans. Average liquid assets decreased by 2%. Other interest-earning assets rose by 22% due to increased trading securities mainly relating to holdings of reverse repurchase agreements in Markets.

First Half 2024 – First Half 2023

Net interest income of $9,127 million was flat on First Half 2023. Key drivers included:

- Core net interest income down 2% to $8,668 million, due to lower net interest margin which was partly offset by average interest-earning assets growth of 3%;
- Notable Items reduced income by $224 million compared to a reduction of $89 million in the prior corresponding period; and
- Treasury and Markets income up 77% to $683 million due to stronger performance as Treasury was well positioned for interest rate volatility in the half and Markets grew its customer franchise.

Average interest-earning assets increased by 3% to $965.8 billion as a result of growth in average loans of 4%, reflecting growth of 6% in business lending and 3% in housing. This more than offset the continued planned run-off in the auto finance book which is included in both Personal and Business loans. Average liquid assets were flat. Other interest-earning assets rose by 18% due to increased holdings of trading securities mainly relating to holdings of reverse repurchase agreements in Markets.

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION | 11

1.5. Review of earnings (Continued)

1.5.2. Net interest margin

First Half 2024 – Second Half 2023



Net interest margin movement (%)
First Half 2024 – Second Half 2023
NIM down 5bps
1.94
0.11
1.83
(4bps)
(2bps)
0bps
(1bp)
4bps
3bps
(5bps)
1.89
0.09
1.80
Core NIM down 3bps
Notable Items, Treasury & Markets
Core NIM
2H23
Loans
Deposits
Liquid Assets
WSF1
Capital & Other
T&M2
Notable Items
1H24

1. Wholesale Funding Cost.
2. Treasury & Markets contribution.

The NIM decreased by 5 basis points to 1.89%. NIM comprised:

- Core NIM of 1.80%, down 3 basis points with key drivers described below;
- Treasury and Markets contribution of 14 basis points, up 3 basis points primarily due to a higher contribution from favourable positioning for interest rate volatility; and
- Notable Items from unrealised fair value losses for accounting purposes related to economic hedges of term funding detracted 5 basis points compared to nil impact in the prior period.

The 3 basis points decrease in Core NIM was driven by:

- Loan interest spread: 4 basis point decrease from tighter spreads on mortgage lending in Australia, albeit competition eased slightly in the half. Price competition for new and existing customers and stronger growth in lower spread owner-occupied and principal and interest lending was evident. The change in portfolio mix with reductions in higher spread lending average balances reduced margins slightly;
- Deposit interest spread: 2 basis point decrease included the impacts of price competition and some mix shift towards lower spread savings and term deposit products. Earnings on hedged deposits were higher;
- Wholesale funding: 1 basis point decrease from higher wholesale funding costs as spreads on new term wholesale funding were slightly higher than the spreads on maturing facilities; and
- Capital & Other: 4 basis point increase primarily from a rise in earnings on capital balances as a result of higher interest rates.

12 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

1. GROUP PERFORMANCE

1.5. Review of earnings (Continued)

First Half 2024 – First Half 2023



Net interest margin movement (%)
First Half 2024 – First Half 2023
NIM down 7bps
1.96
0.07
1.89
(14bps)
(1bp)
0bps
(2bps)
8bps
5bps
(3bps)
1.89
0.09
1.80
Core NIM down 9bps
Notable Items, Treasury & Markets
Core NIM
1H23
Loans
Deposits
Liquid Assets
WSF1
Capital & Other
T&M2
Notable Items
1H24

1. Wholesale Funding Cost.
2. Treasury & Markets contribution.

The NIM decreased by 7 basis points to 1.89%. NIM comprised:

- Core NIM of 1.80%, down 9 basis points with key drivers described below;
- Treasury and Markets contribution of 14 basis points, up 5 basis points due to a higher contribution from favourable positioning for interest rate volatility; and
- Notable Items from unrealised fair value losses for accounting purposes related to economic hedges of term funding detracted 5 basis points compared to negative 2 basis points in the prior corresponding period.

The 9 basis points decrease in Core NIM was driven by:

- Loan interest spread: 14 basis point decrease from tighter spreads on mortgage lending in Australia and New Zealand due to price competition for new and existing customers, and stronger growth in lower spread owner-occupied and principal and interest lending. Spreads on personal and business lending products were tighter and a change in portfolio mix due to a reduction in higher spread lending average balances reduced margins slightly;
- Wholesale funding: 2 basis point decrease from higher wholesale funding costs as spreads on new term wholesale funding were higher than the spreads on maturing facilities;
- Deposit interest spread: 1 basis point decrease included the impacts of competition and a mix shift towards lower spread savings and term deposit products. Earnings on hedged deposits were higher; and
- Capital & Other: 8 basis point increase primarily a rise in earnings on capital balances as a result of higher interest rates.

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION 13

1.5. Review of earnings (Continued)

1.5.3. Loans

$m	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Australia	**685,810**	**674,422**	**650,639**	**2**	**5**
Housing	495,058	485,474	472,570	2	5
Personal	9,707	9,638	9,728	1	-
Business	181,985	178,965	166,571	2	9
Auto finance (in run-off)[a]	3,054	4,195	5,620	(27)	(46)
Provisions	(3,994)	(3,850)	(3,850)	4	4
New Zealand (A$)	**92,887**	**92,854**	**92,359**	**-**	**1**
New Zealand (NZ$)	**101,175**	**99,711**	**98,623**	**1**	**3**
Housing	67,378	65,757	65,224	2	3
Personal	1,178	1,163	1,192	1	(1)
Business	33,143	33,298	32,748	-	1
Provisions	(524)	(507)	(541)	3	(3)
Other overseas (A$)	**6,142**	**5,978**	**6,933**	**3**	**(11)**
Total loans	**784,839**	**773,254**	**749,931**	**1**	**5**

a. Includes personal and business auto finance loans.

First Half 2024 – Second Half 2023

Loans increased by 1% to $784.8 billion. Lending movements included:

- Growth in Australian housing loans of 2% or 1.0x ADI system to $495.1 billion, mainly in owner occupied mortgages. Improved processing times for mortgage applications and refinancing, more consistency in service and enhanced products, have translated to a better experience for our customers;
- Australian personal lending was $0.1 billion higher;
- Growth in Australian business lending of 2% to $182.0 billion. Business segment loan growth was predominantly in agriculture, diversified industries and third-party equipment finance. WIB segment loan balances remained flat as customers managed facility utilisation;
- Auto finance loans were down $1.1 billion to $3.1 billion due to the decision to exit this business in March 2022;
- Growth in New Zealand lending of 1% in NZ$ terms to $101.2 billion with growth in owner occupied mortgages; and
- Growth in other overseas loan balances of 3% to $6.1 billion. This reflected growth in business loans in the Pacific business from successful execution of the commercial growth strategy in the region.

First Half 2024 – First Half 2023

Loans increased by 5% to $784.8 billion. Lending movements included:

- Growth in Australian housing loans of 5% or 1.0x ADI system to $495.1 billion, mainly in owner occupied mortgages. Improved processing times for mortgage applications and more consistency in service improved the customer experience;
- Australian personal lending was broadly flat;
- Growth in Australian business lending of 9% to $182.0 billion. Loan growth in WIB reflected additional activity with existing customers in the property, non-bank financial and energy & infrastructure sectors and higher utilisation of funding commitments in the non-finance sector. Business segment loan growth was primarily in commercial property, agriculture, diversified industries and third-party equipment finance;
- Auto finance loans were down $2.6 billion to $3.1 billion due to the decision to exit this business in March 2022;
- Growth in New Zealand lending of 3% in NZ$ terms to $101.2 billion with growth in owner occupied mortgages; and
- Contraction in other overseas loan balances of 11% to $6.1 billion. This reflected lower volumes in the US with higher interest rates impacting facility utilisation.

14 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

1. GROUP PERFORMANCE

1.5. Review of earnings (Continued)

1.5.4. Deposits and other borrowings

$m	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023	% Mov't Mar 24 - Sept 23	Mar 24 - Mar 23
Customer deposits					
Australia	**570,488**	**557,781**	**545,090**	2	5
Transactions[a]	98,653	97,950	98,762	1	-
Savings[a]	202,480	195,273	191,490	4	6
Term	148,110	144,220	140,704	3	5
Non-interest bearing[a]	121,245	120,338	114,134	1	6
New Zealand (A$)	**72,378**	**74,297**	**74,703**	**(3)**	**(3)**
New Zealand (NZ$)	**78,837**	**79,783**	**79,769**	**(1)**	**(1)**
Transactions	9,737	9,373	10,090	4	(3)
Savings	19,904	19,929	20,230	-	(2)
Term	37,685	38,472	36,367	(2)	4
Non-interest bearing	11,511	12,009	13,082	(4)	(12)
Other overseas (A$)	**8,080**	**8,873**	**7,792**	**(9)**	**4**
Total customer deposits	**650,946**	**640,951**	**627,585**	**2**	**4**
Certificates of deposit	**51,280**	**47,217**	**48,767**	**9**	**5**
Australia	35,727	32,947	32,227	8	11
New Zealand (A$)	2,414	2,247	2,618	7	(8)
Other overseas (A$)	13,139	12,023	13,922	9	(6)
Total deposits and other borrowings	**702,226**	**688,168**	**676,352**	**2**	**4**

a. Comparatives have been revised to conform with current period presentation.

First Half 2024 – Second Half 2023

Customer deposits grew by 2% to $650.9 billion and comprised the following movements:

- Australian deposits grew 2% to $570.5 billion from growth in the Consumer segment, mainly in savings and term deposit products. Non-interest bearing deposits increased 1% to $121.2 billion, due to an increase in mortgage offset balances, reflecting customer preference for variable rate mortgages;
- New Zealand deposits reduced 1% in NZ$ terms to $78.8 billion, reflecting lower institutional term deposits; and
- Decrease in other overseas deposits of 9% to $8.1 billion, mostly in Institutional due to lower offshore term deposits.

The deposit to loan ratio remained at 82.9% at 31 March 2024.

First Half 2024 – First Half 2023

Customer deposits grew by 4% to $650.9 billion. Growth comprised the following movements:

- Australian deposits were up 5% to $570.5 billion with growth in the Consumer segment, mainly in savings and term deposit products. Non-interest bearing deposits were up 6% to $121.2 billion, due to an increase in mortgage offset balances, reflecting higher proportion of variable rate mortgages;
- New Zealand deposits reduced 1% in NZ$ terms to $78.8 billion driven by reductions in non-interest bearing products which more than offset growth in term deposits, resulting in a composition shift; and
- Other overseas deposits were up 4% to $8.1 billion, primarily in WIB from higher volumes of offshore term deposits reflecting a higher interest rate environment and increased client activity.

The deposit to loan ratio of 82.9% reduced slightly from 83.7% at 31 March 2023, as loan growth outpaced deposit growth over the last 12 months.

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION | 15

1.5. Review of earnings (Continued)

1.5.5. Loan and deposits market share and system multiple metrics

	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023
Market Share			
Australia			
ADI System (APRA)			
Housing credit	21%	21%	21%
Personal credit cards	21%	21%	21%
Business credit[a]	15%	15%	15%
Household deposits	21%	21%	20%
Business deposits[b]	18%	18%	18%
Financial system (Reserve Bank of Australia (RBA))			
Housing credit	21%	21%	20%
Business credit[c]	14%	15%	15%
Retail and business deposits[d]	19%	19%	19%
New Zealand (Reserve Bank of New Zealand (RBNZ))[e]			
Consumer lending	18%	18%	18%
Business lending	16%	16%	16%
Deposits	18%	18%	18%

	Half Year March 2024	Half Year Sept 2023	Half Year March 2023
System Multiples			
Australia			
ADI System (APRA)			
Housing credit	1.0	1.2	0.5
Personal credit cards	1.0	0.5	0.5
Business credit[a,f]	0.4	1.4	n/a
Household deposits	1.1	1.3	1.3
Business deposits[b,f]	1.2	n/a	n/a
Financial system (RBA)			
Housing credit	1.0	1.4	0.6
Business credit[c]	0.1	1.1	-
Retail and business deposits[d]	0.8	0.8	0.4
New Zealand (RBNZ)[e]			
Consumer lending	1.3	0.3	1.2
Business lending[f]	n/a	2.5	n/a
Deposits[f]	n/a	n/a	5.9

a. Westpac Group's business credit growth rate and multiples are based on ADI System published by APRA in the Monthly ADI statistics, inclusive of Westpac Institutional Bank. Business credit includes loans with Non-Financial businesses and community service organisations.

b. Westpac Group's business deposit growth rate and multiples are based on ADI System as published in the Monthly ADI statistics by APRA, inclusive of Westpac Institutional Bank. Business deposits include deposits from Non-Financial businesses and Community service organisations.

c. Westpac Group's business credit growth rate and multiples are based on Financial System as published in the RBA Lending and Credit Aggregates, inclusive of Westpac Institutional Bank. Business credit includes loans with Non-financial businesses, Community service organisations, and select Financial Institutions.

d. Retail and business deposits include deposits from households, non-financial businesses, and select financial institutions as defined in the RBA Monetary Aggregates.

e. New Zealand comprises New Zealand banking operations.

f. n/a indicates that system growth and/or Westpac growth was negative.

16 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

1. GROUP PERFORMANCE

1.5. Review of earnings (Continued)

1.5.6. Non-interest income

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Net fee income	842	818	827	3	2
Net wealth management income	218	215	347	1	(37)
Trading income	363	330	387	10	(6)
Other income	40	75	329	(47)	(88)
Total non-interest income	**1,463**	**1,438**	**1,890**	**2**	**(23)**

Non-interest income is composed of:

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Non-interest income (Ex Notable Items and Businesses sold)					
Net fee income	842	818	827	3	2
Net wealth management income	218	225	232	(3)	(6)
Trading income	365	341	409	7	(11)
Other income	40	75	61	(47)	(34)
Total non-interest income (Ex Notable Items and Businesses sold)	**1,465**	**1,459**	**1,529**	**-**	**(4)**
Notable Items					
Net fee income	-	-	-	-	-
Net wealth management income	-	(10)	-	(100)	-
Trading income	(2)	(11)	(22)	(82)	(91)
Other income	-	-	243	-	(100)
Total non-interest income - Notable Items	**(2)**	**(21)**	**221**	**(90)**	**large**
Businesses sold					
Net wealth management income	-	-	115	-	(100)
Other income	-	-	25	-	(100)
Total non-interest income - Businesses sold	**-**	**-**	**140**	**-**	**(100)**
Total non-interest income	**1,463**	**1,438**	**1,890**	**2**	**(23)**

First Half 2024 – Second Half 2023

Non-interest income increased by 2% to $1,463 million. Excluding Notable Items, non-interest income remained flat at $1,465 million.

Net fee income

Net fee income increased by 3% to $842 million with the largest contributor higher Institutional lending fees from increased underwriting activity and fee income from higher average balances.

Net wealth management income

Net wealth management income decreased by 3% to $218 million with higher funds under administration more than offset by lower revenue margin.

Trading income

Trading income increased by 10% to $363 million. Excluding Notable Items, trading income increased by 7% to $365 million due to higher income from foreign exchange trading which was assisted by volatility in foreign exchange rates.

Other income

Other income decreased by 47% to $40 million mainly from lower fair value gains on commodities trades, with Second Half 2023 experiencing higher levels of price volatility.

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 17 1.5. Review of earnings (Continued) First Half 2024 – First Half 2023 Non-interest income declined by 23% to $1,463 million. Excluding Notable Items and the impact of businesses sold, non-interest income decreased by 4% to $1,465 million. Net fee income Net fee income increased by 2% to $842 million. Key movements included: • Higher Institutional lending fees of $39 million primarily from higher average balances, underwriting fees, guarantee fees and undrawn line facility fees; • Lower auto finance fees of $5 million reflecting the sale of this business and the continued run-off in loan balances; • Lower Australian cards income of $10 million, including costs associated with higher travel insurance premiums; and • Lower merchants income of $6 million, reflecting a reduction in spend and transaction volumes. Net wealth management income Net wealth management income decreased by 37% to $218 million primarily due to Notable Items and impact of businesses sold in the prior corresponding period. Excluding these impacts, net wealth management income decreased 6% with higher funds under administration more than offset by lower revenue margin. Trading income Trading income decreased by 6% to $363 million. Excluding Notable Items, trading income decreased by 11% to $365 million. Movements in the period included: • Derivative valuation adjustments (DVA) reduced income by $3 million primarily from narrowing funding spreads, compared to income of $57 million in the prior corresponding period which also included the benefit of a provision release; and • Foreign exchange income benefited from higher rate volatility. Other income Other income of $40 million was 88% lower due to the $243 million gain on sale of Advance Asset Management Limited (AAML) in the prior corresponding period. Excluding Notable Items and the impact of businesses sold, other income was down 34% mainly from lower fair value gains on commodities trades compared to First Half 2023. Businesses sold No businesses were sold in First Half 2024. Past contribution to revenue from businesses sold totalled $140 million in First Half 2023. This related to AAML and BT's Superannuation business prior to their exit in 2023.

18 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

1. GROUP PERFORMANCE

1.5. Review of earnings (Continued)

1.5.7. Markets related income[1]

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Net interest income	123	86	80	43	54
Non-interest income	367	413	445	(11)	(18)
Markets income	**490**	**499**	**525**	**(2)**	**(7)**
Sales and risk management income	502	495	473	1	6
Derivative valuation adjustment	(12)	4	52	large	large
Markets income	**490**	**499**	**525**	**(2)**	**(7)**

Markets income comprises sales and risk management revenue derived from the creation, pricing and distribution of risk management products to the Group's customers. Dedicated relationship specialists provide product solutions to these customers to help manage their interest rate, foreign exchange, commodity, credit and structured products exposures.

First Half 2024 – Second Half 2023

Markets income decreased by 2% to $490 million.

Sales and risk management income increased by 1% to $502 million. This was largely driven by higher customer sales volumes and effective risk management in interest rate products. This was partly offset by lower FX related income largely driven by seasonality.

DVA had a negative impact of $12 million compared to a $4 million positive contribution in the prior period. This was primarily driven by the impact of narrowing funding spreads in First Half 2024.

First Half 2024 – First Half 2023

Markets income decreased by 7% to $490 million.

Sales and risk management income increased by 6% to $502 million. This was largely driven by higher customer sales volumes and effective risk management in interest rate products.

DVA had a negative impact of $12 million compared to a $52 million positive contribution in the prior corresponding period. This was largely due a non-repeat of the credit market rally in First Half 2023 and the impact of narrowing funding spreads in First Half 2024.

1. Markets income includes WIB, Business and Wealth and Westpac New Zealand markets.

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION 19

1.5. Review of earnings (Continued)

1.5.8. Operating expenses

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	Mar 24 - Mar 23
Staff expenses	(2,931)	(3,206)	(2,892)	(9)	1
Occupancy expenses	(352)	(414)	(372)	(15)	(5)
Technology expenses	(1,373)	(1,248)	(1,054)	10	30
Other expenses	(739)	(836)	(670)	(12)	10
Total operating expenses	**(5,395)**	**(5,704)**	**(4,988)**	**(5)**	**8**
Excluding Notable Items					
Staff expenses	(2,931)	(2,971)	(2,892)	(1)	1
Occupancy expenses	(352)	(350)	(372)	1	(5)
Technology expenses	(1,373)	(1,215)	(1,054)	13	30
Other expenses	(739)	(708)	(670)	4	10
Total operating expenses excluding Notable Items	**(5,395)**	**(5,244)**	**(4,988)**	**3**	**8**
Operating expenses - Businesses sold	**-**	**28**	**18**	**(100)**	**(100)**
Operating expenses excluding Notable Items and Business sold	**(5,395)**	**(5,272)**	**(5,006)**	**2**	**8**

Full Time Equivalent (FTE) employees

Number of FTE	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023	% Mov't Mar 24 - Sept 23	Mar 24 - Mar 23
Permanent employees	33,395	33,664	34,749	(1)	(4)
Temporary employees	1,953	2,482	3,754	(21)	(48)
FTE	**35,348**	**36,146**	**38,503**	**(2)**	**(8)**
Average FTE	**35,337**	**37,185**	**37,821**	**(5)**	**(7)**

First Half 2024 – Second Half 2023

Total operating expenses decreased 5% to $5,395 million.

Excluding Notable Items and businesses sold, operating expenses increased 2% to $5,395 million, reflecting higher software amortisation and third-party technology vendor costs which more than offset lower staff expenses. The expense to income ratio excluding Notable Items was 49.9%, up from 49.1%.

Staff expenses decreased by 9% to $2,931 million. Excluding Notable Items, staff expenses decreased by 1%, due to lower average FTE which decreased by 5% reflecting continued Cost Reset actions. This was partly offset by higher average wages and salaries. Superannuation expenses were higher due to the 0.5% increase in the super guarantee rate from July 2023.

Occupancy expenses decreased by 15% to $352 million. Excluding Notable Items, occupancy expenses increased by 1% to $352 million.

Technology expenses increased 10% to $1,373 million. Excluding Notable Items, technology expenses were 13% higher due to increased software maintenance and license costs and higher third-party vendor costs. Software amortisation was $71 million higher following the completion of major projects.

Other expenses decreased 12% to $739 million. Excluding Notable Items, other expenses increased 4% due to a $32 million impairment of RAMS' intangible assets.

Businesses sold provided a $28 million benefit in Second Half 2023 due to reimbursement of costs related to the BT Superannuation Fund Successor Fund Transfer (SFT).

20 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

1. GROUP PERFORMANCE

1.5. Review of earnings (Continued)

First Half 2024 – First Half 2023

Total operating expenses increased 8% to $5,395 million. The increase mainly reflects persistent inflationary pressures on third-party vendor services and higher software amortisation. The expense to income ratio excluding Notable Items was 49.9%, up from 45.9%.

Staff expenses increased 1% to $2,931 million. Higher average wages and salaries, including variable reward more than offset a decline in average FTE of 7%, including the impact of businesses sold, and continued benefits of Cost Reset actions.

Occupancy expenses decreased by 5% to $352 million. This reflects the reduction of the Group's corporate and branch footprint, including the reduction in corporate office space by 12%, the closure of 29 branches and the establishment of 53 co-locations.

Technology expenses increased 30% to $1,373 million with a $192 million increase in software amortisation related to the completion of major growth and productivity investments. Software maintenance and license costs were higher due to greater business demand and inflation contributed to higher third-party vendor costs.

Other expenses increased 10% to $739 million due to higher non-lending losses and a $32 million impairment of RAMS' intangible assets.

Businesses sold provided an $18 million benefit in First Half 2023 due to reimbursement of certain wealth management costs.

Investment spend

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	Mar 24 - Mar 23
Expensed	414	529	287	(22)	44
Capitalised software, fixed assets and prepayments	322	525	581	(39)	(45)
Total	**736**	**1,054**	**868**	**(30)**	**(15)**
Risk and regulatory	492	658	536	(25)	(8)
Growth and productivity	244	396	332	(38)	(27)
Total	**736**	**1,054**	**868**	**(30)**	**(15)**

Total investment spend of $736 million was 15% lower than the prior corresponding period. The decline reflects the completion of several large programs in 2023 and the focus in First Half 2024 on the planning phase for the technology simplification program, UNITE. Seasonality is also a factor in the 30% decline relative to the prior period.

Of the investment spend, 56% was expensed in the First Half 2024 compared to 50% in the prior period and 33% in the prior corresponding period.

Growth and productivity initiatives accounted for 33% of investment spend and 67% remained focused on risk and regulatory agenda initiatives.

Growth and productivity investments included:

- Rollout of new features in the Westpac App;
- Launched EFTPOS Flex, a high-speed, cost-effective merchant terminal that integrates with more than 550 point of sale systems, including self-serve checkouts and kiosks;
- EFTPOS Air enhancements;
- PayTo rolled out to large corporate and institutional clients offering secure, real-time payments direct from their customers' bank accounts;
- Continued development of the corporate cash management platform;
- Commencing development of the integrated business lending origination platform; and
- Commencement of the technology simplification program, UNITE.

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION | 21

1.5. Review of earnings (Continued)

Risk and regulatory investments included:

- Completion of all the CORE Integrated Plan activities. Westpac is now in a transition phase, which is focused on ensuring the sustainability of changes we have made to strengthen risk management and risk culture across the Group;
- Expansion of scam protection through:
  - Launch of Westpac SaferPay, an innovation using artificial intelligence to alert customers to potential scams through a series of questions presented for new payments detected to have high scam risk; and
  - Scam education messages displayed when creating or amending payee information and payment limits.
- Processing of incoming international payments for Westpac customers via the New Payments Platform (NPP) enabling faster transfers between accounts and compliance with industry standards;
- Maintaining NPP Australia scheme compliance and improving payments resilience, stability, and risk; and
- Continued simplification of our data environment to reduce risk and provide consistent high-quality data for consumption.

Capitalised software

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Balance as at beginning of period	**2,797**	**2,632**	**2,264**	**6**	**24**
Total additions	329	546	595	(40)	(45)
Amortisation expense	(442)	(371)	(250)	19	77
Impairment expense	(19)	(8)	-	138	-
Foreign exchange movements and other adjustments	(7)	(2)	23	large	large
Balance as at end of period	**2,658**	**2,797**	**2,632**	**(5)**	**1**
Average amortisation period (years)	**3.2**	**3.5**	**4.5**	**(0.3) years**	**(1.3) years**

Capitalised software increased by 1% on the prior corresponding period and declined 5% on September 2023 to $2,658 million. Amortisation increased due to the completion of key projects such as One Banking Platform and investment to comply with the RBNZ's outsourcing policy, BS11. Additions included ongoing investment in our payments and data infrastructure. The average amortisation period reduced by 1.3 years to 3.2 years from First Half 2023 and 0.3 years from Second Half 2023 as key projects began to amortise.

22 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

1. GROUP PERFORMANCE

1.5. Review of earnings (Continued)

1.5.9. Credit impairment charges

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Individually assessed provisions (IAPs)					
New IAPs	(213)	(121)	(76)	76	180
Write-backs	30	41	86	(27)	(65)
Recoveries	90	63	128	43	(30)
Total IAPs, write-backs and recoveries	**(93)**	**(17)**	**138**	**large**	**large**
Collectively assessed provisions (CAPs)					
Write-offs	(211)	(222)	(218)	(5)	(3)
Other changes in CAPs	(58)	(19)	(310)	large	(81)
Total CAPs	**(269)**	**(241)**	**(528)**	**12**	**(49)**
Total credit impairment (charges)/benefits	**(362)**	**(258)**	**(390)**	**40**	**(7)**
Impairment charges/(benefits) to average loans	**9 bps**	**7 bps**	**10 bps**	**2 bps**	**(1 bps)**
Net write-offs to average gross loans	**5 bps**	**5 bps**	**4 bps**	**-**	**1 bps**

First Half 2024 – Second Half 2023

The credit impairment charge of $362 million represents 9 basis points of average loans, up from 7 basis points. The increase in the impairment charge was driven by a higher new IAP charge of $213 million and a 12% increase in the CAP charge.

The CAP charge of $269 million comprised other changes in CAP of $58 million and write-offs of $211 million mainly in consumer lending. The other changes in CAP charge included:

- An increase in mortgage delinquencies from 0.81% to 1.00%;
- Less favourable outlook for interest rates and commercial property prices;
- A decrease in overlays of $172 million driven by the partial release of mortgage portfolio and construction industry overlays; and
- A reduction in the downside scenario weight of 2.5% reflecting a modest reduction in macroeconomic uncertainty.

The IAP charge of $93 million comprised:

- New IAPs of $213 million, mostly in the wholesale & retail trade, including one impaired exposure greater than $50 million, and manufacturing sectors;
- Recoveries of $90 million, mostly in credit card and personal loan portfolios; and
- Write-backs of $30 million.

First Half 2024 – First Half 2023

The credit impairment charge of $362 million represents 9 basis points of average loans, down from 10 basis points. The reduction in the impairment charge was due to a 49% lower CAP charge which was partly offset by higher new IAPs of $213 million.

1.5.10. Income tax expense

First Half 2024 – Second Half 2023

The effective tax rate of 30.9% in First Half 2024 was lower than the Second Half 2023 effective tax rate of 31.7%. The key driver for the decrease was the reduction in expenses that are not deductible for tax purposes.

First Half 2024 – First Half 2023

The effective tax rate of 30.9% in First Half 2024 was higher than the effective tax rate of 28.8% in First Half 2023 due to the sale of Advance Asset Management Limited in First Half 2023, which resulted in an accounting gain, but a loss for tax purposes.

The effective tax rate is above the Australian corporate tax rate of 30%.

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION | 23

1.6. Credit quality

Credit quality key metrics

	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023
Stressed exposures by credit grade as a % of TCE:			
Impaired	0.12%	0.11%	0.12%
Non-performing, 90+ days past due	0.46%	0.39%	0.32%
Non-performing, less than 90 days past due	0.24%	0.22%	0.23%
Watchlist and substandard	0.54%	0.54%	0.43%
Total stressed exposures	**1.36%**	**1.26%**	**1.10%**
Gross impaired exposures to TCE for business and institutional:			
Business Australia	0.47%	0.44%	0.53%
Business New Zealand	0.38%	0.12%	0.20%
Institutional	0.03%	0.02%	0.03%
Mortgage 90+ day delinquencies:			
Group	1.00%	0.81%	0.68%
Australia	1.06%	0.86%	0.73%
New Zealand	0.47%	0.33%	0.29%
Other consumer loans 90+ day delinquencies:			
Group	1.40%	1.28%	1.54%
Australia	1.45%	1.32%	1.58%
New Zealand	0.96%	0.92%	1.13%
Other:			
Gross impaired exposures to gross loans	0.19%	0.17%	0.20%
Gross impaired exposure provisions to gross impaired exposures	46.60%	43.47%	42.80%
Total provisions to gross loans	65 bps	63 bps	65 bps
Collectively assessed provisions to credit risk weighted assets	138 bps	135 bps	133 bps
Total provisions to credit risk weighted assets	151 bps	145 bps	145 bps

Movement in gross impaired exposures

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	Mar 24 - Mar 23
Balance as at beginning of period	**1,302**	**1,521**	**1,514**	**(14)**	**(14)**
New and increased - individually managed	284	193	174	47	63
Write-offs	(277)	(330)	(271)	(16)	2
Returned to performing or repaid	(122)	(167)	(282)	(27)	(57)
Portfolio managed - new/increased/ returned/repaid	318	83	385	large	(17)
Exchange rate and other adjustments	(5)	2	1	large	large
Balance as at end of period	**1,500**	**1,302**	**1,521**	**15**	**(1)**

24 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS 1. GROUP PERFORMANCE 1.6. Credit quality (Continued) First Half 2024 – Second Half 2023 Stressed exposures as a percentage of total committed exposures increased by 10 basis points to 1.36%. The composition and drivers of stressed exposures were: • Impaired exposures of 12 basis points: a 1 basis point increase reflecting higher impaired exposures in Business in Australian and New Zealand and Institutional; • Non-performing, 90+ days past due and not impaired exposures of 46 basis points: a 7 basis point increase reflecting higher mortgage 90+ day delinquencies; • Non-performing not 90 days past due and not impaired exposures of 24 basis points: a small 2 basis point increase since 30 September 2023, mostly within Australian Business; and • Watchlist and substandard exposures of 54 basis points: no change compared to 30 September 2023. Gross impaired exposures to gross loans were 2 basis points higher at 0.19%, driven by higher impaired exposures in Business in Australia and New Zealand and Institutional. The provision coverage of the impaired portfolio was 47%, up from 43% at 30 September 2023, reflecting a higher than average level of coverage on a number of counterparties that became impaired during First Half 2024. Impaired exposures have an appropriate level of provision cover. Portfolio segments First Half 2024 – Second Half 2023 Stressed exposures in WIB increased by 5 basis points to 0.63%, driven by downgrades in the wholesale & retail trade sector. Impaired exposures to TCE remained low at 0.05%. Australian business stressed exposure increased by 6 basis points to 5.01% of TCE, driven by downgrades in the wholesale & retail trade sector. Impaired exposures to TCE increased 3 basis points to 0.47% with deterioration in the wholesale & retail trade sector. Australian mortgage 90+ day delinquencies increased 20 basis points to 1.06% due to elevated interest rates and cost of living pressures. Hardship increased by 34 basis points to 1.05% as customers requested additional assistance. Properties in possession were 190, a reduction of 20 compared to 30 September 2023, reflecting increased turnover and price momentum in the residential property market. Australian other consumer 90+ day delinquencies increased 13 basis points to 1.45% driven by cost of living pressures impacting the cards and personal loans portfolios. In New Zealand, stressed exposure to TCE increased by 6 basis points to 1.55%, mostly driven by a 6 basis point increase in impaired exposures to 0.12%, mostly in the manufacturing sector. New Zealand mortgage 90+ day delinquencies were up 14 basis points to 0.47%. The increase reflected the impact of cost of living pressures. Other consumer 90+ day delinquencies increased 4 basis points to 0.96%. The number of hardship cases has remained stable over the period.

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION | 25

1.6. Credit quality (Continued)

Provisioning First Half 2024 – Second Half 2023

$m	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023	% Mov't Mar 24 - Sept 23	Mar 24 - Mar 23
Provision for expected credit losses (ECL) on loans and credit commitments					
Collectively assessed provisions					
Modelled provision	4,400	4,147	3,810	6	15
Overlays	260	432	720	(40)	(64)
Total collectively assessed provisions	**4,660**	**4,579**	**4,530**	**2**	**3**
Individually assessed provisions	461	351	382	31	21
Total provision for ECL on loans and credit commitments	**5,121**	**4,930**	**4,912**	**4**	**4**
Provision for ECL on debt securities at amortised cost	8	6	6	33	33
Provision for ECL on debt securities at FVOCI[a]	6	5	5	20	20
Total provision for ECL	**5,135**	**4,941**	**4,923**	**4**	**4**

a. FVOCI represents fair value through other comprehensive income.

Total provisions increased 4% to $5,135 million. The increase was driven by higher CAP and IAP.

The increase in modelled CAP of $253 million was driven by:

- An increase in mortgage 90+ day delinquencies; and
- Less favourable outlook for interest rates and commercial property prices.

This was partly offset by a decrease in the downside scenario weight of 2.5% reflecting a modest reduction in macroeconomic uncertainty.

There was a $172 million decrease in overlays as the expected risk did not materialise or is now reflected in modelled outcomes. The reduction reflects partial release of mortgage portfolio and construction industry overlays.

The increase in IAP of $110 million was predominately driven by new IAPs in the wholesale & retail trade and manufacturing sectors.

The economic scenario weights, which underpin the provisions for expected credit losses, were updated in First Half 2024. The 2.5% decrease in the downside scenario weight to 42.5% reflects a modest reduction in macroeconomic uncertainty.

Scenario weightings (%)	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023
Upside	5.0	5.0	5.0
Base	52.5	50.0	50.0
Downside	42.5	45.0	45.0

26 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

1. GROUP PERFORMANCE

1.7. Balance sheet and funding

1.7.1. Balance sheet

$m	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023	% Mov't Mar 24 - Sept 23	Mar 24 - Mar 23
Assets					
Loans	**784,839**	**773,254**	**749,931**	**1**	**5**
Housing	557,263	547,074	534,021	2	4
Personal	11,951	12,379	13,151	(3)	(9)
Business	220,207	218,234	207,229	1	6
Provision for expected credit losses	(4,582)	(4,433)	(4,470)	3	3
Liquid assets	201,364	196,720	210,463	2	(4)
All other assets	66,458	59,800	58,714	11	13
Total assets	**1,052,661**	**1,029,774**	**1,019,108**	**2**	**3**
Liabilities					
Customer deposits	**650,946**	**640,951**	**627,585**	**2**	**4**
Transactions[a]	108,442	107,468	109,244	1	(1)
Savings[a]	221,743	214,834	211,450	3	5
Term	187,625	185,770	179,166	1	5
Non-interest bearing[a]	133,136	132,879	127,725	-	4
Certificates of deposit	51,280	47,217	48,767	9	5
Debt issues	159,781	156,573	148,952	2	7
Term funding from central banks	12,507	16,586	34,523	(25)	(64)
Loan capital	37,280	33,176	31,025	12	20
All other liabilities	68,307	62,732	55,588	9	23
Total liabilities	**980,101**	**957,235**	**946,440**	**2**	**4**
Equity					
Total equity attributable to owners of WBC	72,522	72,495	72,624	-	-
Non-controlling interest	38	44	44	(14)	(14)
Total equity	**72,560**	**72,539**	**72,668**	**-**	**-**

a. Comparatives have been revised to conform with current period presentation.

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION | 27

1.7. Balance sheet and funding (Continued)

1.7.2. Funding and liquidity risk management

Liquidity risk is the risk that the Group will be unable to fund assets and meet obligations as they become due. This risk is inherent for all banks as intermediaries between depositors and borrowers. The Group has a Liquidity Risk Management Framework which seeks to ensure we meet our cash flow obligations under a wide range of market conditions and scenarios, as well as meeting the requirements of the LCR and NSFR.

The Group's Liquidity Risk Management Framework is approved by the Board and sets out the funding and liquidity risk appetite. It also determines the roles and responsibilities of key people managing funding and liquidity risk, risk reporting and control processes. In addition, it sets out the limits and targets used to manage Westpac's balance sheet, including wholesale funding limits, liquidity risk limits and stress testing.

Westpac maintained a strong liquidity position and conservative funding profile, with key ratios and metrics comfortably above minimum requirements. In March and April 2024, the credit ratings for some term funding and capital instruments were upgraded by key ratings agencies, reflecting the Group's low risk profile.

LCR[1]

$m	Quarter March 2024	Quarter Sept 2023	Quarter March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
High Quality Liquid Assets (HQLA)	181,530	181,882	186,480	-	(3)
Total LCR liquid assets	**181,530**	**181,882**	**186,480**	**-**	**(3)**
Cash outflows in a modelled 30-day APRA defined stressed scenario					
Customer deposits	95,017	95,008	96,839	-	(2)
Wholesale funding	13,521	11,249	14,990	20	(10)
Other flows[a]	28,570	29,943	25,807	(5)	11
Total	**137,108**	**136,200**	**137,636**	**1**	**-**
LCR	**132%**	**134%**	**135%**	**(114 bps)**	**(309 bps)**

a. Other flows include credit and liquidity facilities, collateral outflows, inflows from customers and TFF maturities.

The LCR is designed to enhance banks' short-term resilience, by measuring the level of HQLA, as defined, held against its liquidity needs for a 30 calendar day period under a regulator-defined stress scenario.

Westpac's average LCR for the quarter ended 31 March 2024 was 132%, a small decrease compared to the quarter ended 30 September 2023. It remains well above the regulatory minimum of 100%. The decrease in the ratio largely reflects the impact of TFF maturities, as remaining TFF maturities move into the LCR maturity windows.

Westpac held an average of $182 billion in HQLA in the March 2024 quarter, which includes approximately $44 billion in HQLA above the 100% LCR minimum. The Group's portfolio of HQLA provides a buffer against periods of liquidity stress, as well as meeting regulatory requirements. HQLA include cash, deposits with central banks, government and semi-government securities, and are recognised in the LCR calculation at market value.

Westpac uses derivatives to hedge the interest rate risk of the liquid asset portfolio and reduce exposure to changes in fair value. Changes in the fair value of liquid assets are recognised in Other Comprehensive Income through the relevant equity reserve.

The Group also has access to non-HQLA and other assets that are eligible for re-purchase with a central bank under certain conditions and provide a source of additional liquidity for the Group. These assets include private securities and self-originated AAA-rated mortgage-backed securities.

1. Reported balances are quarterly averages.

28 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

1. GROUP PERFORMANCE

1.7. Balance sheet and funding (Continued)

NSFR

$m	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023	% Mov't Mar 24 - Sept 23	Mar 24 - Mar 23
Available stable funding	720,483	707,893	701,432	2	3
Required stable funding	632,775	615,341	589,569	3	7
Net stable funding ratio	**114%**	**115%**	**119%**	**(118 bps)**	**large**

The NSFR is designed to encourage banks' longer-term funding resilience. To comply, banks are required to maintain an NSFR of at least 100% at all times. Westpac's NSFR was 114% at 31 March 2024, well above the 100% minimum.

The ratio was down from 115% at 30 September 2023, reflecting:

- An increase in required stable funding due to TFF maturities, as mortgages backing those facilities are no longer used as collateral for the TFF and require more stable funding;
- The impact of regulatory changes to APS 112 Capital Adequacy, which resulted in a higher stable funding requirement for certain mortgages; and
- Growth in lending.

These factors were also the main driver of the reduction in the NSFR compared to 31 March 2023. There has been little change in the Group's liquidity risk or structural term profile.

Funding

The Group monitors the composition and stability of its funding to comply with its funding risk appetite and regulatory requirements of both the LCR and NSFR. During the First Half 2024, the Group maintained a conservative funding profile, and took advantage of favourable credit market conditions.

Funding by residual maturity

	As at 31 March 2024		As at 30 Sept 2023		As at 31 March 2023	
	$m	Ratio %	$m	Ratio %	$m	Ratio %
Customer deposits	**650,946**	**65.9**	**640,951**	**66.0**	**627,585**	**65.0**
Wholesale funding						
Short term	80,289	8.1	79,181	8.1	78,430	8.1
Long term - less than or equal to one year residual maturity	37,876	3.8	40,607	4.2	44,431	4.6
Long term - more than one year residual maturity	140,164	14.2	133,979	13.8	139,964	14.5
Securitisation	6,097	0.7	4,298	0.4	4,342	0.4
Total wholesale funding	**264,426**	**26.8**	**258,065**	**26.5**	**267,167**	**27.6**
Equity[a]	**72,407**	**7.3**	**72,543**	**7.5**	**71,759**	**7.4**
Total funding	**987,779**	**100.0**	**971,559**	**100.0**	**966,511**	**100.0**

a. Includes total share capital, share-based payment reserve and retained profits.

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 29 1.7. Balance sheet and funding (Continued) Long term wholesale funding Long term funding with a residual maturity greater than 12 months made up 14.2% of total funding at 31 March 2024, up from 13.8% at 30 September 2023, as the Group took advantage of favourable credit market conditions. Funding from securitisation accounted for a further 0.7% of total funding, an increase compared to 0.4% at 30 September 2023, reflecting the $2.25 billion transaction issued in February 2024. In total, the Group raised $19.8 billion of long-term wholesale funding in the First Half 2024. Leveraging the scale and diversity of its wholesale funding franchise, new issuance included senior and covered bonds, RMBS and capital securities, in a range of tenors and currencies. Westpac New Zealand Limited contributed $2.3 billion to the Group’s term issuance in the half. Tier 2 capital securities issued by the Australian parent entity made up $2.7 billion of term funding in the half. Short term wholesale funding Wholesale funding with a residual maturity less than 12 months accounted for 8.1% of total funding at 31 March 2024, unchanged from 30 September 2023. Long term funding where the residual maturity is less than one year, reduced to 3.8% at 31 March 2024, from 4.2% at 30 September 2023. The short term wholesale funding portfolio, including long-term funding with a residual maturity of less than one year, had a weighted average maturity of 155 days, up from 149 days at 30 September 2023. Deposit to loan ratio As at 31 March 2024 As at 30 Sept 2023 As at 31 March 2023 $m Ratio % $m Ratio % $m Ratio % Customer deposits 650,946 640,951 627,585 Loans 784,839 82.94 773,254 82.89 749,931 83.69 Customer deposits Customer deposits accounted for 65.9% of the total funding at 31 March 2024, compared to 66.0% at 30 September 2023. Over the half, customer deposits grew strongly, up $10.0 billion or 1.6%. While this was exceeded by loan growth of $11.6 billion, loans grew at 1.5% and this resulted in the deposit to loan ratio remaining stable at 82.9%. Equity Funding from equity made up 7.3% of total funding at 31 March 2024, compared to 7.5% at 30 September 2023. This reflects the impact of the on market share buyback conducted during First Half 2024.

30 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

1. GROUP PERFORMANCE

1.8. Capital and dividends

	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023	% Mov't Mar 24 - Sept 23	Mar 24 - Mar 23
Level 2 regulatory capital structure					
Common equity Tier 1 (CET1) capital after deductions ($m)	55,764	55,885	55,644	-	-
Risk weighted assets (RWA) ($m)	444,417	451,418	452,946	(2)	(2)
CET1 capital ratio	**12.55%**	**12.38%**	**12.28%**	**17 bps**	**27 bps**
Additional Tier 1 capital ratio	2.46%	2.21%	2.20%	25 bps	26 bps
Tier 1 capital ratio	**15.01%**	**14.59%**	**14.48%**	**42 bps**	**53 bps**
Tier 2 capital ratio	6.42%	5.86%	5.27%	56 bps	115 bps
Total regulatory capital ratio	**21.43%**	**20.45%**	**19.75%**	**98 bps**	**168 bps**
APRA leverage ratio	**5.49%**	**5.50%**	**5.46%**	**(1 bps)**	**3 bps**
Level 1 regulatory capital structure					
CET1 capital after deductions ($m)	51,999	52,273	52,021	(1)	-
Risk weighted assets ($m)	406,397	414,293	416,254	(2)	(2)
Level 1 CET1 capital ratio	12.80%	12.62%	12.50%	18 bps	30 bps

Capital management strategy

Westpac's capital management strategy is reviewed on an ongoing basis and annually through an Internal Capital Adequacy Assessment Process. Key considerations include:

- Regulatory capital minimums together with the capital conservation buffer and countercyclical capital buffer are the Total CET1 Requirement. The Total CET1 Requirement for domestic systemically important banks (D-SIBs), including Westpac, is at least 10.25%;[1]
- Strategy, business mix and operations and contingency plans;
- Perspectives of external stakeholders including rating agencies as well as equity and debt investors; and
- A stress testing framework that challenges the capital measures, coverage and capital requirements including the impact of adverse economic scenarios.

The Board has determined that Westpac will target a CET1 operating capital range of between 11.0% and 11.5%, in normal operating conditions.



12.38%
75bps
(57bps)
17bps
2bps
(1bp)
(19bps)
12.55%
Sep-23
Net profit
Dividends
RWA movement
Capital deductions and other items
FX translation impacts
Share buyback
Mar-24

Westpac's Level 2 CET1 capital ratio was 12.55% at 31 March 2024, 17 basis points higher than 30 September 2023. Key movements included:

- First Half 2024 net profit: 75 basis points increase;
- Payment of the 2023 final dividend: 57 basis points reduction;
- RWA: 17 basis points increase mainly from a reduction in Interest Rate Risk in the Banking Book (IRRBB) RWA;
- Capital deductions and other capital movements: 2 basis points increase mainly due to lower deductions for capitalised software;
- Foreign currency impacts: 1 basis point reduction; and

1. Noting that APRA may apply higher CET1 requirements for an individual ADI.

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION | 31

1.8. Capital and dividends (Continued)

- On market share buyback: 19 basis points reduction. As at 31 March 2024, approximately $0.85 billion of the $1.5 billion on market share buyback announced in November 2023 has been completed with a total of 34,442,450 shares bought back and cancelled at an average price of $24.65.

Westpac's Level 1 CET1 capital ratio was 12.80% at 31 March 2024, 18 basis points higher than 30 September 2023 with movements in line with Level 2.

Additional Tier 1 and Tier 2 capital movement for First Half 2024

During the half the Group issued $1.75 billion of Additional Tier 1 capital instruments and redeemed $0.8 billion of Additional Tier 1 capital instruments. The net impact of these transactions was an increase in the Tier 1 capital ratio of approximately 21 basis points.

The Group also issued $2.7 billion of Tier 2 capital instruments over the half. The impact of these transactions was an increase in the total capital ratio of approximately 59 basis points. There were no Tier 2 capital instruments redeemed.

D-SIBs, including Westpac, have a total capital requirement of 18.25% from 1 January 2026.

Leverage ratio

The leverage ratio represents the amount of Tier 1 capital relative to exposure[1]. At 31 March 2024, Westpac's leverage ratio was 5.49%, down 1 basis point from 30 September 2023, and above APRA's regulatory minimum requirement of 3.5%.

Internationally comparable capital ratios

APRA's capital adequacy requirements are more conservative than those of the Basel Committee on Banking Supervision, leading to lower reported capital ratios when compared to international peers.

The Group's international comparable capital ratios have been calculated using the methodology outlined in the Australian Banking Association study released on 10 March 2023.

%	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023	% Mov't Mar 24 - Sept 23	Mar 24 - Mar 23
Internationally comparable capital ratios					
CET1 capital ratio	18.55%	18.73%	18.14%	(18 bps)	41 bps
Tier 1 capital ratio	21.83%	21.76%	21.07%	7 bps	76 bps
Total regulatory capital ratio	30.41%	29.87%	28.24%	54 bps	217 bps
Leverage ratio	5.95%	5.98%	5.91%	(3 bps)	4 bps

1. As defined under Attachment D of APS110: Capital Adequacy.

32 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

1. GROUP PERFORMANCE

1.8. Capital and dividends (Continued)

Risk Weighted Assets

$m	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023	% Mov't Mar 24 - Sept 23	Mar 24 - Mar 23
Credit risk:					
Corporate	25,269	24,818	24,309	2	4
Business lending	23,426	23,860	25,928	(2)	(10)
Property finance	30,386	30,416	31,234	-	(3)
Large corporate	20,558	20,570	21,228	-	(3)
Sovereign	1,919	2,143	2,357	(10)	(19)
Financial institution	13,088	13,457	15,057	(3)	(13)
Residential mortgages	115,918	112,948	109,164	3	6
Australian credit cards	3,789	3,712	3,957	2	(4)
Other retail	4,259	4,607	5,304	(8)	(20)
Small business	17,378	17,040	18,219	2	(5)
Specialised lending	3,276	3,065	2,931	7	12
Securitisation	7,317	7,661	6,400	(4)	14
Standardised	26,668	28,813	29,139	(7)	(8)
New Zealand[a]	46,490	46,648	45,331	-	3
Total credit risk	**339,741**	**339,758**	**340,558**	**-**	**-**
Market risk	11,251	11,538	15,168	(2)	(26)
Operational risk	54,934	55,175	56,900	-	(3)
Interest rate risk in the banking book (IRRBB)	33,599	40,138	34,748	(16)	(3)
Other	4,892	4,809	5,572	2	(12)
Total risk weighted assets	**444,417**	**451,418**	**452,946**	**(2)**	**(2)**

a. Includes credit and securitisation exposures regulated under RBNZ prudential requirements.

Total RWA decreased by 1.6% to $444.4 billion over the half largely due to the decrease in non-credit RWA.

Credit RWAs were flat. Key movements included:

- A $2.2 billion increase from higher lending primarily in Corporates;
- A $3.0 billion increase due to deterioration in credit metrics mainly from an increase in delinquencies in Residential Mortgages;
- A $4.0 billion decrease from data refinements mainly related to Residential Mortgages and Corporate exposures;
- A $0.3 billion decrease from counterparty credit risk and mark-to-market related credit risk due to decreases in the mark to-market value of derivatives from changes in underlying foreign currency rates; and
- A $0.8 billion decrease from foreign currency translation impacts, predominantly the appreciation of the A$ against the NZ$ and US$.

Non-credit RWA were $7.0 billion lower. Key movements included:

- IRRBB RWA: $6.5 billion decrease, driven by:
  - Reduction of $8.4 billion from lower regulatory embedded loss due to lower swap rates; and
  - Increase in repricing and yield curve risk of $1.4 billion in line with underlying banking book positions;
- Operational RWA: $0.2 billion decrease driven by the outcome of the annual Standardised Measurement Approach (SMA) capital revision and the roll-off of indemnities provided as part of the exit of non-core businesses; and
- Market RWA: $0.3 billion decrease from changes in market risk exposures.

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION | 33

1.8. Capital and dividends (Continued)

Capital adequacy

$m	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023
Tier 1 capital			
CET1 capital			
Paid up ordinary capital	38,944	39,826	39,824
Treasury shares	(815)	(759)	(759)
Equity based remuneration	1,994	1,929	1,907
Foreign currency translation reserve	(332)	(171)	(160)
Accumulated other comprehensive income	(238)	(221)	(38)
Non-controlling interests - other	38	44	44
Retained earnings	32,179	31,436	30,686
Less retained earnings in life and general insurance, funds management and securitisation entities	(399)	(369)	(343)
Deferred fees	305	334	276
Total CET1 capital	**71,676**	**72,049**	**71,437**
Deductions from CET1 capital			
Goodwill (excluding funds management entities)	(7,901)	(7,940)	(7,943)
Deferred tax assets	(2,186)	(2,144)	(2,065)
Goodwill in life and general insurance, funds management and securitisation entities	(149)	(149)	(149)
Capitalised expenditure	(2,333)	(2,375)	(2,250)
Capitalised software	(2,658)	(2,797)	(2,631)
Investments in subsidiaries not consolidated for regulatory purposes	(136)	(76)	(201)
Regulatory expected downturn loss in excess of eligible provisions	-	-	(2)
Securitisation	(16)	(16)	-
Defined benefit superannuation fund surplus	(146)	(217)	(67)
Equity investments	(234)	(228)	(209)
Regulatory adjustments to fair value positions	(153)	(222)	(276)
Total deductions from CET1 capital	**(15,912)**	**(16,164)**	**(15,793)**
Total CET1 capital after deductions	**55,764**	**55,885**	**55,644**
Additional Tier 1 capital			
Basel III complying instruments	10,956	10,037	9,958
Total Additional Tier 1 capital	**10,956**	**10,037**	**9,958**
Deductions from Additional Tier 1 capital			
Holdings of own and other financial institutions Additional Tier 1 capital instruments	(26)	(46)	(25)
Total deductions from Additional Tier 1 capital	**(26)**	**(46)**	**(25)**
Net Additional Tier 1 regulatory capital	**10,930**	**9,991**	**9,933**
Net Tier 1 regulatory capital	**66,694**	**65,876**	**65,577**
Tier 2 capital			
Basel III complying instruments	28,067	25,740	23,160
Eligible general reserve for credit loss	896	1,051	1,103
Total Tier 2 capital	**28,963**	**26,791**	**24,263**
Deductions from Tier 2 capital			
Holdings of own and other financial institutions Tier 2 capital instruments	(410)	(370)	(367)
Total deductions from Tier 2 capital	**(410)**	**(370)**	**(367)**
Net Tier 2 regulatory capital	**28,553**	**26,421**	**23,896**
Total regulatory capital	**95,247**	**92,297**	**89,473**
Risk weighted assets	**444,417**	**451,418**	**452,946**
CET1 capital ratio	12.55%	12.38%	12.28%
Additional Tier 1 capital ratio	2.46%	2.21%	2.20%
Tier 1 capital ratio	**15.01%**	**14.59%**	**14.48%**
Tier 2 capital ratio	6.42%	5.86%	5.27%
Total regulatory capital ratio	**21.43%**	**20.45%**	**19.75%**

34 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

1. GROUP PERFORMANCE

1.8. Capital and dividends (Continued)

Dividends

	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	Mar 24 - Mar 23
Ordinary dividend - Interim (cents per share)	75	-	70	-	7
Ordinary dividend - Final (cents per share)	-	72	-	(100)	-
Special dividend (cents per share)	15	-	-	-	-
Ordinary dividend payout ratio	77.90%	79.06%	61.33%	(116 bps)	large
Ordinary dividend payout ratio (ex Notable Items)	74.25%	71.22%	64.19%	303 bps	large
Adjusted franking credit balance ($m)	3,321	3,520	3,396	(6)	(2)

The Board has determined to pay a fully franked 2024 interim ordinary dividend of 75 cents per share. The 2024 interim ordinary dividend represents a payout ratio (ex Notable Items) of 74.25%. In addition, the Board has determined to pay a fully franked special dividend of 15 cents per share. Both the 2024 interim ordinary dividend and special dividend will be paid on 25 June 2024 to shareholders on the register at the record date of 10 May 2024.

In addition to being fully franked, the 2024 interim ordinary dividend will carry NZ$0.06 in New Zealand imputation credits and the special dividend will carry NZ$0.012 in New Zealand imputation credits, that may be used by New Zealand tax residents.

The Board has determined that the DRP will apply to the 2024 interim ordinary dividend and the special dividend and participants' entitlement to shares under the DRP will be satisfied by arranging for the purchase of shares in the market by a third party. The market price used to determine the number of shares to be provided to DRP participants will be set over the 20 trading days commencing 15 May 2024 and will not include a discount.

Capital deduction for regulatory expected credit loss

For capital adequacy purposes APRA requires the amount of regulatory expected credit losses in excess of eligible provisions to be deducted from CET1 capital. The table below shows the calculation of this capital deduction.

$m	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023
Provisions associated with eligible portfolios			
Total provisions for expected credit losses	5,135	4,941	4,923
plus provisions associated with partial write-offs	288	292	381
less ineligible provisions[a]	(221)	(192)	(181)
Total eligible provisions	**5,202**	**5,041**	**5,123**
Regulatory expected downturn loss	**4,383**	**4,078**	**4,101**
Excess/(shortfall) in eligible provisions compared to regulatory expected downturn loss	**819**	**963**	**1,022**
CET1 capital deduction for regulatory expected downturn loss in excess of eligible provisions[b]	**-**	**-**	**(2)**

a. Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible.

b. Regulatory expected loss is calculated for portfolios subject to the Basel advanced capital IRB approach to credit risk. The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures.

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 35 1.9. Sustainability performance summary Westpac’s sustainability approach Westpac’s purpose is Creating better futures together. Our Sustainability Strategy supports our purpose and comprises six objectives that respond to the issues that are material for our stakeholders: 1. Enhance financial inclusion and equality; 2. Strengthen data security and protection; 3. Become a net-zero, climate resilient bank; 4. Become a nature positive bank; 5. Respect and advance human rights; and 6. Enable diversity and inclusion. These objectives extend across our stakeholders, including customers, suppliers, communities, and our employees. Our approach focuses on areas where we seek to have a genuine impact and use our experience to advocate for change. Refer to our Sustainability Strategy on our website for full details. Our Sustainability Strategy is supported by a broad range of policies, procedures, and plans, including our Sustainability Risk Management Framework, Climate Change Position Statement and Action Plan, Human Rights Position Statement and Action Plan, Natural Capital Position Statement, Code of Conduct, Responsible Sourcing Code of Conduct and Reconciliation Action Plan. Demonstrating our progress and accountability through disclosure is important. Most of our disclosures are updated annually, including through our Annual Report, Climate Report, Investor Discussion Pack and on the sustainability section of our website. A Sustainability Index and Datasheet brings together most of our sustainability metrics in a spreadsheet and is available on our website. This Datasheet also summarises how we align with key reporting initiatives including the Global Reporting Initiative, and previous initiatives now led by the International Sustainability Standards Board (ISSB). This incorporates the Sustainability Accounting Standards Board and the Task Force on Climate-Related Financial Disclosures (TCFD) Recommendations. First Half 2024 highlights • Held a Sustainability Market Update for our stakeholders in November 2023, launching our new Sustainability Strategy. Objectives within the Strategy are supported by goals and metrics which we will report on regularly. These are on our website; • Released our 2023 Modern Slavery Statement in response to the Australian Modern Slavery Act 2018 (Cth) and the UK Modern Slavery Act (2015). The statement outlines our actions to assess and address modern slavery risk across our operations and supply chain over Full Year 2023; • Received 92.3% of shareholder votes in support of our Climate Change Position Statement and Action Plan at our 2023 AGM; • Released our first Natural Capital Position Statement, outlining our ambition to become a nature positive bank; • Set our Net-Zero Banking Alliance (NZBA) Agriculture 2030 targets, including a commitment for no further conversion of natural forest to agricultural land use within farm systems from 31 December 2025 for customers in scope of the targets1 .. This aligns with the SBTi FLAG Target Setting Guidance; and • Released our Sustainable Finance Framework and sustainable finance 2030 targets ($55 billion in lending and $40 billion in bond facilitation)2 .. We are currently assessing our prior lending and bond facilitation transactions against this Framework and will report progress from Full Year 2024. Our Climate Action Plan Our 2023 Climate Report details our climate strategy and outlines our ambition to become a net-zero, climate resilient bank. Aligned to the former TCFD Recommendations, now integrated into ISSB's Standards, the Climate Report outlines our three areas of focus. 1. For full details, including definition of natural forest, see our 2023 Climate Report. 2. Our lending target will be the total committed exposure or balance (applicable for residential mortgages) at 30 September 2030. Reported progress against the target will be TCE or balance at a point-in-time based on transactions completed during the year, along with previous transactions assessed as sustainable under the Framework. The target requires continued growth in TCE or balance, including replacing balances paid down. Our bond facilitation target and progress will be measured as the cumulative sum of our proportionate share of qualifying bond issuances facilitated from 1 October 2021.

36 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

1. GROUP PERFORMANCE

1.9. Sustainability performance summary (Continued)

Action Areas	Description
1. Net-zero and climate resilience in our operations	Reducing the climate change impacts of our operations by reducing of our scope 1, 2 and upstream scope 3 emissions. This includes emission reduction targets, supporting employees and suppliers to reduce their emissions, and sourcing the equivalent of 100% of direct electricity demand from renewables by June 2025. We are developing plans to improve the climate resilience of our operations.
2. Supporting customers' transition to net-zero and to build their climate resilience	Our aim is to be customers' transition partner of choice, working with them to support their emission reduction plans and help mobilise capital to facilitate their transition. This action includes reducing our financed emissions via emission reduction targets for some of our most carbon intensive sectors - in line with our commitment to the NZBA. It also includes developing and providing products and services to support transition opportunities and help customers build their climate resilience.
3. Collaborate for impact on initiatives towards net-zero and climate resilience	Climate change requires collective action across governments, businesses, communities, industry and peak bodies. We aim to collaborate for impact on initiatives towards net-zero and climate resilience.

1. Net-zero and climate resilience in our operations

Under our plans to reduce the climate change impacts of our direct operations we have operational emissions reduction targets of:

- Scope 1 and 2 absolute emissions reduction of 64% by June 2025 and 76% by June 2030 (from 2021 baseline[1]); and
- Scope 3 upstream absolute emissions reduction of 50% by June 2030 (from 2021 baseline[1]).

In Full Year 2023, we achieved our scope 1 and 2 absolute emissions reduction 2025 target two years ahead of plan.

In First Half 2024 progress includes:

- Working to further reduce our scope 1 and 2 absolute emissions and are on track to meet our 2030 target;
- Sourced the equivalent of 100% of our direct electricity demand from renewables in Australia. This will be supported by the surrender of large-scale generation certificates for the period;
- On track to source the equivalent of 100% of our global direct electricity demand from renewables by June 2025 with around 95% of the renewables expected to be sourced from the markets in which the electricity is used;
- Installed electric vehicle charging stations powered by renewables[2] at a second corporate site (our Barangaroo (NSW) office); and
- Maintained certification for our Australian and New Zealand direct operations, respectively, under the Australian Government's Climate Active Carbon Neutral Standard for Organisations since 2012, and Toitū net carbonzero certification since 2019.

	First Half 2024 (estimated)	Full Year 2023	Full Year 2021 baseline
Market-based direct operational Scope 1 and Scope 2 greenhouse gas (GHG) emissions[a,b] before carbon credits (tCO_2-e)	5,252	21,048	62,360
Reduction to 2021 baseline (Half Year annualised) (%)	(83)	(66)	n/a
Share of Australian operational electricity demand sourced from renewables (% equivalent)[b]	100	86	n/a
Share of global operational electricity demand sourced from renewables (% equivalent)[b]	80	70	n/a

a. For our scope 1 & 2 direct operational emissions we are using a market-based accounting method for emissions calculation. The 2021 baseline for this target was adjusted for COVID-19 pandemic and other impacts.

b. Refer to our 2023 Sustainability Index and Datasheet for metric definition.

2. Supporting customers' transition to net-zero and to build their climate resilience

At March 2024, we have emission reduction targets for the following lending sectors: Power generation, Cement production, Upstream Oil and Gas, Thermal coal mining, Aviation (passenger aircraft operators), Steel production, Commercial real estate (Offices), Residential real estate (Australia), Australian Beef and Sheep, Australian Dairy, New Zealand Beef and Sheep, and New Zealand Dairy. Full details of these targets, along with our sector positions, are in our 2023 Climate Report.

In First Half 2024, our focus has been on:

- Establishing an Aluminium target, the final sector under our NZBA commitment.
- Enhancing our processes for assessing transactions in scope of our NZBA targets.
- Improving the capture, storage, and analysis of the data to monitor and manage our NZBA targets.
- Continued engaging corporate and institutional customers on a broad range of ESG topics, with a particular focus on net-zero.

1. For our scope 1 & 2 direct operational and scope 3 upstream targets we are using a market-based accounting method for emissions calculation. The 2021 baselines for these targets have been adjusted for COVID-19 pandemic and other impacts.
2. Supported by surrender of large-scale generation certificates.

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 37 1.9. Sustainability performance summary (Continued) • Updating our customer transition plan assessment framework to substantially align with the UK’s Transition Plan Taskforce framework. Commencing in February 2024, we have already assessed 41 customers using the updated framework and aim to complete more than 100 assessments by September 2024. • Continuing engagement with customers, and working with industry groups, on definitions and implementation of our no deforestation commitment. • Supporting our bankers on ESG with specific ESG knowledge experts and targeted training. • Commencing the implementation of our Sustainable Finance Framework. Reporting under the Framework will replace previous disclosure on climate change solutions exposure. While our exposure aligned to the Framework will be reported with our Full Year 2024 results, some First Half 2024 highlights include: – Contributed $2.5 billion in lending to 23 labelled sustainable finance transactions1 in Westpac Institutional Bank2 .. – Supported 426 unique New Zealand customers with labelled sustainable loans1 with total committed exposure of NZ$5.2 billion at 31 March 2024 (of which NZ$2.4 billion was in the agriculture sector)3 .. – Distributed 10 bonds1 into the capital markets with a value of $7.5 billion across Westpac. – Arranged 5 renewable power generation loans in Australia. – Identified and mapped the changes needed to classify transactions under our sustainable finance targets. • Supporting small and medium sized customers to reduce their emissions and/or improve climate resilience through existing products and services. These include: – Standard business loans to retrofit existing commercial buildings and obtain higher energy efficiency and sustainability ratings; and – Providing 330 loans for EV/Hybrid vehicles to Australian customers totalling $14.8 million. • Improving our climate scenario analysis capability to enhance our assessment of climate risks and opportunities. 3. Collaborate for impact on initiatives towards net-zero and climate resilience In First Half 2024, we: • Participated with the Australian Banking Association (ABA) and the Business Council of Australia, on review and input to the new Australian Accounting Standards Board climate reporting standards; • Reviewed the Australian Government’s Climate Active Program through the ABA; • Contributed to the Australian Government’s consultation paper on an Australian sustainable finance strategy; and • Contributed to the Australian Sustainable Finance Institute’s Taxonomy Advisory Group for the priority sectors: buildings and construction (built environment), electricity generation and supply (energy), and minerals, mining and metals (resources). 1. When structuring or participating in labelled sustainable finance transactions, Westpac was guided by national sustainable finance taxonomies, and global sustainable finance market standards, principles and guidance commonly used to label or categorise loans and bonds as green, social, sustainability or sustainability-linked (such as, principles and guidance issued by the Loan Market Association, International Capital Markets Association and/or the Climate Bond Initiative). 2. Excludes Westpac Institutional Bank in New Zealand. 3. Unique customers are identified as individual legal entities. The increase in the number of unique customers and total committed exposure is predominantly due to the 2023 launch of two new products in New Zealand, the Sustainable Business Loan and the Sustainable Farm Loan.

38 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS 2. SEGMENT REPORTING For reporting purposes, Westpac identifies the impact of Notable Items on income and expenses and includes a subtotal titled “Pre-provision profit”. Pre-provision profit represents profit before impairment charges and income tax expenses. During First Half 2024, the Group established a new operating segment called Business and Wealth and dissolved the Specialist Business Division (SBD). The remaining operating businesses of SBD, which included the Platforms business, Pacific Banking, Margin lending and some residual unsold auto finance loans have been aggregated into the Business and Wealth segment. The past contribution from SBD’s sold businesses were aggregated with Group Businesses. In addition, we have made some changes to enhance performance reporting and assessment: • Funds transfer pricing: The methodology by which the costs of wholesale funding and liquidity are allocated to segments has been refined. • Capital allocations: We have revised capital allocations to align to the Basel III framework adopted by the Group in January 2023. • Expense allocations: We have refined the allocation of expenses to segments which has in some cases changed the relative allocation between segments. These changes have been reflected in segment reporting so that the information presented aligns with information reported internally to the Group's key decision makers. Comparatives have been restated to align with the current period presentation.

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION 39

$m	Consumer	Business and Wealth	Westpac Institutional Bank	Westpac New Zealand (A$)[a]	Group Businesses	Group
Half Year March 2024						
Net interest income	3,771	2,616	1,090	1,171	703	9,351
Non-interest income	255	409	666	122	13	1,465
Notable Items	-	-	-	(6)	(220)	(226)
Net operating income	**4,026**	**3,025**	**1,756**	**1,287**	**496**	**10,590**
Operating expenses	(2,330)	(1,302)	(698)	(646)	(419)	(5,395)
Notable Items	-	-	-	-	-	-
Total operating expenses	**(2,330)**	**(1,302)**	**(698)**	**(646)**	**(419)**	**(5,395)**
Pre-provision profit	**1,696**	**1,723**	**1,058**	**641**	**77**	**5,195**
Impairment (charges)/benefits	(144)	(95)	(101)	(22)	-	(362)
Profit before income tax (expense)/benefit	**1,552**	**1,628**	**957**	**619**	**77**	**4,833**
Income tax (expense)/benefit and NCI[b]	(470)	(485)	(268)	(174)	(94)	(1,491)
Net profit/(loss)	**1,082**	**1,143**	**689**	**445**	**(17)**	**3,342**
Net profit includes impact of:						
Notable Items (post tax)[b]	-	-	-	(4)	(160)	(164)
Profit/(loss) attributable to businesses sold[c]	-	-	-	-	-	-
Half Year September 2023						
Net interest income	3,866	2,573	1,019	1,171	583	9,212
Non-interest income	251	415	663	124	6	1,459
Notable Items	-	(88)	-	-	59	(29)
Net operating income	**4,117**	**2,900**	**1,682**	**1,295**	**648**	**10,642**
Operating expenses	(2,307)	(1,301)	(679)	(613)	(344)	(5,244)
Notable Items	(202)	(64)	(15)	(9)	(170)	(460)
Total operating expenses	**(2,509)**	**(1,365)**	**(694)**	**(622)**	**(514)**	**(5,704)**
Pre-provision profit	**1,608**	**1,535**	**988**	**673**	**134**	**4,938**
Impairment (charges)/benefits	(13)	(172)	(91)	18	-	(258)
Profit before income tax (expense)/benefit	**1,595**	**1,363**	**897**	**691**	**134**	**4,680**
Income tax (expense)/benefit and NCI[b]	(484)	(410)	(256)	(196)	(140)	(1,486)
Net profit/(loss)	**1,111**	**953**	**641**	**495**	**(6)**	**3,194**
Net profit includes impact of:						
Notable Items (post tax)[b]	(148)	(107)	(10)	(7)	(79)	(351)
Profit/(loss) attributable to businesses sold[c]	-	-	-	-	20	20

a. Refer to section 2.4 for the Westpac New Zealand NZ$ segment reporting.

b. The tax impact of Notable Items was a reduction to income tax (expense)/benefit of $62 million in First Half 2024 (Second Half 2023: $138 million reduction, First Half 2023: $46 million reduction).

c. Refer to section 3.8 for further details.

40 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

2. SEGMENT REPORTING

$m	Consumer	Business and Wealth	Westpac Institutional Bank	Westpac New Zealand (A$)[a]	Group Businesses	Group
Half Year 31 March 2023						
Net interest income	4,311	2,419	907	1,146	419	9,202
Non-interest income	273	429	704	116	147	1,669
Notable Items	-	-	-	-	132	132
Net operating income	**4,584**	**2,848**	**1,611**	**1,262**	**698**	**11,003**
Operating expenses	(2,145)	(1,244)	(619)	(573)	(407)	(4,988)
Notable Items	-	-	-	-	-	-
Total operating expenses	**(2,145)**	**(1,244)**	**(619)**	**(573)**	**(407)**	**(4,988)**
Pre-provision profit	**2,439**	**1,604**	**992**	**689**	**291**	**6,015**
Impairment (charges)/benefits	(166)	(85)	4	(142)	(1)	(390)
Profit before income tax (expense)/benefit	**2,273**	**1,519**	**996**	**547**	**290**	**5,625**
Income tax (expense)/benefit and NCI[b]	(682)	(446)	(287)	(154)	(55)	(1,624)
Net profit/(loss)	**1,591**	**1,073**	**709**	**393**	**235**	**4,001**
Net profit includes impact of:						
Notable Items (post tax)[b]	-	-	-	-	178	178
Profit/(loss) attributable to businesses sold[c]	-	-	-	-	111	111

a. Refer to section 2.4 for the Westpac New Zealand NZ$ segment reporting.

b. The tax impact of Notable Items was a reduction to income tax (expense)/benefit of $62 million in First Half 2024 (Second Half 2023: $138 million reduction, First Half 2023: $46 million reduction).

c. Refer to section 3.8 for further details.

Businesses sold

The table below shows the profit/(loss) attributable to businesses sold in the Group businesses segment by the relevant period. No businesses were sold in First Half 2024.

Further details are provided in Section 3.8.

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023
Net interest income	-	-	-
Non-interest income	-	-	140
Net operating income	**-**	**-**	**140**
Operating expenses	-	28	18
Pre-provision profit	**-**	**28**	**158**
Impairment (charges)/benefits	-	-	-
Profit before income tax (expense)/benefit	**-**	**28**	**158**
Income tax (expense)/benefit and NCI	-	(8)	(47)
Net profit	**-**	**20**	**111**

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION | 41

2.1. Consumer

The Consumer segment provides a full range of banking products and services to customers in Australia through three lines of business consisting of mortgages, consumer finance and cash and transactional banking. Products and services are provided through a portfolio of brands comprising Westpac, St.George, BankSA, Bank of Melbourne and RAMS using digital channels, call centres, mobile bankers, branches and third-party brokers.

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Net interest income	3,771	3,866	4,311	(2)	(13)
Non-interest income	255	251	273	2	(7)
Net operating income	**4,026**	**4,117**	**4,584**	**(2)**	**(12)**
Operating expenses	(2,330)	(2,307)	(2,145)	1	9
Notable Items	-	(202)	-	(100)	-
Total operating expenses	**(2,330)**	**(2,509)**	**(2,145)**	**(7)**	**9**
Pre-provision profit	**1,696**	**1,608**	**2,439**	**5**	**(30)**
Impairment (charges)/benefits	(144)	(13)	(166)	large	(13)
Profit before income tax expense	**1,552**	**1,595**	**2,273**	**(3)**	**(32)**
Income tax expense and NCI	(470)	(484)	(682)	(3)	(31)
Net profit	**1,082**	**1,111**	**1,591**	**(3)**	**(32)**
Notable Items (post tax)	-	(148)	-	(100)	-
Expense to income ratio (Ex Notable Items)	57.87%	56.04%	46.79%	183 bps	large
Net interest margin (Ex Notable Items)	1.69%	1.76%	2.00%	(7 bps)	(31 bps)
FTE	13,066	13,472	14,672	(3)	(11)

$bn	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Customer deposits					
Transactions	31.5	32.9	35.4	(4)	(11)
Savings	163.9	154.9	140.0	6	17
Term	66.0	63.9	64.3	3	3
Mortgage offsets	59.9	56.6	53.8	6	11
Total customer deposits	**321.3**	**308.3**	**293.5**	**4**	**9**
Loans					
Mortgages	495.2	485.6	472.7	2	5
Other	9.0	8.9	9.0	1	-
Provisions	(1.8)	(1.8)	(1.9)	-	(5)
Total loans	**502.4**	**492.7**	**479.8**	**2**	**5**
Deposit to loan ratio	63.95%	62.58%	61.18%	137 bps	277 bps
Total assets	514.7	504.2	491.9	2	5
TCE	586.4	577.7	567.5	2	3
Risk weighted assets	174.8	174.7	174.6	-	-
Average interest earning assets	446.1	438.2	432.2	2	3
Average allocated capital	24.0	24.0	24.7	-	(3)
Credit quality					
Impairment charges/(benefits) to average loans	0.06%	0.01%	0.07%	5 bps	(1 bps)
Mortgage 90+ day delinquencies	1.06%	0.86%	0.73%	20 bps	33 bps
Other consumer loans 90+ day delinquencies	1.17%	1.01%	1.26%	16 bps	(9 bps)
Total stressed exposures to TCE	1.04%	0.86%	0.75%	18 bps	29 bps

42 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS 2. SEGMENT REPORTING 2.1. Consumer (Continued) First Half 2024 – Second Half 2023 Net profit decreased 3% to $1,082 million. Pre-provision profit rose 5% to $1,696 million. Excluding Notable Items mostly associated with restructuring charges and the branch transformation program in Second Half 2023, pre-provision profit declined by 6%. This was the result of operating income falling 2% while operating expenses increased 1%. The decline in operating income reflected continued contraction of net interest margin which more than offset lending growth while expenses rose reflecting a write-down of the carrying value of certain assets in the distribution network and higher software amortisation. Net interest income down 2% • The net interest margin contracted by 7 basis points primarily reflecting retention pricing for mortgage customers who were looking to refinance home loans at the end of the fixed rate period and competition for new mortgages. The rate of contraction slowed in the half due to a combination of both lower refinance activity and reduced discounting on new lending. Deposit spreads were down slightly as the impacts of a mix shift towards higher interest rate, lower margin savings accounts and competition for term deposits were largely offset by higher returns on hedged deposits and rising rates. Higher returns on capital balances also provided a benefit; • Net loans increased by 2% to $502.4 billion. Mortgage growth of 2%, mostly in owner occupied mortgages, represented 1.0x APRA housing system growth. During the half, $37 billion of fixed rate mortgages expired, most of which were retained. Almost all borrowers elected to switch onto variable rates which now account for 85% of mortgages, up from 76% in the prior period; • Deposits were up 4% to $321.3 billion. The growth was from new and existing customers, with a focus on growing the youth and migrant segments. This represents 1.1x APRA system growth. Higher interest rates continued to result in customers favouring savings deposits which grew 6%. The increase in savings deposits more than offset the decline in transaction balances and account for 51% of all deposits. Term deposits grew by 3% with their share of total deposits steady at 21%. Mortgage offset balances increased by 6% to $59.9 billion as more home owner customers shifted to variable rate mortgages with deposit offset features; and • With deposit growth continuing to exceed loan growth, the deposit to loan ratio improved 137 basis points to 63.95%. Non-interest income up 2% • Non-interest income increased 2% to $255 million due to seasonally higher consumer finance spending. Expenses down 7% • Operating expenses excluding Notable Items in Second Half 2023 were up a modest 1%. Cost Reset initiatives offset most of the inflationary pressures from both wages and salaries and third-party vendor costs, in addition to higher amortisation. The main drivers included: – FTE reduction of 3% from a simpler operating model; – A smaller property footprint, including our corporate office, branch and ATMs; and – Write-downs in relation to RAMS intangible assets. Impairment charge of $144 million • Impairment charges to average loans were 6 basis points, up 5 basis points from the prior period. The charge reflects higher mortgage and other consumer loans delinquencies, which was partly offset by reductions in the mortgage overlay and downside scenario weight; and • Stressed exposure to TCE deteriorated by 18 basis points to 1.04%. Mortgage 90+ day delinquencies increased 20 basis points to 1.06%, reflecting higher mortgage interest rates and the higher cost of living. Other consumer loan 90+ day delinquencies increased 16 basis points to 1.17%, due to seasonality and cost of living pressures impacting customers.

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 43 2.1. Consumer (Continued) First Half 2024 – First Half 2023 Net profit decreased 32% to $1,082 million. Pre-provision profit decreased 30% to $1,696 million as operating income fell 12% while operating expenses rose 9%. The decline in operating income was due to continued net interest margin contraction which more than offset balance sheet growth. Operating expense growth reflected higher software amortisation costs, the write-down in the carrying value of certain assets in the distribution network and employee and third-party inflationary pressures. Net interest income down 13% • The net interest margin contracted by 31 basis points primarily reflecting retention pricing for existing mortgage customers and price competition for new mortgages. Deposit spreads also declined due to the mix shift towards lower margin savings accounts and rising price competition for term deposits. Higher returns on both hedged deposits and capital provided a benefit; • Net loans increased by 5% to $502.4 billion. Mortgage growth of 5% was mostly achieved in owner occupied mortgages. Over the year, $88 billion of fixed rate mortgages expired of which most were retained. Almost all borrowers elected to switch onto variable rates which now account for 85% of mortgages, up from 67% in the prior corresponding period; • Deposits were up 9% to $321.3 billion. The growth was from new and existing customers, with a focus on growing the youth and migrant segments. Higher interest rates resulted in an increase in savings deposits which more than offset the decline in transaction deposits. Savings accounts made up 51% of all deposits, up from 48% in the prior year. Term deposits increased slightly and account for 21% of total deposits. Mortgage offset balances increased 11% to $59.9 billion as customers shifted to variable rate mortgages which benefit from deposit offset features; and • With deposit growth continuing to exceed loan growth, the deposit to loan ratio improved 277 basis points to 63.95%. Non-interest income down 7% • Non-interest income fell 7% to $255 million driven by higher scheme fees due to a change in spend mix which was partly offset by repricing of annual credit card fees. Expenses up 9% • Operating expenses increased 9% to $2,330 million. The main contributors included: – Higher software amortisation costs for investment in the mortgage origination platform; – Write-downs in relation to RAMS intangible assets; and – Inflationary pressures on wages and salaries and third-party vendor costs. • Expense increases were partly offset by benefits of a simpler operating model which resulted in an 11% reduction in FTE and a smaller corporate footprint, including the branch and ATM transformation program. Impairment charge of $144 million • Impairment charges to average loans were 6 basis points, down from 7 basis points. The $144 million charge reflects higher mortgage and other consumer loans delinquencies, which was partly offset by reductions in the mortgage overlay and downside scenario weight; and • Stressed exposures to TCE deteriorated by 29 basis points to 1.04%. Mortgage 90+ day delinquencies increased 33 basis points to 1.06%, reflecting higher mortgage interest rates and the higher cost of living. Positively, other consumer 90+ day delinquencies decreased 9 basis points lower to 1.17%, reflecting an uplift in collection practices.

44 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

2. SEGMENT REPORTING

2.2. Business and Wealth

The Business and Wealth segment comprises Business Banking, Wealth Management, Private Wealth, Westpac Pacific and auto finance. Business provides a range of banking services and products to Australian small to medium businesses, including commercial businesses and agribusiness customers. It offers business lending generally up to $200 million in exposure, merchant services using eCommerce solutions and transaction banking services. The segment includes Private Wealth, supporting the needs of high-net-worth individuals, as well as BT Financial Group, which provides wealth management platform services. It also includes Westpac Pacific and our auto finance business, which is in run-off. The segment operates under the Westpac, St.George, BankSA, Bank of Melbourne and BT brands.

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Net interest income	2,616	2,573	2,419	2	8
Non-interest income	409	415	429	(1)	(5)
Notable Items	-	(88)	-	(100)	-
Net operating income	**3,025**	**2,900**	**2,848**	**4**	**6**
Operating expenses	(1,302)	(1,301)	(1,244)	-	5
Notable Items	-	(64)	-	(100)	-
Total operating expenses	**(1,302)**	**(1,365)**	**(1,244)**	**(5)**	**5**
Pre-provision profit	**1,723**	**1,535**	**1,604**	**12**	**7**
Impairment (charges)/benefits	(95)	(172)	(85)	(45)	12
Profit before income tax expense	**1,628**	**1,363**	**1,519**	**19**	**7**
Income tax expense and NCI	(485)	(410)	(446)	18	9
Net profit	**1,143**	**953**	**1,073**	**20**	**7**
Notable Items (post tax)	-	(107)	-	(100)	-
Expense to income ratio (Ex Notable Items)	43.04%	43.54%	43.68%	(50 bps)	(64 bps)
Net interest margin (Ex Notable Items)	5.34%	5.30%	5.03%	4 bps	31 bps
FTE	5,859	6,008	6,170	(2)	(5)

$bn	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Customer deposits					
Transactions	54.1	56.5	59.6	(4)	(9)
Savings	38.9	39.6	42.1	(2)	(8)
Term	47.6	44.4	41.1	7	16
Total customer deposits	**140.6**	**140.5**	**142.8**	**-**	**(1)**
Loans					
Commercial/SME	93.0	90.5	87.1	3	7
Pacific	1.3	1.2	1.1	8	18
Business lending	94.3	91.7	88.2	3	7
Other	1.4	1.5	1.7	(7)	(18)
Auto finance (in run-off)[a]	3.1	4.2	5.6	(27)	(46)
Provisions	(1.9)	(1.9)	(1.8)	-	6
Total loans	**96.9**	**95.5**	**93.7**	**1**	**3**
Deposit to loan ratio	145.10%	147.08%	152.43%	(198 bps)	large
Total assets	102.4	101.2	99.3	1	3
TCE	131.2	129.7	127.6	1	3
Risk weighted assets	89.1	87.1	88.7	2	-
Average interest earning assets	98.0	96.8	96.5	1	2
Average allocated capital	11.5	11.7	10.9	(2)	6
Credit quality					
Impairment charges/(benefits) to average loans	0.20%	0.36%	0.18%	(16 bps)	2 bps
Impaired exposures to TCE	0.54%	0.52%	0.63%	2 bps	(9 bps)
Total stressed exposures to TCE	5.52%	5.46%	5.24%	6 bps	28 bps

a. Includes personal and business loans.

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 45 2.2. Business and Wealth (Continued) First Half 2024 – Second Half 2023 Net profit increased 20% to $1,143 million. Pre-provision profit rose 12% to $1,723 million. Excluding Notable Items associated with remediation provisions and restructuring charges in Second Half 2023, pre-provision profit was up 2%. The growth was driven by a 1% increase in operating income and flat operating expenses. Operating income benefited from a higher net interest margin and lending growth while operating expenses reflected lower risk and compliance investment and productivity benefits which were offset by higher remediation costs. Net interest income up 5% • Excluding the impact of Notable Items in Second Half 2023 net interest income was up 2%; • The net interest margin was up 4 basis points excluding Notable Items. Rising interest rates generated wider deposit spreads and returns on both hedged deposits and capital which was partially offset by the impacts of the mix shift to, and greater price competition for, term deposits. This more than offset compression on the lending side due to competitive pressures and the run-off of the higher spread auto finance portfolio; • Net loans increased by 1% to $96.9 billion. Business lending growth of 3% was well diversified with consistent growth across most industries. The run-off in the auto finance portfolio continued with $3.1 billion remaining to wind down across business and personal lending; and • Deposits were flat at $140.6 billion. Softer economic and trading conditions for business customers reduced working capital and therefore constrained deposits. Customers continue to shift from transaction and savings accounts to higher-yielding term deposits which comprised 34% of total customer deposits, up from 32% in the prior comparative period. Non-interest income up 1% • Non-interest income excluding Notable Items in Second Half 2023 decreased 1% due to lower platform revenue. Expenses down 5% • Operating expenses excluding Notable Items in Second Half 2023 were flat reflecting: – Lower investment spend following the completion of some risk and regulatory projects; – Productivity benefits from a simpler organisational structure, primarily in middle to back office functions with FTE down 2%; and – Higher customer remediation costs. Impairment charge of $95 million • The impairment charge of 20 basis points of average loans compared to 36 basis points in the prior period. The charge reflects new IAPs and higher CAP due to the less favourable outlook for commercial property prices and interest rates. This was offset by a reduction in the downside scenario weight; and • Credit quality metrics deteriorated with stressed exposures to TCE up 6 basis points to 5.52%, mostly within the wholesale & retail trade sector. The proportion of impaired TCE increased 2 basis points to 0.54%.

46 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

2. SEGMENT REPORTING

2.2. Business and Wealth (Continued)

First Half 2024 – First Half 2023

Net profit increased 7% to $1,143 million.

Pre-provision profit increased 7% to $1,723 million. The growth was driven by a 6% increase in operating income, which more than offset the 5% rise in operating expenses. Operating income benefited from higher lending volumes and higher interest rates on deposits while increased operating expenses reflected inflationary pressures and remediation costs.

Net interest income up 8%	• The net interest margin was up 31 basis points, supported by the larger deposit portfolio relative to lending, which is reflected in a deposit to loan ratio of 145.10%. Rising interest rates supported higher deposit spreads and returns on both hedged deposits and capital. These were partially offset by the impact of the continued mix shift to term deposits along with greater price competition for term deposits. The run-off of the higher spread auto finance portfolio reduced margin and lending spreads were impacted by competition for new lending. • Net loans increased by 3% to $96.9 billion. Business lending growth of 7%, was driven by growth across most industries. The auto finance portfolio continued to run-off; and • Deposits decreased 1% to $140.6 billion reflecting a weaker system and increased competition. Following interest rate rises, customers continue to shift from transaction and savings accounts to higher-yielding term deposits which comprised 34% of total customer deposits, up from 29% in the prior comparative period.
Non-interest income down 5%	• Non-interest income decreased by 5% to $409 million due to: – Lower auto finance fees from the continued run-off in loan balances; and – Lower merchants income from higher terminal amortisation costs following the migration to new terminals.
Expenses up 5%	• Operating expenses were up 5% to $1,302 million due to: – Wage inflation and increased bankers to support loan growth; and – Higher remediation costs. • Expense increases were partly offset by lower middle to back office FTE and other productivity initiatives.
Impairment charge of $95 million	• The impairment charge of 20 basis points of average loans compared to 18 basis points in the prior corresponding period. The charge reflects new IAPs and higher CAP due to the less favourable outlook for commercial property prices and interest rates. This was partly offset by a reduction in the downside scenario weight; and • Stressed exposures to TCE increased 28 basis points to 5.52%, reflecting higher watchlist exposures in the agriculture and wholesale & retail trade sectors. The proportion of impaired TCE decreased 9 basis points to 0.54%.

Platforms and Investments

$bn	As at 31 March 2024	Inflows	Outflows	Net Flows	Other Mov't	As at 30 Sept 2023	% Mov't Mar 24 - Sept 23	As at 31 March 2023	% Mov't Mar 24 - Mar 23
Platforms	147.0	9.1	(11.2)	(2.1)	13.4	135.7	8	136.7	8
Packaged funds	-	-	(1.4)	(1.4)	(0.1)	1.5	(100)	1.8	(100)
Total funds	**147.0**	**9.1**	**(12.6)**	**(3.5)**	**13.3**	**137.2**	**7**	**138.5**	**6**

Platforms funds increased 8% to $147.0 billion over the half reflecting higher equity markets and dividend distributions.

Packaged funds decreased by $1.5 billion over the half, reflecting the completion of the sale of the private portfolio management business.

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION | 47

2.3. Westpac Institutional Bank

The Westpac Institutional Bank (WIB) comprises three lines of business: Corporate & Institutional Bank (CIB); Global Transaction Services (GTS); and Financial Markets (FM). It services predominantly corporate, institutional and government clients. CIB uses dedicated industry relationship and specialist product teams to support clients' lending needs. GTS is responsible for the provision of payments and liquidity management solutions to WIB's clients and the group's domestic and international payments infrastructure. FM provides a range of risk management, investment and debt capital markets solutions to WIB clients and access to financial markets products for consumer and business customers. Clients are supported throughout Australia and via branches and subsidiaries located in New Zealand, New York, London, Frankfurt and Singapore.

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Net interest income	1,090	1,019	907	7	20
Non-interest income	666	663	704	-	(5)
Net operating income	**1,756**	**1,682**	**1,611**	**4**	**9**
Operating expenses	(698)	(679)	(619)	3	13
Notable Items	-	(15)	-	(100)	-
Total operating expenses	**(698)**	**(694)**	**(619)**	**1**	**13**
Pre-provision profit	**1,058**	**988**	**992**	**7**	**7**
Impairment (charges)/benefits	(101)	(91)	4	11	large
Profit before income tax expense	**957**	**897**	**996**	**7**	**(4)**
Income tax expense and NCI	(268)	(256)	(287)	5	(7)
Net profit	**689**	**641**	**709**	**7**	**(3)**
Notable Items (post tax)	-	(10)	-	(100)	-
Expense to income ratio (Ex Notable Items)	39.75%	40.37%	38.42%	(62 bps)	133 bps
Net interest margin (Ex Notable Items)	1.85%	1.93%	1.86%	(8 bps)	(1 bps)
FTE	2,790	2,776	2,758	1	1

$bn	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Customer deposits					
Transactions and others	66.2	64.2	63.6	3	4
Savings	9.8	10.5	10.4	(7)	(6)
Term	39.3	41.4	39.5	(5)	(1)
Total customer deposits	**115.3**	**116.1**	**113.5**	**(1)**	**2**
Loans					
Loans	93.4	92.9	85.0	1	10
Provisions	(0.4)	(0.3)	(0.3)	33	33
Total loans	**93.0**	**92.6**	**84.7**	**-**	**10**
Deposit to loan ratio	124.00%	125.37%	133.95%	(137 bps)	large
Total assets	123.1	106.3	100.0	16	23
TCE	215.7	207.4	205.6	4	5
Risk weighted assets	81.0	82.1	80.2	(1)	1
Average interest earning assets	117.9	105.3	98.0	12	20
Average allocated capital	9.6	9.6	8.8	-	9
Credit quality					
Impairment charges to average loans	0.22%	0.21%	(0.01%)	1 bps	large
Impaired exposures to TCE	0.05%	0.04%	0.06%	1 bps	(1 bps)
Total stressed exposures to TCE	0.63%	0.58%	0.28%	5 bps	35 bps

48 **WESTPAC GROUP** 2024 INTERIM FINANCIAL RESULTS

2. SEGMENT REPORTING

2.3. Westpac Institutional Bank (Continued)

Net operating income contribution[1]

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	Mar 24 - Mar 23
Lending and deposit revenue	1,272	1,207	1,132	5	12
Sales and risk management income	455	452	434	1	5
DVA	(12)	4	52	large	large
Other[a]	41	19	(7)	116	large
Net operating income contribution	**1,756**	**1,682**	**1,611**	**4**	**9**

a. Includes capital benefit and the Bank Levy

First Half 2024 – Second Half 2023

Net profit was up 7% to $689 million.

Pre-provision profit increased 7% to $1,058 million. Excluding Notable Items in Second Half 2023, pre-provision profit increased 5% with operating income increasing 4% and expenses up 3%. The growth in operating income reflects average lending growth while the rise in operating expenses was driven by higher software amortisation costs and a 1% increase in front line resourcing to support growth.

Net interest income up 7%	• The net interest margin decreased 8 basis points reflecting a shift in deposits towards lower margin products, an increase in trading securities to support more customer activity and slightly higher funding costs. These impacts were partly offset by higher loan spreads and the benefit of higher interest rates on capital; • Average interest earning assets rose by 12% reflecting the averaging impact of strong prior period growth in lending and growth in average trading assets as we do more business with customers through our financial markets capabilities; • Net loans were stable at $93.0 billion as growth in financing, and structured finance was largely offset by a contraction in trade finance; and • Deposits decreased 1% to $115.3 billion reflecting a targeted and selective deposit strategy.
Non-interest income flat	• Non-interest income was flat at $666 million. Key drivers included: – Higher fee income from increased underwriting activity and fee income from a larger loan book; – Lower sales and risk management income due to the impact of the funding mix of derivatives, which is offset in net interest income and lower foreign exchange; and – A $16 million reduction in contribution from DVA.
Expenses Up 1%	• Expenses excluding Notable Items were up 3% to $698 million. Movements reflected: – Higher software amortisation costs from investments including the payments platform; and – A 1% increase in front line resourcing to support growth.
Impairment charge of $101 million	• The impairment charge to average loans was 22 basis points, compared to a 21 basis point charge in the prior period. The charge was driven by a new IAP for one exposure and higher CAP due to an increase in stressed exposures; and • Stressed exposures to TCE deteriorated 5 basis points to 0.63%, reflecting higher watchlist and substandard exposures in the wholesale & retail trade and property sectors. The proportion of impaired exposures to TCE deteriorated modestly to 0.05%.

1. DVA includes Funding Value Adjustment (FVA) and Credit Value Adjustment (CVA). Sales and risk management income includes both customer and non-customer income.

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 49 2.3. Westpac Institutional Bank (Continued) First Half 2024 – First Half 2023 Net profit was down 3% to $689 million. Pre-provision profit increased 7% to $1,058 million driven by a 9% increase in operating income more than offsetting a 13% increase in operating expenses. The improvement in operating income reflects strong balance sheet momentum while operating expense growth was largely the result of higher software amortisation costs and an increase in front line resourcing to support growth. Net interest income up 20% • The net interest margin was down 1 basis point from the prior corresponding period. Higher interest rates and a favourable mix shift supported loan spreads, as well as higher returns on capital. This was offset by an increase in trading securities, pricing competition in deposits and a mix shift to lower margin products and higher funding costs; • Net loans increased 10% to $93.0 billion, from growth in Second Half 2023 from deepening relationship with existing clients, predominately across our target sectors, property and non-bank financial institutions; and • Deposits increased by 2% to $115.3 billion from growth in transactional balances. Non-interest income down 5% • Non-interest income declined by 5% to $666 million. The benefit of tightening credit spreads during First Half 2023 was reflected in a $60 million lower contribution from DVA in the current period. Excluding DVA, non-interest income was up 3% due to higher fee income from a larger loan book and increased underwriting activities and guarantees. Expenses up 13% • Expenses increased 13% reflecting: – Higher software amortisation costs as some projects were finalised; and – An increase of 4% in front line resourcing to support growth. Impairment charge of $101 million • The impairment charge to average loans was 22 basis points, compared to a benefit of 1 basis point in the prior comparative period. The charge was driven by one new IAP and higher CAP due to an increase in stressed exposures; and • Stressed exposures to TCE deteriorated 35 basis points to 0.63%, reflecting an increase in watchlist loans in the wholesale & retail trade and property sectors.

50 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

2. SEGMENT REPORTING

2.4. Westpac New Zealand

Westpac New Zealand provides banking and wealth products and services for consumer, business and institutional customers in New Zealand.

All figures are in NZ$ unless noted otherwise.

NZ$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Net interest income	1,258	1,267	1,247	(1)	1
Non-interest income	131	134	127	(2)	3
Notable Items	(6)	-	-	-	-
Net operating income	**1,383**	**1,401**	**1,374**	**(1)**	**1**
Operating expenses	(695)	(662)	(624)	5	11
Notable Items	-	(10)	-	(100)	-
Total operating expenses	**(695)**	**(672)**	**(624)**	**3**	**11**
Pre-provision profit	**688**	**729**	**750**	**(6)**	**(8)**
Impairment (charges)/benefits	(23)	19	(154)	large	(85)
Profit before income tax expense	**665**	**748**	**596**	**(11)**	**12**
Income tax expense and NCI	(188)	(213)	(168)	(12)	12
Net profit	**477**	**535**	**428**	**(11)**	**11**
Notable Items (post tax)	(5)	(7)	-	(29)	-
Expense to income ratio (Ex Notable Items)	50.04%	47.25%	45.41%	279 bps	large
Net interest margin (Ex Notable Items)	2.09%	2.12%	2.11%	(3 bps)	(2 bps)
FTE	5,263	5,288	5,374	-	(2)

NZ$bn	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Customer deposits					
Transactions and others	21.2	21.4	23.2	(1)	(9)
Savings	19.9	19.9	20.2	-	(1)
Term	37.7	38.5	36.4	(2)	4
Total customer deposits	**78.8**	**79.8**	**79.8**	**(1)**	**(1)**
Loans					
Mortgages	67.4	65.8	65.2	2	3
Business	32.7	32.8	32.3	-	1
Other	1.2	1.2	1.2	-	-
Provisions	(0.5)	(0.5)	(0.5)	-	-
Total loans	**100.8**	**99.3**	**98.2**	**2**	**3**
Deposit to loan ratio	78.17%	80.36%	81.26%	(219 bps)	(309 bps)
Total assets	123.5	121.8	121.9	1	1
TCE	148.1	147.1	147.3	1	1
Risk weighted assets	61.8	60.3	58.6	2	5
Liquid assets	18.6	19.2	20.5	(3)	(9)
Average interest earning assets	120.2	119.1	118.8	1	1
Average allocated capital	8.1	8.3	7.5	(2)	8
Total funds	12.6	11.4	11.5	11	10
Credit quality					
Impairment charges/(benefits) to average loans	0.05%	(0.04%)	0.32%	large	(27 bps)
Mortgage 90+ day delinquencies	0.47%	0.33%	0.29%	14 bps	18 bps
Other consumer loans 90+ day delinquencies	0.96%	0.92%	1.13%	4 bps	(17 bps)
Impaired exposures to TCE	0.12%	0.06%	0.07%	6 bps	5 bps
Total stressed exposures to TCE	1.55%	1.49%	1.33%	6 bps	22 bps

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 51 2.4. Westpac New Zealand (Continued) First Half 2024 – Second Half 2023 Net profit decreased 11% to $477 million. Pre-provision profit declined 6% to $688 million. Excluding Notable Items, pre-provision profit decreased by 6% to $694 million. This reflected operating expense growth of 5% and a decrease in operating income of 1%. Operating expenses were higher reflecting increased technology and onshoring costs, software amortisation and inflationary impacts. Net interest income down 1% • The net interest margin was down 3 basis points driven by an unfavourable mix impact offset by an improvement in loan spreads and the benefit of rising rates on capital and transactional deposit spreads; • Net loans increased 2% to $100.8 billion, comprising housing loan growth of 2% while business lending remained flat. A challenging macroeconomic environment was reflected in reduced demand for credit. Key drivers included: – An improved consumer offering, supported above lending system mortgage growth of 1.3x lending system. The stabilisation in interest rates, including expectations that interest rates have peaked, drove a preference for variable rate loans with half of the $1.6 billion growth in mortgages from variable rate products. The New Zealand mortgage market remains overwhelmingly a fixed rate market and accounts for 90% of the portfolio; and – Subdued business confidence, softer economic activity and higher interest rates all weighed on the appetite for business credit with business loans flat during the period. • Deposits decreased 1% to $78.8 billion with reductions in transaction accounts and term deposits. Retail term deposits grew as customer preferences continued to shift towards higher rate accounts and this was more than offset by a reduction in Institutional term products. Non-interest income down 2% • Non-interest income decreased 2% to $131 million driven by a slight decline in cards income. Expenses up 3% • Operating expenses excluding Notable Items, all in the prior period, increased 5% reflecting: – Higher staff and technology costs to provide ongoing operational support following the completion of activities to comply with the RBNZ’s outsourcing policy; – Increased software amortisation costs for investments relating to projects delivered addressing the RBNZ’s outsourcing policy; and – Inflationary impacts from both wage increases and increased supplier costs. Impairment charge of $23 million • The impairment charge to average loans was 5 basis points, compared to a benefit of 4 basis points in the prior period. This charge is due to higher new IAPs partly offset by a small CAP benefit reflecting the partial release of overlays and a reduction in downside scenario weight; and • Stressed exposures to TCE increased 6 basis points to 1.55% mostly due to deterioration in mortgage 90+ day delinquencies. Impaired exposures to TCE increased 6 basis points to 0.12%.

52 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS 2. SEGMENT REPORTING 2.4. Westpac New Zealand (Continued) First Half 2024 – First Half 2023 Net profit increased 11% to $477 million. Pre-provision profit declined 8% to $688 million. Excluding Notable Items, pre-provision profit decreased by 7%, with operating expense growth of 11% more than offsetting operating income growth of 1%. Operating expenses were higher reflecting higher technology and onshoring costs, software amortisation expenses and inflationary impacts. Net interest income up 1% • The net interest margin was down 2 basis points due to a contraction in loan spreads and higher wholesale funding costs. Returns on capital balances increased and higher spreads on transaction accounts offset the mix shift to lower margin term deposits; • Net loans increased 3% to $100.8 billion, supported by growth in both mortgages and business lending. Mortgages increased 3% to $67.4 billion with greater focus on managing the margin and volume trade-off in a highly competitive market during Second Half 2023. Growth was driven by both fixed and variable rate owner occupied mortgages. Business loans increased 1% to $32.7 billion with growth largely in institutional banking; and • Deposits decreased 1% to $78.8 billion. Growth in term deposits was more than offset by reductions in transaction and savings accounts. Term deposits grew as customer preferences continued to shift towards higher rate accounts, albeit at a slower rate than the prior period. Term deposits now account for 48% of deposits, close to the long-run average of 50%. Non-interest income up 3% • Non-interest income increased 3% to $131 million largely due to improved cards income and increased funds under management. Expenses up 11% • Operating expenses rose 11% to $695 million due to: – Higher staff and technology costs to provide ongoing operational support following the completion of the RBNZ’s outsourcing policy; – Increased software amortisation costs for investments relating to projects delivered addressing the RBNZ's outsourcing policy; and – Inflationary impacts from both wage increases and increased supplier costs. Impairment charge of $23 million • The impairment charge to average loans was 5 basis points, compared to a charge of 32 basis points in the prior comparative period. The charge is due to new IAPs which was partly offset by a small CAP benefit reflecting the reductions in overlays and the downside scenario weight; and • Stressed exposures to TCE increased 22 basis points to 1.55% due to deterioration in business lending stress and mortgage 90+ day delinquencies. Impaired exposures to TCE increased 5 basis points to 0.12%.

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION 53

2.4. Westpac New Zealand (Continued)

2.4.1. Westpac New Zealand segment performance (A$ Equivalent)

Results have been translated into Australian dollars (A$) at the average exchange rates for each reporting period. First Half 2024: $1.0759 (Second Half 2023: $1.0816; First Half 2023: $1.0876). Unless otherwise stated, assets and liabilities have been translated at spot rates as at the end of the period, 31 March 2024: $1.0892 (30 September 2023: $1.0738; 31 March 2023: $1.0678).

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Net interest income	1,171	1,171	1,146	-	2
Non-interest income	122	124	116	(2)	5
Notable Items	(6)	-	-	-	-
Net operating income	**1,287**	**1,295**	**1,262**	**(1)**	**2**
Operating expenses	(646)	(613)	(573)	5	13
Notable Items	-	(9)	-	(100)	-
Total operating expenses	**(646)**	**(622)**	**(573)**	**4**	**13**
Pre-provision profit	**641**	**673**	**689**	**(5)**	**(7)**
Impairment (charges)/benefits	(22)	18	(142)	large	(85)
Profit before income tax expense	**619**	**691**	**547**	**(10)**	**13**
Income tax expense and NCI	(174)	(196)	(154)	(11)	13
Net profit	**445**	**495**	**393**	**(10)**	**13**
Notable Items (post tax)	(4)	(7)	-	(43)	-
Expense to income ratio (Ex Notable Items)[a]	50.04%	47.25%	45.41%	279 bps	large
Net interest margin (Ex Notable Items)[a]	2.09%	2.12%	2.11%	(3 bps)	(2 bps)

a. Ratios calculated using NZ$.

$bn	As at March 2024	As at Sept 2023	As at March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Customer deposits	72.4	74.3	74.7	(3)	(3)
Loans	92.6	92.5	91.9	-	1
Deposit to loan ratio[a]	78.17%	80.36%	81.26%	(219 bps)	(309 bps)
Total assets	113.4	113.5	114.1	-	(1)
TCE	136.0	136.9	137.9	(1)	(1)
Risk weighted assets	56.8	56.2	54.9	1	3
Liquid assets	17.0	17.9	19.2	(5)	(11)
Average interest earning assets	111.7	110.2	109.3	1	2
Average allocated capital	7.5	7.7	6.9	(3)	9
Total funds	11.5	10.6	10.7	8	7

a. Ratios calculated using NZ$.

54 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

2. SEGMENT REPORTING

2.5. Group Businesses

The segment comprises:

- Treasury, which is responsible for the management of the Group's balance sheet including wholesale funding, capital, and liquidity. Treasury also manages interest rate risk and foreign exchange risks;
- Technology, except for UNITE, these costs are allocated to segments across the Group;
- Customer & Corporate Services, which provides shared corporate functions such as property, procurement, finance services, Corporate Affairs, and HR services. Excluding Corporate Affairs, these costs are allocated to other segments across the Group; and
- Enterprise services, which includes earnings on capital not allocated to segments, certain intra-group transactions and gains/losses from asset sales, earnings and costs associated with the Group's fintech investments and other costs including certain customer remediation expenses and centrally held provisions.

	Half Year	Half Year	Half Year	% Mov't	
	March	Sept	March	Mar 24	Mar 24
$m	2024	2023	2023	- Sept 23	- Mar 23
Net interest income	703	583	419	21	68
Non-interest income	13	6	147	117	(91)
Notable Items	(220)	59	132	large	large
Net operating income	**496**	**648**	**698**	**(23)**	**(29)**
Operating expenses	(419)	(344)	(407)	22	3
Notable Items	-	(170)	-	(100)	-
Total operating expenses	**(419)**	**(514)**	**(407)**	**(18)**	**3**
Pre-provision profit	**77**	**134**	**291**	**(43)**	**(74)**
Impairment (charges)/benefits	-	-	(1)	-	(100)
Profit before income tax expense	**77**	**134**	**290**	**(43)**	**(73)**
Income tax expense and NCI	(94)	(140)	(55)	(33)	71
Net profit/(loss)	**(17)**	**(6)**	**235**	**183**	**large**
Notable Items (post tax)	(160)	(79)	178	103	large
Profit/(loss) attributable to businesses sold	-	20	111	(100)	(100)

Treasury

	Half Year	Half Year	Half Year	% Mov't	
	March	Sept	March	Mar 24	Mar 24
$m	2024	2023	2023	- Sept 23	- Mar 23
Net interest income	554	404	261	37	112
Non-interest income	13	8	6	63	117
Notable Items	(220)	69	(89)	large	147
Net operating income	**347**	**481**	**178**	**(28)**	**95**
Net profit	**166**	**262**	**54**	**(37)**	**large**

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 55 2.5. Group Businesses (Continued) First Half 2024 – Second Half 2023 Net loss of $17 million compared to a loss of $6 million in the prior period. Pre-provision profit of $77 million was down from profit of $134 million in the prior period. Excluding Notable Items, pre-provision profit was $297 million compared with a $245 million profit in the prior period. Net operating income down 23% • Excluding Notable Items, income was up 22% or $127 million. Movements included: – Higher Treasury contribution from favourable positioning for interest rate volatility; partly offset by – Lower realised gains on sale of liquid assets. Expenses down 18% • Excluding Notable Items, expenses were up 22% or $75 million primarily driven by: – Higher technology investment spend relating to the technology simplification program, UNITE; and – Increases in certain employee provisions. First Half 2024 - First Half 2023 Net loss of $17 million compared to a net profit of $235 million in the prior corresponding period. Pre-provision profit of $77 million was lower than the profit of $291 million in the prior corresponding period. Excluding Notable Items, pre-provision profit was $297 million compared with $159 million profit in the prior corresponding period. Net operating income down 29% • Excluding Notable Items, income was up 27% or $150 million. Movements included: – Higher Treasury contribution from positioning for interest rate volatility; – Earnings growth on capital balances due to higher interest rates; and – Higher income from businesses that were exited in the prior corresponding period. Expenses up 3% • Excluding Notable Items, expenses were up 3% or $12 million primarily driven by higher technology investment spend relating to the technology simplification program, UNITE.

56 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS DIRECTORS’ REPORT DIRECTORS’ REPORT Directors Review and results of the Group’s operations Significant developments Risk factors Rounding of amounts Auditor's Independence Declaration Responsibility Statement

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 57 DIRECTORS’ REPORT The Directors of Westpac present their report together with the financial statements of Westpac and its controlled entities (collectively referred to as ‘the Group’) for the half year ended 31 March 2024. Directors The names of the Directors of Westpac holding office at any time during, and since the end of, the half year and the period for which each has served as a Director are set out below: Name Position Steven Gregg Director since November 2023 and Chairman since December 2023. Peter King Managing Director and Chief Executive Officer since December 2019. Tim Burroughs Director since March 2023. Nerida Caesar Director since September 2017. Audette Exel AO Director since September 2021. Peter Nash Director since March 2018. Nora Scheinkestel Director since March 2021. Margaret Seale Director since March 2019. Michael Ullmer AO Director since April 2023. John McFarlane Retired 14 December 2023. Chairman from April 2020 and Director from February 2020. Christopher Lynch Retired 14 December 2023. Director from September 2020. Review and results of the Group’s operations Net profit attributable to owners of Westpac for First Half 2024 was $3,342 million, 16% lower than First Half 2023. Non-interest income was lower as First Half 2023 included a non-recurring $268 million gain on sale of businesses and revenue from the businesses sold of $140 million. Operating expenses increased, primarily as a result of higher depreciation and amortisation charges as certain major projects were completed. Compared to Second Half 2023, net profit was 5% higher. A summary of the movements in the major line items in Net Profit for First Half 2024 compared to First Half 2023 is discussed below. Net interest income was stable at $9,127 million, with a 3% increase in average interest earning assets and a 7 basis point decline in the net interest margin. The main contributors to the movement in net interest margin included: • Tighter spreads on mortgages in response to competition and a shift towards both lower spread owner occupier, and principal and interest loans; • Higher spreads on new term wholesale fundings as lower spread facilities matures; and • Earnings on capital balances as a result of higher interest rates. Non-interest income was $427 million lower compared to First Half 2023, mostly due to a reduction of $140 million in revenue from businesses sold in 2023 and the $268 million profit on sale of businesses recognised in First Half 2023. Operating expenses were $407 million, or 8% higher compared to First Half 2023. The increase was mainly due to: • Higher depreciation and amortisation of assets of $198 million; and • Higher technology services, and software maintenance and licence costs of $113 million. Impairment charges were $362 million compared to $390 million in First Half 2023. While credit quality saw some deterioration compared to First Half 2023, the overall quality remains sound and provisions are well in excess of expected losses for the base case economic scenario.

58 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS DIRECTORS’ REPORT Review and results of the Group’s operations (Continued) The effective tax rate was 30.9%. This was higher than the 28.8% effective tax rate in First Half 2023 due to the recognition of an accounting gain but a tax loss in First Half 2023 related to the sale of Advance Asset Management Limited. The Board has determined an interim ordinary dividend of 75 cents and a special dividend of 15 cents per share, which will be fully franked. A review of the operations and results of the Group and its segments for the half year ended 31 March 2024 is set out in the Performance review (see pages 2-55) of this Results Announcement and in Risk factors, which forms part of the Directors' Report. Further information about our financial position and financial results is included in the financial statements and accompanying notes, which form part of the 2024 Interim Financial Report. Significant developments Westpac significant developments – Australia Changes to Board of Directors On 16 October 2023, Westpac announced the appointment of Mr Steven Gregg as Non-executive Director and Chairman-elect effective 7 November 2023. Mr Gregg succeeded Mr McFarlane as Chairman of the Board following Mr McFarlane’s retirement from the Board at the conclusion of the AGM on 14 December 2023. Independent Non-executive Director Chris Lynch retired from the Board at the conclusion of the AGM on 14 December 2023. On market buyback As at 31 March 2024, Westpac had completed $849.1 million of the $1.5 billion on market share buyback previously announced on 6 November 2023, with 34.4 million Westpac shares purchased at an average price of $24.65. The shares bought back were subsequently cancelled. On 6 May 2024, Westpac announced an increase in the amount of Westpac shares it intends to buyback up to a further $1 billion, to an aggregate total buyback amount of up to $2.5 billion of Westpac shares. Westpac reserves the right to vary, suspend or terminate the buyback at any time. External auditor On 8 March 2024, Westpac announced that KPMG was the preferred firm to be appointed as Westpac’s external auditor for the 2025 financial year, beginning 1 October 2024. Subject to KPMG becoming independent and regulatory consent being obtained, the approval of Westpac shareholders will be sought at the 2024 Annual General Meeting. Technology Simplification On 27 March 2024, Westpac shared an update on its technology simplification project, UNITE, a multi-year programme of work commenced in FY24. Further discussion on risks around technology projects including the UNITE program is set out in the Risk factors section in the Directors' Report in this Results Announcement. Regulatory and risk developments Enforceable undertaking on risk governance remediation, Integrated Plan and CORE program Our CORE program has delivered the Integrated Plan (IP) required under the enforceable undertaking (EU) entered into with APRA in December 2020 in relation to our risk governance remediation and supporting the strengthening of our risk governance, accountability and culture. In its final report issued 30 April 2024, the Independent Reviewer (Promontory Australia) has confirmed that Westpac has successfully completed the IP and the CORE Program associated with it. Westpac is continuing to focus on the sustainability and effectiveness of the uplift delivered by the Integrated Plan through a 12-month transition phase in 2024 with independent review by Promontory Australia. Promontory Australia has provided quarterly reports to APRA on our compliance with the EU and Integrated Plan. Promontory Australia’s final report, along with reports issued previously, are available on our website at https://www.westpac.com.au/about-westpac/media/core/ . Risk management We are continuing to invest in strengthening our end-to-end management of risk, with a focus on continuous improvement. Areas of particular focus include embedding our risk management framework, policies, systems, data quality and management, product governance, prudential compliance management, reporting to regulators and our risk capabilities. Further information about our risk management is set out in the ‘Risk Management’ section our 2023 Annual Report.

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 59 Significant developments (Continued) APRA releases final Prudential Standard CPS230 Operational Risk Management On 17 July 2023, APRA released the final version of the Prudential Standard CPS 230 Operational Risk Management which will come into effect from 1 July 2025. CPS 230 brings new and enhanced requirements for our operational risk management, service provider management and business continuity planning; and we are undertaking a programme of work to assist in implementing these requirements. Details about operational risk and the consequences of failing to comply with regulatory requirements are set out in the Risk factors section in the Directors' Report in this Results Announcement. Financial crime We continue to make progress on improving our financial crime risk management with significant ongoing work, as we implement a multi-year program of work (including AML/CTF, Sanctions, Anti-Bribery and Corruption, the US Foreign Account Tax Compliance Act (FATCA) and Common Reporting Standard (CRS)). Through this work, we continue to undertake activities to strengthen our AML/CTF Program, including our Transaction Monitoring Program, and remediate and improve our financial crime controls in multiple areas including: initial, enhanced and ongoing customer due diligence and associated record keeping; upgrading customer and payment screening, enhancing transaction monitoring and associated processes; improving Electronic Funds Transfer Instruction processes; establishing data reconciliations and checks to ensure the completeness of data feeding into our financial crime systems; and improving regulatory reporting, including in relation to International Funds Transfer Instructions, Threshold Transaction Reports, Suspicious Matter Reports (including ‘tipping off’ controls), and FATCA and CRS reporting and equivalent reports in jurisdictions outside Australia. With increased focus on financial crime, further areas of potential non-compliance have been, and may continue to be identified, and we continue to liaise with AUSTRAC and the ATO and local regulators in jurisdictions outside Australia, as appropriate, including to remediate findings and adopt recommendations from regulators with significant ongoing programmes of work across the Group. Details about the consequences of failing to comply with financial crime obligations are set out in the Risk factors section in the Directors' Report in this Results Announcement. Scams The National Anti-Scam Centre launched on 1 July 2023 to coordinate scam disruption and prevention activity across industry sectors and government. On 24 November 2023, Westpac announced that it had joined forces with other Australian banks to launch a Scam-Safe Accord to enhance protection for customers against scams. The collaboration lays out six initiatives to help improve safeguards. In November 2023, the Government commenced consultation on new mandatory industry codes to outline the responsibilities of the private sector in relation to scam activity, with a focus on banks, digital communications platforms and telecommunications providers. The consultation ended on 29 January 2024. Financial Accountability Regime On 15 March 2024, the Financial Accountability Regime (FAR) commenced for authorised deposit-taking institutions and their authorised non-operating holdings companies (NOHCs). The FAR replaces the Banking Executive Accountability Regime which commenced in 2018, and imposes a strengthened responsibility and accountability framework for entities in the banking, insurance and superannuation industries and their directors and senior executives. It will apply to insurance entities, their authorised or registered NOHCs, and Registrable Superannuation Entity licensees from 15 March 2025. New climate reporting standards On 27 March 2024, a bill proposing new mandatory climate reporting legislation was introduced to the Australian Parliament. If passed, it will require Westpac to make climate disclosures in accordance with new Australian Sustainability Reporting Standards (which are being finalised by the Australian Accounting Standards Board) in its annual reporting starting with financial year ended 30 September 2026. On 6 March 2024, the U.S. Securities and Exchange Commission (SEC) adopted final rules requiring registrants, including foreign private issuers such as Westpac, to disclose climate-related information in their registration statements and periodic reports. As of 4 April 2024, the SEC rules have been stayed pending the outcome of a lawsuit challenging the rules in the United States Court of Appeals for the Eighth Circuit. APRA capital requirements Operational risk capital overlays The following additional capital overlays are currently applied by APRA to our operational risk capital requirement:

60 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS DIRECTORS’ REPORT Significant developments (Continued) • $500 million in response to Westpac’s Culture, Governance and Accountability self-assessment (this overlay has applied since 30 September 2019); and • $500 million in response to the magnitude and nature of issues that were the subject of the AUSTRAC proceedings (this overlay has applied since 31 December 2019). These overlays have been applied through an increase in risk weighted assets (RWA). The impact on our Level 2 common equity Tier 1 (CET1) capital ratio at 31 March 2024 was a reduction of 36 basis points. Additional loss absorbing capacity On 2 December 2021, APRA announced a requirement for domestic systemically important banks (D-SIBs), including Westpac, to increase total capital requirements by 4.5 percentage points of RWA to meet additional loss absorbing capacity. From 1 January 2026, the total capital requirement is 18.25%. The increase in total capital is expected to be managed through the issuance of additional Tier 2 capital. APRA Consultation: Enhancing Bank Resilience- Additional Tier 1 Capital in Australia On 21 September 2023, APRA released a discussion paper seeking feedback on potential policy options aimed at improving the effectiveness of Additional Tier 1 (AT1) capital instruments and ensuring that such instruments are operating as intended. APRA has identified potential areas of concern or challenges with how AT1 capital instruments have performed or could perform in times of stress, reflecting on significant challenges internationally in using AT1 capital instruments to absorb losses. Following feedback on the discussion paper, APRA has indicated that it intends to undertake a formal consultation on proposals in the first half of the 2024 calendar year. APRA Consultation: Interest Rate Risk in the Banking Book In November 2022, APRA released a consultation paper on changes to the calculation of interest rate risk in the banking book (IRRBB). The consultation closed in March 2023. In December 2023 APRA released a revised draft APS 117 Capital Adequacy: Interest Rate Risk in the Banking Book. Consultation is expected to complete by mid-2024, and the revised standard is scheduled to commence 1 October 2025. Westpac significant developments – New Zealand RBNZ review of overseas bank branches On 7 November 2023, the RBNZ announced key decisions following the review of its policy for branches of overseas banks. The key decisions include restricting branches of overseas banks in New Zealand to engaging in wholesale business and restricting dual-registered branches (such as the Westpac’s New Zealand Branch) to only conducting business with “large” wholesale customers. It is proposed that “large” be determined based on consolidated annual turnover or net assets greater than NZ$50 million and the implementation date is expected to be in 2028. Westpac’s New Zealand Branch currently provides financial markets, trade finance and international payment products and services to customers referred by WNZL. Based on key decisions announced, we expect the RBNZ’s revised policy on overseas bank branches will require changes to the activities Westpac’s New Zealand Branch undertakes, and as a result, WNZL may also make changes to the scope of activities it undertakes. General regulatory changes affecting our businesses Cyber security Regulators have continued their focus on cyber security, given the high profile cyber-related incidents. APRA is seeking to ensure that regulated entities improve their cyber security practices and has been focusing on the effective implementation of Prudential Standard CPS 234 Information Security. ASIC has similarly indicated a focus on improving cybersecurity at the companies it regulates. The Australian Signals Department and the Australian Cyber Security Centre are increasingly providing threat intelligence and tailored guidance to help organisations enhance their information security measures. We will continue to engage with regulators and the government more broadly as it relates to cyber-related regulation, legislation and policy. In December 2023, the Australian Government released a consultation paper as part of its 2023-2030 Cyber Security Strategy. Significant proposed changes include the creation of a: • statutory obligation requiring businesses to report ransomware incidents and payments; and • consequence management power in the Security of Critical Infrastructure Act 2018 (Cth) that will allow the Government to direct an entity to take specified actions to manage the consequences of significant incidents. The consultation process closed on 1 March 2024. The consultation paper notes that the Department of Home Affairs will provide advice to Government on new legislation implementing the proposals to be considered in 2024.

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 61 Significant developments (Continued) We continue to work on enhancing our systems and processes to mitigate cyber security risks, including in relation to third parties, and to respond to changes in regulation. Details about operational risks and information security risks, including cyberattacks, are set out in the Risk factors section in the Directors' Report in this Results Announcement. Artificial Intelligence On 17 January 2024 the Australian Government released its interim response to safe and responsible Artificial Intelligence (AI) consultation. The Government indicated that it will consider mandatory guardrails for AI development and use, and is taking immediate action through: • working with industry to develop a voluntary AI Safety Standard, implementing risk- based guardrails for industry; • working with industry to develop options for voluntary labelling and watermarking of AI generated materials; and • establishing an expert advisory body to support the development of options for further AI guardrails. We continue to work on enhancing our systems and processes to mitigate risks that may be amplified by AI and collaborating with industry and government to shape development of AI regulation. Details about operational risks and information security risks, including AI, are set out in the Risk factors section in the Directors' Report in this Results Announcement. Reforms to the Privacy Act In September 2023, the Australian Government released its response to the Privacy Act Review Report (Report). The Government ‘agrees’ or ‘agrees-in-principle’ with most of the proposed reforms in the Report, including new enforcement powers for the Australian Information Commissioner and the introduction of new low-level and mid-tier civil penalties for privacy breaches. At the time of releasing the response, the Attorney-General’s Department indicated that it would conduct an impact analysis and work with stakeholders to inform the development of legislation and guidance material in this term of Parliament for the ‘agreed’ proposals. The Department subsequently announced that, in early 2024, it will: • conduct targeted consultations on the ‘agreed-in principle’ proposals; and • support the development of a detailed impact analysis to ensure the range of benefits and economic costs of the reforms are fully understood. Legal proceedings Our entities are parties to legal proceedings from time to time arising from the conduct of our business. Certain litigation (including regulatory proceedings) and class actions are described as required in Note 13 to the financial statements in this Results Announcement. Risk factors Our business is subject to risks that can adversely impact our financial performance, financial condition and future performance. If any of the following risks occur, our business, prospects, reputation, financial performance or financial condition could be materially adversely affected, with the result that the trading price of our securities or the level of dividends could decline and, as a security holder, you could lose all, or part, of your investment. You should carefully consider the risks described (individually and in combination) and the other information in this Results Announcement and in our 2023 Annual Report and subsequent disclosures before investing in, or continuing to own, our securities. The risks and uncertainties described below can emerge together or quickly in succession in a fashion that is uncorrelated with the order in which they are presented below, and they are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem to be immaterial, may also become important factors that affect us. Risks relating to our business We have suffered, and could in the future suffer, information security risks, including cyberattacks Our operations rely on the secure processing, storage and transmission of information on our computer systems and networks, and the systems and networks of external suppliers. Although we implement measures to protect the confidentiality, availability and integrity of our information, our information assets (including the computer systems, software and networks on which we, or our customers, shareholders, employees, suppliers, counterparties or others rely) may be subject to security breaches, unauthorised access, malicious software, social engineering, denial of service attacks, ransomware, employee misconduct, or other forms of external attacks, internal breaches or human error that could have an adverse impact on our and others' confidential information. The Information security risks we face are heightened by a range of factors including: the inherent risks in existing and new technologies; increasing digitisation of business processes within, and transactions among, organisations; the increased volume of data (including sensitive data) that organisations collect, generate, hold, use and disclose;

62 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS DIRECTORS’ REPORT Risk factors (Continued) the global increase in the sophistication, severity and volume of cyber crime (including the increased occurrence of cyberattacks globally); supply chain disruptions; the prevalence of remote and hybrid working for employees, staff of service providers, and customers; the targeting of local service providers; ongoing and emerging geo-political tensions or wars; other external events such as acts of terrorism and attacks from state sponsored actors, which could compromise our information assets and interrupt our usual operations and those of our customers, suppliers and counterparties; and the prevalence and increased use of Artificial Intelligence systems, which can increase the speed, complexity and effectiveness of cyberattacks. Adverse information security events such as data breaches, cyberattacks, espionage and/or errors are occurring at an unprecedented pace, scale and reach. Cyberattacks and other information security breaches have the potential to cause a range of impacts, including: financial system instability; reputational damage; serious disruption to customer banking services; economic and non-economic losses to us, our customers, shareholders, suppliers, counterparties and others; compromise data privacy of customers, shareholders, employees and others; and exposure to contagion risk. While we have systems in place to protect against, detect, contain and respond to cyberattacks and other information security threats, these systems have not always been, and may not always be, effective and human error can occur. Westpac, its customers, shareholders, employees, suppliers, counterparties or others could suffer losses from cyberattacks, information security breaches or ineffective cyber resilience. Consequences could be heightened where Westpac is holding customer data in breach of legal or regulatory obligations, and that data is compromised as part of a cyberattack or other information security incident. We may not be able to anticipate and prevent a cyberattack or other information security incident, or effectively respond to and/or rectify the resulting damage. Our suppliers and counterparties, and other parties that facilitate our activities, financial platforms and infrastructure (such as payment systems and exchanges that hold data in relation to our existing or potential customers) as well as our customers’ suppliers and counterparties are also subject to the risk of cyberattacks and other information security breaches, which could in turn impact us. As the scale and volume of cyberattacks increases globally, there is an increased likelihood of enforcement action from global and domestic regulators and other action from customers or shareholders, such as class action litigation, for information security risk management failures, for failing to protect our information assets (including customer and other data), for misleading statements made about our information security practices or for deficiencies in our response to cyberattacks and information security threats (including any delayed, deficient or misleading notifications). Consequences of a successful cyberattack or information security breach (whether targeting Westpac or third parties) could include: damage to technology infrastructure; the potential use of incident response and intervention powers by the Australian Government under the Security of Critical Infrastructure Act 2018 (Cth); disruptions or other adverse impacts to network access, operations or availability of services; loss of customers, suppliers and market share or reputational damage; loss of data or information; cyber extortion; customer remediation and/or claims for compensation; breach of applicable laws and regulations; increased vulnerability to fraud and scams; litigation and adverse regulatory action including fines or penalties, and increased regulatory scrutiny and enforcement action (including the imposition of licence conditions). All these potential consequences could have regulatory impacts and negatively affect our business, prospects, reputation, financial performance or financial condition. As cyber threats evolve, we may need to allocate significant resources and incur additional costs to modify or enhance our systems, investigate and remediate any vulnerabilities or incidents and respond to changing regulatory environments (including regulatory inquiries). We could be adversely affected by legal or regulatory change We operate in an environment of sustained legal and regulatory change and ongoing scrutiny of financial services providers. Our business, prospects, reputation, financial performance and financial condition have been, and could in the future be, adversely affected by changes to law, regulation, policies, supervisory activities, the expectations of our regulators, and the requirements of industry codes of practice, such as the Banking Code of Practice. Such changes may affect how we operate and have altered, and may in the future alter, the way we provide our products and services, in some cases requiring us to change or discontinue our offerings. This includes possible future changes in laws, regulations, policy or regulatory expectations arising from industry-wide reviews and inquiries - for example, in relation to the cash-in-transit industry, and the Senate inquiry into regional and rural branch closures. The effects of such changes and reviews in the past have included, and could continue to include, limiting our flexibility, requiring us to incur substantial costs (such as costs of systems changes, the levies associated with the Compensation Scheme of Last Resort, or if our liability for scams or operational costs relating to scam management or other industry wide issues are increased as a result of legal or regulatory change), absorbing specialist resources, impacting the profitability of our businesses, requiring us to retain additional capital, impacting our ability to pursue strategic initiatives or implement other changes, resulting in us being unable to increase or maintain market share and/or creating pressure on margins and fees. Changes to regulations in relation to cyber, data, privacy, fraud and scams may also affect the level of threat acting in Australia. A failure to manage legal or regulatory changes effectively and in the timeframes required has resulted, and could in the future result, in the Group not meeting its compliance obligations. It could also result in enforcement action, penalties, fines, civil litigation, capital impacts and ultimately loss of business licences. Managing large volumes of regulatory change contributes to execution risk. Updates to our technology, systems and processes to keep pace with legal and

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 63 Risk factors (Continued) regulatory change may not always be successful, and such changes can increase the risk of flaws, human error or unintended consequences. This is exacerbated by frequent requirements for change. Significant management attention, costs and resources may be required to update existing, or implement new, processes to comply with such changes. The availability of skilled personnel required to implement changes may be limited. There is additional information on certain aspects of regulatory changes affecting the Group in ‘Significant developments’ and the sections ‘Critical accounting assumptions and estimates’ and ‘Future developments in accounting standards’ in Note 1 to the financial statements. We have been and could be adversely affected by failing to comply with laws, regulations or regulatory policy We are responsible for ensuring that we comply with all applicable legal and regulatory requirements and industry codes of practice in the jurisdictions in which we operate or obtain funding. We are subject to compliance and conduct risks. These risks are exacerbated by the complexity and volume of regulation, and the level of ongoing regulatory change, including where we interpret our obligations and rights differently to regulators or a Court, tribunal or other body, or where applicable laws (in different jurisdictions or between regimes in Australia) conflict. The potential for this is heightened when regulation is new, untested or is not accompanied by extensive regulatory guidance, or where industry consultation is limited. Our compliance and conduct management system (which is designed to support our commitment to satisfying regulatory requirements and the effective management of compliance and conduct risk for the benefit of customers, other stakeholders and financial markets) has not always been, and may not always be, effective. Breakdowns have occurred, and may in the future occur, due to a failure to exercise good judgement in the decisions we make, flaws in the design or implementation of controls or processes, or when new measures are implemented in short periods of time. These factors can result in a failure by the Group to meet its compliance obligations (including obligations to report or provide information to regulators). As reviews and change programs are progressed, compliance issues have been, and will likely continue to be, identified. Conduct risk has occurred, and could continue to occur, through the provision of products and services to customers (including vulnerable customers and customers in hardship) that do not meet their needs or do not meet the expectations of the market. It has occurred, and could continue to occur, through the deliberate, reckless, negligent, accidental or unintentional conduct of our employees, contractors, agents, authorised representatives, credit representatives (for example, in our RAMS franchise networks) and/or external services providers that results in the circumvention or inadequate implementation of our controls, processes, policies or procedures. This could occur through a failure to meet professional obligations to specific clients (including fiduciary, suitability, responsible lending and hardship requirements), conflicts of interest, use of unlicensed referrers, weakness in risk culture, corporate governance or organisational culture, poor product design and implementation, failure to adequately consider customer needs or selling products and services outside of customer target markets, or human error. These risks are heightened where there has been, or is in the future, inadequate supervision and oversight of our distribution channels. A failure by our people to comply with the behaviours we expect, our policies, procedures, or the law could also negatively impact other employees, which could lead to outcomes including litigation and reputational damage for Westpac. Where third parties have contributed to conduct risk, Westpac and its related entities may have limited recourse against these third parties, and regulatory outcomes may not be mitigated by third party culpability. These factors have resulted, and could continue to result, in poor customer outcomes (including for vulnerable customers and customers in hardship), a failure by the Group to meet its compliance obligations (or to promptly detect, report and/or remedy non-compliance) and other outcomes including impacts which may compromise the integrity of the markets in which we operate or to data we report, reputational damage, increased regulatory surveillance or investigation and employment disputes in relation to consequence management. We are currently subject to a number of investigations, reviews and industry inquiries by, and are responding to a number of requests from, domestic and international regulators including APRA, ASIC, the ATO, the ACCC, AUSTRAC, BCCC, FINRA, AFCA, RBNZ and the Fair Work Ombudsman, BaFin, BPNG and BPNG’s Financial Analysis and Supervision Unit, involving significant resources and costs (which may divert specialist resources from other programs of work). Regulatory reviews and investigations have in the past, and may in the future, result in a regulator taking administrative or enforcement action against the Group and/or its representatives. Regulators have broad powers, and in certain circumstances, can issue directions to us (including in relation to product design and distribution and remedial action). Regulators could also pursue civil or criminal proceedings, seek substantial fines, civil penalties, compliance regimes or other enforcement outcomes. Penalties can be (and have been) more significant where it has taken some time to identify contraventions, or to investigate, correct or remediate contraventions, where there are patterns of similar conduct, or where there has been awareness of contraventions. These risks are heightened where we fail to meet our obligations (or the expectations of regulators) in areas of particular regulatory focus, for example, in relation to vulnerable customers, customers in hardship and indigenous customers or where regulators consider issues to be material or indicate systemic issues. In addition, regulatory investigations may lead to adverse findings against directors and management, including potential disqualification. The allocation of resources to regulatory reviews and investigations can also impede other activities, including change, simplification and remediation activities.

64 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS DIRECTORS’ REPORT Risk factors (Continued) APRA can also require the Group to hold additional capital either through a capital overlay or higher risk weighted assets (including in response to a failure to comply with prudential standards and/or expectations including in relation to, for example, stress testing and liquidity management). Following the commencement of civil penalty proceedings, APRA imposed a $500 million Culture, Governance and Accountability Review overlay and a further $500 million Risk Governance overlay to our required operational risk capital in 2019. Both overlays continue to apply. If the Group incurs additional capital overlays, we may need to raise additional capital, which could have an adverse impact on our financial performance. The political and regulatory environment that we operate in has seen (and may continue to see) the expansion of powers of regulators along with materially increased civil penalties for corporate and financial sector misconduct or non-compliance and an increase in criminal prosecutions against institutions and/or their employees and representatives (including where there is no fault element). This could also result in reputational damage and impact the willingness of customers, investors and other stakeholders to deal with Westpac. Given the size of Westpac and scale of its activities, a failure by Westpac may result in multiple contraventions, which could lead to significant financial and other penalties. The introduction of the Financial Accountability Regime may heighten these risks as it replaces the Banking Executive Accountability Regime and imposes a strengthened responsibility and accountability framework. Regulatory investigations or actions commenced against the Group have exposed, and may in the future expose, the Group to an increased risk of litigation brought by third parties (including through class action proceedings), which may require us to pay compensation to third parties and/or to undertake further remediation activities. In some cases, the amounts claimed and/or to be paid may be substantial. Market developments suggest the scope and nature of potential claims is expanding, including in relation to cyber incidents, financial crime and environmental, social and governance issues. We have incurred significant remediation costs on a number of occasions (including compensation payments and costs of correcting issues) and new issues may arise requiring remediation. We have faced, and may continue to face, challenges in effectively and reliably scoping, quantifying and implementing remediation activities, including determining how to compensate impacted parties properly, fairly and in a timely way. Remediation activities may be affected or delayed by a number of factors including the number of customers (or other parties) affected, the commencement of investigations or litigation (including regulatory or class action proceedings), requirements of regulators (including as to the method or timeframe for remediation) or difficulties in locating or contacting affected parties and any reluctance of affected parties to respond to contact. Investigation of the underlying issue may be impeded due to the passage of time, technical system constraints, or inadequacy of records. Remediation programs may not prevent regulatory action or investigations, litigation or other proceedings from being pursued, or sanctions being imposed. Regulatory investigations, inquiries, litigation, fines, penalties, infringement notices, revocation, suspension or variation of conditions of regulatory licences or other enforcement or administrative action or agreements (such as enforceable undertakings) have and could, either individually or in aggregate with other regulatory action, adversely affect our business, prospects, reputation, financial performance or financial condition and increases class action risk. There is additional information on certain regulatory and other matters that may affect the Group (including class actions) in ‘Significant developments’ and in the sections ‘Critical accounting assumptions and estimates’ and ‘Future developments in accounting standards’ in Note 1 to the financial statements. We have suffered, and in the future could suffer, losses and be adversely affected by the failure to implement effective risk management Our risk management framework has not always been, and may not in the future be, effective. The resources we have in place for identifying, measuring, evaluating, monitoring, reporting and controlling or mitigating material risks may not always be adequate. This may arise due to inadequacies in the design of the framework or key risk management policies, controls and processes, the design or operation of our remuneration structures and consequence management processes, technology failures, our corporate structure, incomplete implementation or embedment, or failure by our people (including contractors, agents, authorised representatives and credit representatives) to comply with or properly implement our policies and processes. The potential for these types of failings is heightened if we do not have appropriately skilled, trained and qualified people in key positions or we do not have sufficient capacity, including people, processes and technology, to appropriately manage risks. There are also inherent limitations with any risk management framework. Risks may exist, or emerge in the future, that we have not anticipated or identified. The risk management framework may also prove ineffective because of weaknesses in risk culture or risk governance practices and policies. For example: where there is a lack of awareness of our policies, controls and processes or where they are not adequately complied with, monitored, audited or enforced. This may result in poor decision-making or risk and control weaknesses not being identified, escalated or acted upon. We periodically review our risk management framework to determine if it remains appropriate. Our ongoing analysis and reviews, in addition to regulatory feedback, have highlighted that while there have been improvements, the risk management framework is still not operating satisfactorily in a number of respects and needs continued focus. As part of our risk management framework, we measure and monitor risks against our risk appetite. When a risk is out of appetite, we aim to take steps to bring this risk back into appetite in a timely way. This may include improving the

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 65 Risk factors (Continued) design of our risk class frameworks and supporting policies. However, we may not always be able to bring a risk back within appetite within proposed timeframes or implement effective improvements. This may occur because, for example, the required changes involve significant complexity, or because we experience delays in enhancing our information technology systems, or we do not have sufficient appropriately trained staff for required activities (including where staff are occupied by other regulatory change or remediation projects), or because of an operational failure. It is also possible that due to external factors beyond our control, certain risks may be inherently outside of appetite for periods of time. Our Integrated Plan (IP) in relation to risk governance remediation was developed to address the root causes of Westpac’s risk governance shortcomings which led to the establishment of the Enforceable Undertaking (EU) with APRA in December 2020. The IP was completed at the end of December 2023, as committed in the IP. Promontory Australia (as Independent Reviewer providing regular updates to APRA) issued its final report on 30 April 2024 confirming that Westpac has successfully completed the IP and the CORE Program associated with it. This report, along with previous reports, has been published on our website at https://www.westpac.com.au/about-westpac/media/core/. Westpac is continuing to focus on the sustainability and effectiveness of the uplift delivered by the Integrated Plan through a 12 month transition phase in 2024, with independent review by Promontory Australia. If any of our governance or risk management processes and procedures prove ineffective or inadequate or are otherwise not appropriately implemented or we do not bring risks into appetite, we could be exposed to higher levels of risk than expected and sustained or increased regulatory scrutiny and action. While improvements in risk culture can drive early and increased self-identification and remediation of compliance concerns, this can also highlight concerns that may lead to further regulatory action. This may result in financial losses, imposition of capital requirements, breaches of compliance obligations, fines and reputational damage, and significant remediation which could adversely affect our business, prospects, financial performance or financial condition. We could suffer losses due to technology failures Maintaining the reliability, availability, integrity, confidentiality, security and resilience of our information and technology is crucial to our business. While the Group has a number of processes in place to preserve and monitor the availability, and facilitate the recovery, of our systems, there is a risk that our information and technology systems may be inadequate, fail to operate properly or result in outages, including from events wholly or partially beyond our control. If we experience a technology failure, we may fail to meet a compliance obligation (such as a requirement to retain records and/or data for a certain period, or to destroy records and/or data after a certain period, or other risk management, privacy, business continuity management or outsourcing obligations), or our employees and our customers may be adversely affected, including through the inability for them to access our products and services, privacy breaches, or the loss of personal data. This could result in reputational damage, remediation costs and a regulator commencing an investigation and/or taking action, or others commencing litigation, against us. Technology issues in the financial sector can also affect multiple institutions. This means we could impact, or be impacted by, other institutions. The use of legacy systems, as well as work underway to uplift our technological capabilities, may heighten the risk of a technology failure, change management issues and the risk of non-compliance with our regulatory obligations or poor customer outcomes. Projects aimed at simplifying/streamlining our systems (including our UNITE program) will require the allocation of significant resources (including specialist expertise) and incur costs. In addition, the risk of technology failure, regulatory non-compliance or poor customer outcomes may be heightened while those projects are being undertaken, or post-implementation where there are unanticipated outcomes or impacts. We are also exposed to the risk that such projects may not be completed on time or may require further resources or funding than anticipated. The success of such projects relies in part on having robust governance arrangements and appropriate oversight at board and senior executive level, and the risk of regulatory non-compliance, poor customer outcomes, delays, increased cost or demand on resources can be heightened where we fall short in these areas. Failure to regularly renew and enhance our technology to deliver new products and services, comply with regulatory obligations and ongoing regulatory changes, improve automation of our systems and controls, and meet our customers’ and regulators’ expectations, or to effectively implement new technology projects, could result in cost overruns, technology failures (including due to human error in implementation), reduced productivity, outages, operational failures or instability, compliance failures, reputational damage and/or the loss of market share. This could place us at a competitive disadvantage and also adversely affect our business, prospects, financial performance or financial condition. We could suffer losses due to geopolitical events We, our customers and our suppliers operate businesses and hold assets in different geographic locations. Significant risks remain including from geopolitical instability, conflicts, trade tensions, tariffs, sanctions, social disruption, civil unrest, war, terrorist activity, acts of international hostility, and complicity with or reluctance to take action against certain types of crimes. Such events could affect domestic and international economic stability and impact consumer and investor confidence which in turn could disrupt industries, businesses, service providers and supply chains and ultimately adversely impact economic activity. This could lead to shortages of materials and labour, higher energy costs and commodity prices, volatility in markets and damage to property. This in turn could affect asset values and impact customers’ ability to repay

66 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS DIRECTORS’ REPORT Risk factors (Continued) amounts owing to us, and our ability to recover amounts owing. All of these impacts could adversely affect our business, prospects, financial performance or financial condition. Climate change and other sustainability factors such as human rights and natural capital may have adverse effects on our business Climate and other sustainability-related risks have had and are likely to have adverse effects on us, our customers, external suppliers, and the communities in which we operate. These risks are magnified by the significant uncertainties in modelling climate and other sustainability-related risks and opportunities and in assessing their impact. Climate related risks may manifest as physical risks, both acute and chronic, transition risks, and risks related to legal and regulatory action. Physical risks from climate change include risks to us directly, as well as to customers, suppliers and other stakeholders that may ultimately impact us due to disruption or changes to business and economic activities, income, business models, asset values, insurability of assets (or inability to access insurance), and frequency or extent of damage to assets. These risks could arise from increases and variability in temperatures, changes in precipitation, rising sea levels, loss of natural capital (including biodiversity loss), and more severe and frequent climatic events, including fires, storms, floods and droughts. In turn, such events could also increase human rights risk and/or increase customer vulnerability. Transition risks are risks that the transition to a lower carbon economy could impact Westpac. This could occur from climate change mitigation, obsolescence of certain businesses including from energy transition, changes in investor appetite, shifting customer preferences, technology developments and changes in regulatory expectations/policy. Transition risks could emerge through our lending to certain customers that experience reduced revenues or asset values or increased costs, which in turn impacts our credit risk. Westpac may also be directly impacted by transition risks, or unable to reduce our exposure to impacted customers. Our ambition to become a net-zero, climate resilient bank, including joining the NZBA, is leading to changes to policies and processes which may present associated execution risk. Our ability to meet our commitments and targets is in part dependent on the orderly transition of the economy towards net-zero, which may be impacted by external factors including (but not limited to) climate policy, levels of investment, electricity grid capacity, and constraints in the development and supply of technology, infrastructure and the skilled labour required to deliver the necessary change. Our ability to transition, including to meet our targets and commitments, may also be impacted by challenges faced by customers in meeting their own transition plans and commitments. The high dependency of the global economy on nature means natural capital loss is a risk to us, primarily through our exposure to customers that are materially dependent or impact on nature. Natural capital refers to the stock of renewable and non-renewable natural resources (e.g. plants, animals, air, water, soils, minerals) that combine to yield a flow of benefits to people. Natural capital loss can also contribute to, and be accelerated by, climate change and these risks can be interdependent. Increasing recognition and responses to this risk also create heightened regulatory and stakeholder expectations on Westpac. As with our climate ambitions, our ambition to become a nature positive bank will lead to changes to policies and processes which may present associated execution risk, and our ability to meet those ambitions will be impacted by external factors outside our control. Global strategies and standards for nature positivity are at an early stage, which increases regulatory risk and uncertainty. Our business may be exposed to social and human rights risks through our operations, our supply chain and in the provision of financial services. If we fail to adequately identify and manage these risks, we may cause, contribute to, or be directly linked to adverse social and human rights impacts. This includes a risk that we provide financial services to customers involved in human rights abuses or criminal activity, or that our platforms and products may be exploited for criminal purposes. While we seek to manage and assess social risks and act if we identify risks, we cannot be certain that our assessment will uncover these risks and/or enable us to act. This could be because of the increasing sophistication of perpetrators and/or our monitoring systems and analytics have not kept pace with change. Data relevant to our assessment and management of climate, environmental and social risks continues to mature. In some cases, we require data from third parties to estimate our exposure and risks (in particular, regarding our scope 3 emissions). If those data sources are not sufficiently available or reliable, there is a risk that our decision making, including target setting and reporting, could be affected and we may not be able to meet our targets and commitments. Associated risks become more acute where mandatory reporting regimes are in effect. Failure or perceived failure to adapt the Group’s strategy, governance, procedures, systems and/or controls to proactively manage or disclose climate and other sustainability-related risks and opportunities (including, for example, perceived misstatement of, or failure to adequately implement or meet, sustainability claims, commitments and/or targets) may give rise to business, reputational, legal and regulatory risks. This includes financial and credit risks that may impact our profitability and outlook, and the risk of regulatory action or litigation (including class actions) against us and/or our customers. We may also be subject, from time to time, to legal and business challenges due to actions instituted by activist or other groups. Examples of areas which have attracted activism and challenges include: the financing of businesses perceived to be at greater risk from physical and transition risks of climate change and/or perceived not to demonstrate

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 67 Risk factors (Continued) responsible management of climate change or environmental and social issues; and climate- and sustainability-related disclosures (including net-zero or emissions reductions strategies, targets and policies). Scrutiny from regulators, shareholders, activists and other stakeholders on climate-related risk management practices, lending policies, targets and commitments, and other sustainability products, claims and marketing practices will likely remain high. Applicable legal and regulatory regimes, policies, and reporting and other standards are also evolving. For example, in Australia, the government has introduced a bill proposing a new mandatory climate reporting regime, and there is an increased compliance and enforcement focus by ASIC and ACCC on a range of issues related to sustainability, sustainable finance, and monitoring/investigation of related claims. This increases compliance, legal and regulatory risks, and costs. For further detail on the identification, assessment and management of these risks, please refer to our 2023 Climate Report, and the Creating Value for the Community, Creating Value for the Environment and Sustainability Governance sections of our 2023 Annual Report. The failure to comply with financial crime obligations has had, and could have further, adverse effects on our business and reputation The Group is subject to anti-money laundering and counter-terrorism financing (AML/CTF) laws, anti-bribery and corruption laws, economic and trade sanctions laws and tax transparency laws in the jurisdictions in which it operates (Financial Crime Laws). These laws can be complex and, in some circumstances, impose a diverse range of obligations. As a result, regulatory, operational and compliance risks are heightened. In some jurisdictions (e.g. the Pacific region) financial crime risks are elevated beyond the Group’s risk appetite. Financial Crime Laws require us to report certain matters and transactions to regulators (such as international funds transfer instructions, threshold transaction reports and suspicious matter reports) and ensure that we know who our customers are and that we have appropriate ongoing customer due diligence in place. The failure to comply with some of these laws has had, and in the future could have, adverse impacts for the Group. The Group operates within a landscape that is constantly changing, particularly with the emergence of new payment technologies, increased regulatory focus on digital assets, increasing reliance on economic and trade sanctions to manage issues of international concern, and the rapid increase of ransomware and cyber extortion attacks. These developments bring with them new financial crime risks for the Group (as well as other risks including scams and fraud, and criminal activity that utilises a variety of technology and platforms), which may require adjustments to the Group’s systems, policies, processes and controls. There has been, and continues to be, a focus on compliance with financial crime obligations, with regulators globally commencing investigations and taking enforcement action for identified non-compliance (often seeking significant penalties). Due to the Group’s scale of operations, an undetected failure or the ineffective implementation, monitoring or remediation of a system, policy, process or control (including a regulatory reporting obligation) has resulted, and could in the future result, in a significant number of breaches of AML/CTF or other Financial Crime Laws. This in turn could lead to significant financial penalties and other adverse impacts for the Group, such as reputational damage and litigation risk. While the Group has systems, policies, processes and controls in place designed to manage its financial crime obligations (including reporting obligations), these have not always been, and may not in the future always be, effective. This could be for a range of reasons including, for example, a deficiency in the design of a control or a technology failure or a change in financial crime risks or typologies. Our analysis and reviews, in addition to regulator feedback, have highlighted that our systems, policies, processes and controls are not always operating satisfactorily in a number of respects and require improvement. We continue to have an increased focus on financial crime risk management and, as such, further issues requiring attention have been identified and may continue to be identified. Although the Group provides updates to various regulators on its remediation and other program activities, there is no assurance that those or other regulators will agree that its remediation and program update activities will be adequate or effectively enhance the Group’s compliance programs. If we fail to comply with our financial crime obligations, we have faced, and could in the future face, significant regulatory enforcement action and other consequences (as discussed in the risk factor entitled ‘We have been and could be adversely affected by failing to comply with laws, regulations or regulatory policy’) and increased reputational risks (as discussed in the risk factor entitled ‘Reputational damage has harmed, and could in the future harm, our business and prospects’). There is additional information on financial crime matters in ‘Significant developments’. Reputational damage has harmed, and could in the future harm, our business and prospects Reputational risk arises where there are differences between stakeholders’ current and emerging perceptions, beliefs and expectations and our past, current and planned activities, processes, performance and behaviours. Potential sources of reputational damage include where our actions (or those of our contractors, agents, authorised representatives and credit representatives) cause, or are perceived to cause, a negative outcome for customers, shareholders, stakeholders or the community. Reputational damage could also arise from the failure to effectively

68 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS DIRECTORS’ REPORT Risk factors (Continued) manage risks, failure to comply with legal and regulatory requirements, enforcement or supervisory action by regulators, adverse findings from regulatory reviews, failure or perceived failure to adequately prevent or respond to community, environmental, social and ethical issues or expectations and cyber incidents, and inadequate record-keeping, which may prevent Westpac from demonstrating that, or determining if, a past decision was appropriate at the time it was made. We are also exposed to contagion risk from incidents in (or affecting) other financial institutions and/or the financial sector more broadly (for example, issues affecting the cash-in-transit industry and the potential for disruption to the availability of cash, as well as flow on consequences including runs on cash). There are potential reputational consequences (together with other potential commercial and operational consequences) of failing to appropriately identify, assess and manage environmental, social and governance related risks, or to respond effectively to evolving standards and stakeholder expectations. Our reputation could also be adversely affected by the actions of customers, suppliers, contractors, authorised representatives, credit representatives, joint-venture partners, strategic partners or other counterparties. Failure, or perceived failure, to address issues that could or do give rise to reputational risk, has created, and could in the future create, additional legal risk, subject us to regulatory investigations, regulatory enforcement actions, fines and penalties or litigation or other actions brought by third parties (including class actions), and the requirement to remediate and compensate customers, including prospective customers, investors and the market. It could also result in the loss of customers or restrict the Group’s ability to efficiently access capital markets. This could adversely affect our business, prospects, financial performance or financial condition. We have and could suffer losses due to litigation Litigation has been, and could in the future be, commenced against us by a range of plaintiffs, such as customers, shareholders, employees, suppliers, counterparties, activists and regulators and may, either individually or in aggregate, adversely affect the Group’s business, operations, prospects, reputation or financial condition. In recent years, there has been an increase in class action proceedings in the broader market, many of which have resulted in significant monetary settlements. The risk of class actions has been heightened by a number of factors, including regulatory enforcement actions, an increase in the number of regulatory investigations and inquiries, a greater willingness on the part of regulators to commence court proceedings, more intense media scrutiny, the increasing prospect of regulatory reforms which might eliminate some of the current barriers to such litigation, and the growth of third party litigation funding and other funding arrangements. Class actions commenced against a competitor could also lead to similar proceedings against Westpac and a competitor’s response to those actions may impact attitudes of counterparties to Westpac proceedings. Activism strategies directed at financial institutions, particularly in the area of climate change, sustainability and energy transition, have also increased globally in recent years, where the focus, including through the commencement of proceedings, may be to publicly highlight particular issues, to enforce legal or regulatory standards, or to influence the financial institution to change its operations and activities. Westpac is currently, and in the future may be, exposed to such litigation and/ or strategies employed by activist shareholders or organisations. Litigation is subject to many uncertainties and the outcome may not be predicted accurately. Furthermore, the Group’s ability to respond to and defend litigation may be adversely affected by inadequate record keeping. The Group’s ability to settle litigation on reasonable terms will be affected by attitudes of counterparties. Depending on the outcome of any litigation, the Group has been, and may in the future be, required to comply with broad court orders, including compliance orders, enforcement orders or otherwise pay significant damages, fines, penalties or legal costs. There is a risk that the actual penalty or damages paid following a settlement or determination by a Court for any legal proceedings may be materially higher or lower than any relevant provision (where applicable) or that any contingent liability may be larger than anticipated. There is also a risk that additional litigation or contingent liabilities arise, all of which could adversely affect our business, prospects, reputation, financial performance or financial condition. There is additional information on certain legal proceedings that may affect the Group in the Significant developments section in the Directors’ Report and in Note 13 to the financial statements in this Interim Financial Results Announcement We are exposed to adverse funding market conditions We rely on deposits, money markets and capital markets to fund our business and source liquidity. Our liquidity and costs of obtaining funding are related to funding market conditions, in addition to our creditworthiness and credit profile. Funding markets can be unpredictable and experience periods of extreme volatility, disruption and decreased liquidity. Market conditions, and the behaviour of market participants, can shift significantly over very short periods of time. The main risks we face are damage to market confidence, changes to the access and cost of funding and reduction in appetite for exposure to Westpac, as well as the potential impacts arising from broader macroeconomic themes. Additionally, a shift in investment preferences could result in deposit withdrawals that would increase our need for funding from other sources. These other sources may offer lower levels of liquidity and increase costs.

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 69 Risk factors (Continued) If market conditions deteriorate due to economic, political, regulatory, or other reasons (including those idiosyncratic to Westpac), there may also be a loss of confidence in bank deposits leading to unexpected withdrawals. These events can transpire quickly and be exacerbated by information transmission on social media. This could increase funding costs, constrain our liquidity, funding and lending activities and threaten our financial solvency. In such events, even robust levels of capital may not be sufficient to safeguard Westpac against detrimental loss of funding. If our current sources of funding prove to be insufficient, we may need to seek alternatives which will depend on factors such as market conditions, our credit ratings, reputation and confidence issues and market capacity. Even if available, these alternatives may be more expensive or on unfavourable terms, which could adversely affect our financial performance, liquidity, capital resources or financial condition. If we are unable to source appropriate funding, we may be forced to reduce business activities (e.g. lending) or operate with smaller liquidity buffers. This may adversely impact our business, liquidity, capital resources, financial performance or financial condition. If we are unable to source appropriate funding for an extended period, or if we can no longer realise liquidity, we may not be able to pay our debts as and when they fall due or meet other contractual obligations. We also enter into collateralised derivative obligations, which may require us to post additional collateral based on market movements. This has the potential to adversely affect our liquidity or ability to use derivatives to hedge interest rate, currency and other financial risks. We could be adversely affected by the risk of inadequate capital levels under stressed conditions The Group is subject to the risk of an inadequate level or composition of capital to support normal business activities and meet regulatory capital requirements under normal operating environments or stressed conditions, and to maintain our solvency. Even robust levels of capital may not be sufficient to ensure the ongoing sustainability of Westpac in the event of a liquidity run. Our capital levels and risk appetite are informed by stress testing. Buffers have been built to assist in maintaining capital adequacy during stressed times. We determine our internal management buffers taking into consideration various factors. These include our balance sheet, portfolio mix, potential capital headwinds (including real estate valuations, inflation and rising rates) and stressed outcomes, (also noting that models and assumptions may or may not be accurate in predicting the nature and magnitude of particular stress events). The macroeconomic environment, stressed conditions and/or regulatory framework could result in a material increase to risk weighted assets or impact our capital adequacy, trigger capital distribution constraints, threaten our financial viability and/or require us to undertake a highly dilutive capital raising. Capital distribution constraints apply when an ADI’s Common Equity Tier 1 Capital ratio is within the prudential capital buffer range (consisting of the Capital Conservation Buffer plus any Countercyclical Capital Buffer). Such constraints could impact future dividends and distributions on Additional Tier 1 (AT1) capital instruments. Should AT1 and Tier 2 capital securities that we have issued be converted into ordinary shares (for example where our CET 1 ratio falls below a certain level or APRA determines we would become non-viable without conversion of capital instruments or equivalent support), this could significantly dilute the value of existing ordinary shares. Additionally, it should be noted that APRA is currently reviewing the effectiveness of AT1 capital instruments for use in a potential bank stress scenario, which could result in associated prudential reforms (see further discussion in the Significant developments section in the Directors’ Report). Our business is substantially dependent on the Australian and New Zealand economies, and could be adversely affected by a material downturn or shock to these economies or other financial systems Our revenues and earnings are dependent on domestic and international economic activity, business conditions and the level of financial services our customers require. Most of our business is conducted in Australia and New Zealand so our performance is influenced by the level and cyclical nature of activity in these countries. The financial services industry and capital markets have been, and may continue to be, adversely affected by volatility, global economic conditions (including inflation and rising interest rates), external events, geopolitical instability, political developments, cyberattacks or a major systemic shock. Market and economic disruptions (or the possibility of interest rates remaining higher for longer than anticipated) could cause consumer and business spending to decrease, unemployment to rise, demand for our products and services to decline and credit losses to increase, thereby reducing our earnings. These events could undermine confidence in the financial system, reduce liquidity, impair access to funding and adversely affect our customers and counterparties. Given Australia’s export reliance on China, slowdown in China’s economic growth and foreign policies (including the adoption of protectionist trade measures or sanctions) could negatively impact the Australian economy. This could result in reduced demand for our products and services and affect supply chains, the level of economic activity and the ability of our borrowers to repay their loans. The nature and consequences of any such event are difficult to predict but each of these factors could adversely affect our business, prospects, financial performance or financial condition.

70 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS DIRECTORS’ REPORT Risk factors (Continued) Declines in asset markets could adversely affect our operations or profitability and an increase in impairments and provisioning could adversely affect our financial performance or financial condition Declines in Australian, New Zealand or other asset markets, including equity, bond, residential and commercial property markets, have adversely affected, and could in the future adversely affect, our operations and profitability. Declining asset prices could also impact customers and counterparties and the value of security (including residential and commercial property) we hold. This may impact our ability to recover amounts owing to us if customers or counterparties default. It may also affect our impairment charges and provisions, in turn impacting our financial performance, financial condition and capital levels. Declining asset prices also impact our wealth management business as its earnings partly depend on fees based on the value of securities and/or assets held or managed. We establish provisions for credit impairment based on accounting standards using current information and our expectations. If economic conditions deteriorate beyond our expectations, some customers and/or counterparties could experience higher financial stress, leading to an increase in impairments, defaults and write-offs, and higher provisioning. Changes in regulatory expectations in relation to the treatment of customers in hardship could lead to increased impairments and/or higher provisioning. Such events could adversely affect our liquidity, capital resources, financial performance or financial condition. Credit risk also arises from certain derivative, clearing and settlement contracts we enter into, and from our dealings in, and holdings of, debt securities issued by other institutions and government agencies, the financial conditions of which may be affected to varying degrees by economic conditions in global financial markets. Sovereign risk may destabilise financial markets adversely Potential sovereign contractual defaults, sovereign debt defaults and the risk that governments will nationalise parts of their economy including assets of financial institutions (such as Westpac) could negatively impact the value of our holdings of assets. Such an event could also destabilise global financial markets, adversely affecting our liquidity, financial performance or financial condition. We could be adversely affected by the failure to maintain our credit ratings Credit ratings are independent opinions on our creditworthiness. Our credit ratings can affect the cost and availability of our funding and may be important to investors, certain institutional customers and counterparties when evaluating their investments in the Group, our products and services. A rating downgrade could be driven by a downgrade of Australia’s sovereign credit rating, or one or more of the risks identified in this section or by other events including changes to the methodologies rating agencies use to determine credit ratings. A credit rating or rating outlook could be downgraded or revised where credit rating agencies believe there is a very high level of uncertainty on the impact to key rating factors from a significant event. A downgrade to our credit ratings could have an adverse effect on our cost of funds, collateral requirements, liquidity, competitive position, our access to capital markets and our financial stability. The extent and nature of these impacts would depend on various factors, including the extent of any rating change, differences across agencies (split ratings) and whether competitors or the sector are also impacted. We face intense competition in all aspects of our business The financial services industry is highly competitive. We compete with a range of firms, including retail and commercial banks, investment banks, other financial service companies, fintech companies and businesses in other industries with financial services aspirations. This includes those competitors who are not subject to the same capital and regulatory requirements as us or who derive substantial revenue from other markets, which may allow those competitors to operate more flexibly and with lower costs of funds. Emerging competitors are increasingly altering the competitive environment by adopting new business models or seeking to use new technologies to disrupt existing business models. The competitive environment may also change as a result of increased scrutiny by regulators in the sector (such as in the payments space, or as a result of the recommendations following the ACCC’s inquiry into the market for the supply of retail deposit products) and other legislative reforms, which will stimulate competition, improve customer choice and likely give rise to increased competition from new and existing firms. Competition in the various markets in which we operate has led, and may continue to lead, to a decline in our margins or market share. Deposits fund a significant portion of our balance sheet and have been a relatively stable source of funding. If we are not able to successfully compete for deposits this could increase our cost of funding, lead us to seek access to other types of funding, or result in us reducing our lending. Our ability to compete depends on our ability to offer products and services that meet evolving customer preferences. Not responding to changes in customer preferences could see us lose customers. This could adversely affect our business, prospects, financial performance or financial condition.

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 71 Risk factors (Continued) For more detail on how we address competitive pressures refer to ‘Our Operating Environment’ in Section 1 of our 2023 Annual Report. We have suffered, and could continue to suffer, losses due to operational risk Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. It includes, among other things, model risk, data risk, operations risk, change execution risk and third party risk. While we have policies, processes and controls in place to manage these risks, these have not always been, or may not be, effective. Ineffective processes and controls (including those of our contractors, agents, authorised representatives and credit representatives, or inadequate supervision and oversight of their activities) have resulted in, and could continue to result in, adverse outcomes for customers, employees or other third parties. The risk of operational breakdowns occurring is heightened where measures are implemented quickly in response to external events. These types of operational failures may result in financial losses, customer remediation, regulatory scrutiny and intervention, fines, penalties and capital overlays and, depending on the nature of the failure, litigation, including class action proceedings. Examples of operational risks include: • Fraud and scams. We have incurred, and could in the future incur, losses from fraud and scams, including fraudulent applications for loans, or from incorrect or fraudulent payments and settlements. Such losses could increase significantly if our liability for scams is impacted by regulatory change (for example, if a UK style bank reimbursement scheme is implemented in Australia or New Zealand, making Australian and New Zealand banks liable to compensate scam victims). Fraudulent conduct can also arise from external parties seeking to access our systems or customer accounts, the use of mule accounts and where identification records are compromised due to third party cybersecurity events. These risks are heightened by real-time transaction capability, and we are also exposed to contagion risk from incidents affecting other institutions. If systems, procedures and protocols for preventing and managing fraud, scams or improper access to our systems and customer accounts fail, or are inadequate or ineffective, they could lead to losses which could adversely affect our customers, business, prospects, reputation, financial performance or financial condition. Regulatory and compliance requirements can impede the ability to swiftly identify or respond to a fraud or scam, or to communicate with affected parties. • Records management. We could incur losses from a failure to adequately implement and monitor effective records management policies and processes. This could impact our ability to safeguard or locate relevant records, respond to production and regulatory notices, conduct remediation, and generally meet records lifecycle management and compliance obligations. Where there are inadequacies or complexities in our systems, these risks are further heightened, for example retaining records and data for, or destroying records or de-identifying records after a certain period. • Artificial Intelligence (AI). As we increase the adoption of AI to support our customers and business processes, we may become more exposed to risks associated with AI, such as lack of transparency, inaccurate data input, risk of unintentional bias or inaccurate outputs, breaches of confidentiality and privacy obligations, and inaccurate decisions or unintended consequences that are inconsistent with our policies or values. In addition, failure or delays in adopting AI could lead to competitive disadvantages or otherwise not leveraging capability that could better support risk management or improve customer outcomes. These could have financial, regulatory, conduct, reputational and customer impacts. • Third party. We rely on suppliers, both in Australia and overseas, to provide services to us and our customers. Failures by these third-party contractors and suppliers, including our authorised representatives and credit representatives, to deliver services as required and in accordance with law, regulation and regulatory expectations could disrupt our ability to provide products and services and adversely impact our customers, operations, financial performance or reputation. For example, we rely on third parties to provide cash transport, handling and storage services. With reduced demand for cash placing pressure on the cash-in-transit (CIT) industry, we are exposed to operational risk including loss of (or delays in accessing) cash held by CIT providers on our behalf, reduced availability of cash in the system generally (which could lead to a run on cash), and related consequences where we or our customers suffer loss or damage due to disruptions to CIT services. • Change execution. We are exposed to change execution risk through delivery of technology and other change programs. There are risks that a change program fails to deliver the desired outcomes, or fails to reduce, pre-empt, mitigate and manage the challenges associated with transformation delivery. This could result in business disruption and delays, technology challenges, financial loss or further regulatory scrutiny. If our technology systems or financial infrastructure do not operate correctly, this may also cause loss or damage to us or our customers. This can also arise from complexities in our systems, and the interaction between those systems. This could include, for example, where systems issues result in incorrect fees or charges being applied to customers, or other poor customer outcomes. • Insurance coverage. There is a risk that we will not be able to obtain and/or have not obtained appropriate insurance coverage for the risks that we may be exposed to. This could be due to lack of available or adequate insurance, an increase in the cost of insurance, or failure of the insurance underwriter. If an insurance policy is not available or does not respond to a loss, we will not have the ability to recover its loss from an insurance policy.

72 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS DIRECTORS’ REPORT Risk factors (Continued) We could suffer losses due to market volatility Market risk is the risk of an adverse impact on the Group’s financial performance or financial position resulting from changes in market factors, such as foreign exchange rates, commodity prices, equity prices, credit spreads and interest rates. Market risk is present in both banking book and trading book. We are exposed to market risk due to our financial markets businesses, asset and liability management, our holdings in liquid asset securities and our defined benefit plan. Changes in market factors could be driven by a variety of developments including economic disruption, geopolitical events, market liquidity or concerns relating to major market participants or sectors. The resulting market volatility could potentially lead to losses and may adversely affect our financial performance. As a financial intermediary, we underwrite listed and unlisted debt securities. We could suffer losses if we fail to syndicate or sell down this risk to others. This risk is more pronounced in times of heightened market volatility. Poor data quality could adversely affect our business and operations Having accurate, complete and reliable data, supported by appropriate data controls, retention and, destruction methods and access to internal frameworks and processes, is critical to the effective operation of Westpac’s businesses. Data plays a key role in determining how we provide products and services to customers, the effectiveness of our systems and risk management frameworks and our ability to make effective decisions and strategic planning. Some of our businesses are affected by poor data quality and/or limited data availability. This has been, and may continue to be, due to a number of factors, including inadequacies across systems, processes and policies, or ineffectively implemented data management frameworks. Poor data quality could lead to poor customer service outcomes, adverse risk management outcomes, deficient system outputs (e.g. credit systems) and processes. This is because inadequacies in data quality renders that data unreliable to assist in making informed business decisions. Deficiencies with internal systems and processes could negatively impact Westpac’s decision-making in areas such as the provision of credit to a customer, and the terms on which a credit facility is provided. The production of accurate data is also critical for other functions across the Westpac Group, such as financial and other reporting (internal and external). Poor data quality and availability impacts the ability for Westpac’s business to effectively monitor and manage their operations, comply with production notices, respond to regulatory notices, defend and respond to litigation and conduct remediation activities. Conflicting data retention or destruction obligations may increase that risk. Poor data and/or poor data retention/destruction methods, deficient controls that result in control gaps and weaknesses, negatively impact Westpac’s ability to meet its compliance obligations (including its regulatory reporting obligations). In the past this has led to regulatory investigations or adverse findings and actions against Westpac, and such actions are likely to continue if we do not maintain an acceptable level of quality for the data we hold and use, as well as having effective oversight practices in place. We need to continue focusing on improving the quality of the data we hold and the data frameworks and processes we have in place, remediating deficiencies where required, and ensuring compliance with all of our regulatory obligations. Potential consequences from holding data that is of a poor quality and/or having poor data oversight and controls include adversely impacting on the ability for the Group to effectively operate its existing businesses, securing prospective business from third parties, its reputation, financial performance and financial condition. Our failure to recruit and retain key executives, employees and Directors may have adverse effects on our business Key executives, employees and Directors play an integral role in the operation of Westpac’s business and pursuit of our strategic objectives. Our failure to recruit and retain appropriately skilled and qualified people into key roles could have an adverse effect on our business, prospects, reputation, financial performance or financial condition. Macro-environmental factors such as low unemployment, restricted migration levels, on-shoring of work, the prevalence of remote and hybrid working for employees and the competitive talent market, may also have an adverse impact on attracting specialist skills for the Group. Certain strategic decisions may have adverse effects on our business We routinely evaluate and implement strategic decisions, priorities and objectives including simplification, diversification, innovation, divestment, investment, acquisition, business expansion initiatives or decisions to shut down some operations. Each of these activities can be complex, costly and may not proceed in a timely manner. For example, we may experience difficulties in completing certain transactions, separating or integrating businesses in the scheduled timeframe or at all, disruptions to operations, diversion of management resources or higher than expected transaction costs, there may be impacts on third parties, and there may be differing market views about a strategic choice, which may cause reputational damage. Any failure to successfully divest businesses means that we may have sustained exposure to higher operating costs and to the higher inherent risks in those businesses. For example, our Pacific businesses face a number of risks including

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 73 Risk factors (Continued) heightened operational risk, sovereign risk, financial crime and exchange control risks which could adversely affect our customers, business, prospects, reputation, financial performance or financial condition. In addition, as part of the now-completed Specialist Businesses transactions, we have given a number of warranties and indemnities in favour of counterparties relating to certain pre-completion matters and made certain other contractual commitments, including in relation to transitional services. Warranties, indemnities and commitments may also be given in the future in relation to other divestments we undertake. Claims under these warranties, indemnities and other contractual commitments may result in us being liable to make significant payments to these counterparties while the various contractual liability regimes remain on foot. Additional operational risk capital is required to be held against this risk pursuant to APRA’s published guidance. These contingent liabilities are described in Note 13 to the financial statements in this Results Announcement. We also acquire and invest in businesses. These transactions involve a number of risks and costs. A business we invest in may not perform as anticipated, may result in the assumption of unknown and unaccounted for liabilities, regulatory risks or may ultimately prove to have been overvalued when the transaction was entered into. Operational, cultural, governance, compliance and risk appetite differences between us and an acquired business may lead to longer and more costly integration. There are risks involved in not implementing strategies successfully due to internal factors, for example, inadequate funding, resourcing, business capabilities or operating model, or failing to identify, understand or respond effectively to changes in the external business environment, including economic, geopolitical, regulatory, consumer sentiment, technological, environmental, social and competitive factors. This could have a range of adverse effects on us, such as being unable to increase or maintain market share or resulting pressure on margins and fees. Any of these risks could have a negative impact on our business, growth prospects, reputation, engagement with regulators, financial performance or financial condition. We could suffer losses due to impairment of capitalised software, goodwill and other intangible assets that may adversely affect our business, operations or financial condition In certain circumstances Westpac may incur a reduction in the value of intangible assets. Westpac is required to assess the recoverability of goodwill and other intangible asset balances at least annually or whenever an indicator of impairment exists. For this purpose, Westpac uses a discounted cash flow calculation. Changes in the methodology or assumptions in calculations, together with changes in expected cash flows, could materially impact this assessment. Estimates and assumptions used in assessing the useful life of an asset can also be affected by a range of factors including changes in strategy, changes in technology and regulatory requirements. In the event that an asset is no longer in use, or its value has been reduced or its estimated useful life has declined, an impairment or accelerated amortisation will be recorded, adversely impacting our financial performance. Changes in critical accounting estimates and judgements could expose the Group to losses We are required to make estimates, assumptions and judgements when applying accounting policies and preparing financial statements and the determination of the fair value of financial instruments. A change in a critical accounting estimate, assumption and/or judgement resulting from new information or from changes in circumstances or experience could result in the Group incurring losses greater than those anticipated or recognised. This could have an adverse effect on our financial performance, financial condition and reputation. Our financial performance and financial condition may also be impacted by changes to accounting standards or to generally accepted accounting principles. Critical accounting estimates and judgements are discussed Note 1. Rounding of amounts ASIC Corporations (Rounding in Financial/Directors’ Reports) Instrument 2016/191 applies to Westpac and in accordance with that Legislative Instrument all amounts have been rounded to the nearest million dollars unless otherwise stated.

74 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

DIRECTORS' REPORT

Auditor's Independence Declaration

As lead auditor for the review of Westpac Banking Corporation for the half-year ended 31 March 2024, I declare that to the best of my knowledge and belief, there have been:

(a) no contraventions of the auditor independence requirements of the *Corporations Act 2001* in relation to the review; and

(b) no contraventions of any applicable code of professional conduct in relation to the review.

This declaration is in respect of Westpac Banking Corporation and the entities it controlled during the period.

CJ Heath
Partner
PricewaterhouseCoopers

Sydney
5 May 2024

PricewaterhouseCoopers, ABN 52 780 433 757
One International Towers Sydney, Watermans Quay, Barangaroo, GPO BOX 2650, SYDNEY NSW 2001
T: +61 2 8266 0000, F: +61 2 8266 9999, www.pwc.com.au

Liability limited by a scheme approved under Professional Standards Legislation.

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 75 Responsibility Statement The Directors of Westpac Banking Corporation confirm that to the best of their knowledge: (i) the interim financial statements have been prepared in accordance with AASB 134 Interim Financial Reporting and are in compliance with IAS 34 Interim Financial Reporting issued by the International Accounting Standards Board; and (ii) the Directors’ report includes a fair review of the information required by DTR 4.2.7 R of the Disclosure Guidance and Transparency Rules of the United Kingdom Financial Conduct Authority. The Directors’ report is signed in accordance with a resolution of the Board of Directors. Steven Gregg Chairman Peter King Managing Director and Chief Executive Officer Sydney, Australia 5 May 2024

76 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS 2024 INTERIM FINANCIAL REPORT Consolidated income statement Consolidated statement of comprehensive income Consolidated balance sheet Consolidated statement of changes in equity Consolidated cash flow statement NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Note 1. Financial statements preparation Note 2. Segment reporting Note 3. Net interest income and average balance sheet and interest rates Note 4. Non-interest income Note 5. Operating expenses Note 6. Income tax Note 7. Earnings per share Note 8. Loans Note 9. Provision for expected credit losses Note 10. Credit quality Note 11. Deposits and other borrowings Note 12. Fair values of financial assets and financial liabilities Note 13. Provisions, contingent liabilities, contingent assets and credit commitments Note 14. Shareholders’ equity Note 15. Notes to the consolidated cash flow statement Note 16. Subsequent events STATUTORY STATEMENTS Directors’ declaration Independent auditor's review report to the members of Westpac Banking Corporation

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION | 77

CONSOLIDATED INCOME STATEMENT

Westpac Banking Corporation and its controlled entities

$m	Note	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Interest income:						
Calculated using the effective interest method	3	25,858	23,236	19,279	11	34
Other	3	686	677	560	1	23
Total interest income		**26,544**	**23,913**	**19,839**	**11**	**34**
Interest expense	3	(17,417)	(14,709)	(10,726)	18	62
Net interest income		**9,127**	**9,204**	**9,113**	**(1)**	**-**
Non-interest income						
Net fees	4	842	818	827	3	2
Net wealth management	4	218	215	347	1	(37)
Trading	4	363	330	387	10	(6)
Other	4	40	75	329	(47)	(88)
Total non-interest income		**1,463**	**1,438**	**1,890**	**2**	**(23)**
Net operating income		**10,590**	**10,642**	**11,003**	**-**	**(4)**
Operating expenses	5	(5,395)	(5,704)	(4,988)	(5)	8
Impairment (charges)/benefits	9	(362)	(258)	(390)	40	(7)
Profit before income tax expense		**4,833**	**4,680**	**5,625**	**3**	**(14)**
Income tax expense	6	(1,491)	(1,484)	(1,620)	-	(8)
Profit after income tax expense		**3,342**	**3,196**	**4,005**	**5**	**(17)**
Net profit attributable to non-controlling interests (NCI)		-	(2)	(4)	(100)	(100)
Net profit attributable to owners of Westpac Banking Corporation (WBC)		**3,342**	**3,194**	**4,001**	**5**	**(16)**
Earnings per share (cents)						
Basic	7	95.6	91.1	114.2	5	(16)
Diluted	7	91.6	87.6	107.7	5	(15)

The above consolidated income statement should be read in conjunction with the accompanying notes.

78 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

Westpac Banking Corporation and its controlled entities

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	Mar 24 - Mar 23
Profit after income tax expense	**3,342**	**3,196**	**4,005**	**5**	**(17)**
Other comprehensive income/(expense)					
Items that may be reclassified subsequently to profit or loss					
Gains/(losses) recognised in equity on:					
Debt securities measured at fair value through other comprehensive income (FVOCI)	(31)	(199)	(2)	(84)	large
Cash flow hedging instruments	452	(1,024)	389	large	16
Transferred to income statement:					
Debt securities measured at FVOCI	1	(60)	(65)	large	large
Cash flow hedging instruments	20	(24)	(285)	large	large
Loss allowance on debt securities measured at FVOCI	1	-	1	-	-
Exchange differences on translation of foreign operations (net of associated hedges)	(162)	(11)	378	large	large
Income tax on items taken to or transferred from equity:					
Debt securities measured at FVOCI	12	77	21	(84)	(43)
Cash flow hedging instruments	(147)	315	(32)	large	large
Items that will not be reclassified subsequently to profit or loss					
Gains/(losses) on equity securities measured at FVOCI (net of tax)	16	15	(25)	7	large
Own credit adjustment on financial liabilities designated at fair value (net of tax)	(17)	(64)	43	(73)	large
Remeasurement of defined benefit obligation recognised in equity (net of tax)	(55)	76	(181)	large	(70)
Net other comprehensive income/(expense) (net of tax)	**90**	**(899)**	**242**	**large**	**(63)**
Total comprehensive income	**3,432**	**2,297**	**4,247**	**49**	**(19)**
Attributable to:					
Owners of WBC	3,433	2,293	4,243	50	(19)
NCI	(1)	4	4	large	large
Total comprehensive income	**3,432**	**2,297**	**4,247**	**49**	**(19)**

The above consolidated statement of comprehensive income should be read in conjunction with the accompanying notes.

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION 79

CONSOLIDATED BALANCE SHEET

Westpac Banking Corporation and its controlled entities

$m	Note	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Assets						
Cash and balances with central banks		95,907	102,522	117,886	(6)	(19)
Collateral paid		4,671	4,535	4,093	3	14
Trading securities and financial assets measured at fair value through income statement (FVIS)		33,943	30,507	30,474	11	11
Derivative financial instruments		15,795	21,343	20,346	(26)	(22)
Investment securities		90,587	75,326	73,552	20	23
Loans	8	784,839	773,254	749,931	1	5
Other financial assets		11,266	6,219	7,343	81	53
Property and equipment		2,179	2,245	2,415	(3)	(10)
Tax assets		1,999	2,100	1,728	(5)	16
Intangible assets		10,708	10,886	10,724	(2)	-
Other assets		767	837	616	(8)	25
Total assets		**1,052,661**	**1,029,774**	**1,019,108**	**2**	**3**
Liabilities						
Collateral received		2,534	3,525	3,577	(28)	(29)
Deposits and other borrowings	11	702,226	688,168	676,352	2	4
Other financial liabilities		54,392	44,870	60,102	21	(10)
Derivative financial instruments		18,417	24,647	20,791	(25)	(11)
Debt issues		159,781	156,573	148,952	2	7
Tax liabilities		459	780	363	(41)	26
Provisions	13	2,414	2,777	2,424	(13)	-
Other liabilities		2,598	2,719	2,854	(4)	(9)
Total liabilities excluding loan capital		**942,821**	**924,059**	**915,415**	**2**	**3**
Loan capital		37,280	33,176	31,025	12	20
Total liabilities		**980,101**	**957,235**	**946,440**	**2**	**4**
Net assets		**72,560**	**72,539**	**72,668**	**-**	**-**
Shareholders' equity						
Share capital:						
Ordinary share capital	14	38,944	39,826	39,824	(2)	(2)
Treasury shares	14	(758)	(702)	(702)	8	8
Reserves	14	2,157	1,935	2,816	11	(23)
Retained profits		32,179	31,436	30,686	2	5
Total equity attributable to owners of WBC		**72,522**	**72,495**	**72,624**	**-**	**-**
NCI		38	44	44	(14)	(14)
Total shareholders' equity and NCI		**72,560**	**72,539**	**72,668**	**-**	**-**

The above consolidated balance sheet should be read in conjunction with the accompanying notes.

80 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

Westpac Banking Corporation and its controlled entities

$m	Share capital (Note 14)	Reserves (Note 14)	Retained profits	Total equity attributable to owners of WBC	NCI	Total shareholders' equity and NCI
Balance as at 30 September 2022	**39,011**	**2,378**	**29,063**	**70,452**	**57**	**70,509**
Profit after income tax expense	**-**	**-**	**4,001**	**4,001**	**4**	**4,005**
Net other comprehensive income/(expense)	-	380	(138)	242	-	242
Total comprehensive income/(expense)	**-**	**380**	**3,863**	**4,243**	**4**	**4,247**
Transactions in capacity as equity holders						
Dividends on ordinary shares[a]	-	-	(2,240)	(2,240)	-	(2,240)
Dividend reinvestment plan	190	-	-	190	-	190
Other equity movements:						
Share-based payment arrangements	-	58	-	58	-	58
Purchase of shares	(32)	-	-	(32)	-	(32)
Net acquisition of treasury shares	(47)	-	-	(47)	-	(47)
Other	-	-	-	-	(17)	(17)
Total contributions and distributions	**111**	**58**	**(2,240)**	**(2,071)**	**(17)**	**(2,088)**
Balance as at 31 March 2023	**39,122**	**2,816**	**30,686**	**72,624**	**44**	**72,668**
Profit after income tax expense	**-**	**-**	**3,194**	**3,194**	**2**	**3,196**
Net other comprehensive income/(expense)	-	(913)	12	(901)	2	(899)
Total comprehensive income/(expense)	**-**	**(913)**	**3,206**	**2,293**	**4**	**2,297**
Transactions in capacity as equity holders						
Dividends on ordinary shares[a]	-	-	(2,456)	(2,456)	-	(2,456)
Dividend reinvestment plan	2	-	-	2	-	2
Other equity movements:						
Share-based payment arrangements	-	32	-	32	-	32
Other	-	-	-	-	(4)	(4)
Total contributions and distributions	**2**	**32**	**(2,456)**	**(2,422)**	**(4)**	**(2,426)**
Balance as at 30 September 2023	**39,124**	**1,935**	**31,436**	**72,495**	**44**	**72,539**
Profit after income tax expense	**-**	**-**	**3,342**	**3,342**	**-**	**3,342**
Net other comprehensive income/(expense)	-	163	(72)	91	(1)	90
Total comprehensive income/(expense)	**-**	**163**	**3,270**	**3,433**	**(1)**	**3,432**
Transactions in capacity as equity holders:						
Dividends on ordinary shares[a]	-	-	(2,527)	(2,527)	-	(2,527)
Share buyback[b]	(849)	-	-	(849)	-	(849)
Other equity movements:						
Share-based payment arrangements	-	59	-	59	-	59
Purchase of shares	(33)	-	-	(33)	-	(33)
Net acquisition of treasury shares	(56)	-	-	(56)	-	(56)
Other	-	-	-	-	(5)	(5)
Total contributions and distributions	**(938)**	**59**	**(2,527)**	**(3,406)**	**(5)**	**(3,411)**
Balance as at 31 March 2024	**38,186**	**2,157**	**32,179**	**72,522**	**38**	**72,560**

a. First Half 2024 related to the 2023 final dividend of 72 cents per share ($2,527 million) (Second Half 2023: 2023 interim dividend of 70 cents per share ($2,456 million), First Half 2023: 2022 final dividend of 64 cents per share ($2,240 million)), all fully franked at 30%.

b. On 6 November 2023, the Group announced its intention to undertake a $1.5 billion on-market buyback of WBC ordinary shares. The Group commenced the buyback in late-November 2023 and has bought back and cancelled 34,442,450 ordinary shares ($849 million) at an average price of $24.65 in First Half 2024.

The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes.

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION | 81

CONSOLIDATED CASH FLOW STATEMENT

Westpac Banking Corporation and its controlled entities

$m	Note	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	Mar 24 - Mar 23
Cash flows from operating activities						
Interest received		25,666	23,152	18,818	11	36
Interest paid		(16,543)	(13,563)	(9,091)	22	82
Non-interest income received		1,937	1,501	2,067	29	(6)
Operating expenses paid		(4,949)	(5,420)	(4,436)	(9)	12
Income tax paid		(1,812)	(1,075)	(1,364)	69	33
Cash flows from operating activities before changes in operating assets and liabilities		**4,299**	**4,595**	**5,994**	**(6)**	**(28)**
Net (increase)/decrease in:						
Collateral paid		(215)	(353)	1,898	(39)	large
Trading securities and financial assets measured at FVIS		(3,464)	443	(4,967)	large	(30)
Derivative financial instruments		313	4,247	(165)	(93)	large
Loans		(12,737)	(22,196)	(5,074)	(43)	151
Other financial assets		(339)	276	(148)	large	129
Other assets		4	(18)	26	large	(85)
Net increase/(decrease) in:						
Collateral received		(971)	(107)	(2,781)	large	(65)
Deposits and other borrowings		15,482	11,228	13,464	38	15
Other financial liabilities		3,758	(16,818)	(328)	large	large
Other liabilities		(5)	(8)	(4)	(38)	25
Net cash provided by/(used in) operating activities	15	**6,125**	**(18,711)**	**7,915**	**large**	**(23)**
Cash flows from investing activities						
Proceeds from investment securities		19,645	16,181	20,299	21	(3)
Purchase of investment securities		(32,371)	(18,134)	(15,619)	79	107
Proceeds from disposal of controlled entities and other businesses, net of cash disposed	15	-	-	293	-	(100)
Purchase of associates		-	(1)	-	(100)	-
Proceeds from disposal of property and equipment		6	65	7	(91)	(14)
Purchase of property and equipment		(90)	(135)	(103)	(33)	(13)
Purchase of intangible assets		(329)	(546)	(595)	(40)	(45)
Net cash provided by/(used in) investing activities		**(13,139)**	**(2,570)**	**4,282**	**large**	**large**
Cash flows from financing activities						
Proceeds from debt issues (net of issue costs)		33,383	29,149	41,825	15	(20)
Redemption of debt issues		(32,618)	(23,607)	(38,989)	38	(16)
Payments for the principal portion of lease liabilities		(208)	(196)	(205)	6	1
Issue of loan capital (net of issue costs)		3,586	3,453	-	4	-
Redemption of loan capital		(12)	(886)	(285)	(99)	(96)
Payment for on-market share buyback		(849)	-	-	-	-
Purchase of shares relating to share-based payment arrangements		(33)	-	(32)	-	3
Purchase of treasury shares (including RSP and EIP restricted shares)		(56)	-	(47)	-	19
Payment of dividends		(2,527)	(2,454)	(2,050)	3	23
Dividends paid to NCI		(5)	(4)	(17)	25	(71)
Net cash provided by/(used in) financing activities		**661**	**5,455**	**200**	**(88)**	**large**
Net increase/(decrease) in cash and balances with central banks		**(6,353)**	**(15,826)**	**12,397**	**(60)**	**large**
Effect of exchange rate changes on cash and balances with central banks		(262)	462	232	large	large
Cash and balances with central banks as at beginning of the period		102,522	117,886	105,257	(13)	(3)
Cash and balances with central banks as at end of the period		**95,907**	**102,522**	**117,886**	**(6)**	**(19)**

The above consolidated cash flow statement should be read in conjunction with the accompanying notes.

82 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Note 1. Financial statements preparation This general purpose Interim Financial Report for the half year ended 31 March 2024 has been prepared in accordance with Australian Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Act 2001 (Cth) and is also compliant with International Accounting Standard IAS 34 Interim Financial Reporting. The Interim Financial Report does not include all the notes of the type normally included in an Annual Financial Report. Accordingly, this Interim Financial Report is to be read in conjunction with the Annual Financial Report for the year ended 30 September 2023 and any relevant public announcements made by Westpac during the interim reporting period in accordance with the continuous disclosure requirements of the Corporations Act 2001 (Cth) and the ASX Listing Rules. The Interim Financial Report complies with current Australian Accounting Standards (AAS) as they relate to Interim Financial reports. The Interim Financial Report was authorised for issue by the Board of Directors on 5 May 2024. All amounts have been rounded in accordance with ASIC Corporations (Rounding in Financial/Directors’ Reports) Instrument 2016/191, to the nearest million dollars, unless otherwise stated. Accounting policies The accounting policies adopted in the preparation of this Interim Financial Report are consistent with those in the Annual Financial Report for the year ended 30 September 2023. Critical accounting assumptions and estimates In preparing the Interim Financial Report, the application of the Group’s accounting policies requires the use of judgement, assumptions and estimates. The areas of judgement, assumptions and estimates in the Interim Financial Report, including the key sources of estimation uncertainty, are consistent with those in the Annual Financial Report for the year ended 30 September 2023. Details on specific judgements in relation to the calculation of provision for ECL including overlays are included in Note 9. Amendments to Accounting Standards effective this period No new accounting standards have been adopted by the Group for the half year ended 31 March 2024. There have been no amendments to existing accounting standards that have had a material impact to the Group. Future developments in accounting standards There are no new standards or amendments to existing standards that are not yet effective that are expected to have a material impact on the Group. Comparative revisions Comparative information has been revised where appropriate to conform to changes in presentation in the current period and to enhance comparability.

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 83 Note 2. Segment reporting Operating segments are presented on a basis consistent with information provided internally to Westpac’s key decision makers and reflect the management of the business, rather than the legal structure of the Group. The statutory amount of the net operating income and operating expenses segment line items are separated to show the balances excluding Notable Items and the total Notable Items for each of these categories. This is consistent with the information provided internally to Westpac’s key decision makers. Notable Items are items that management believes are not reflective of the Group’s ongoing business performance and are grouped into the following broad categories: • Unrealised fair value gains and losses on economic hedges that do not qualify for hedge accounting • Net ineffectiveness on qualifying hedges • Large items that are not reflective of the Group’s ordinary operations. In individual reporting periods large items may include: – Provisions for remediation, litigation, fines and penalties – The impact of asset sales and revaluations – The write-down of assets (including goodwill and capitalised software) – Restructuring costs Changes in presentation During First Half 2024, the Group established a new operating segment called Business and Wealth and dissolved the Specialist Business Division (SBD). The remaining operating businesses of SBD, which included the Platforms business, Pacific Banking, Margin lending and some residual unsold auto finance loans have been aggregated into the Business and Wealth segment. The past contribution from SBD’s sold businesses were aggregated with Group Businesses. In addition, we have made some changes to enhance performance reporting and assessment: • Funds transfer pricing: The methodology by which the costs of wholesale funding and liquidity are allocated to segments have been refined. • Capital allocations: We have revised capital allocations to align to the Basel III framework adopted by the Group in January 2023. • Expense allocations: We have refined the allocation of expenses to segments which has in some cases changed the relative allocation between segments. These changes have been reflected in segment reporting so that the information presented aligns with information reported internally to the Group's key decision makers. Comparatives have been restated to align with the current period presentation. Reportable operating segments We are one of Australia’s leading providers of banking and selected financial services, operating under multiple brands, and predominantly in Australia and New Zealand, with a small presence in Europe, North America and Asia. We operate through a significant online capability supported by an extensive branch and ATM network, call centres and specialist relationship and product managers. Our operations comprise the following key segments: • Consumer provides a full range of banking products and services to customers in Australia through three lines of business consisting of mortgages, consumer finance and cash and transactional banking. • Business and Wealth comprises Business Banking, generally up to $200 million in exposure, Wealth Management, Private Wealth, Westpac Pacific and auto finance. • Westpac Institutional Bank (WIB) delivers a broad range of financial products and services to corporate, institutional and government customers. • Westpac New Zealand provides banking, and wealth products and services for consumer, business and institutional customers in New Zealand. • Group Businesses includes support functions such as Treasury, Customer & Corporate Services, Technology, Finance, Human Resources, Legal and other Enterprise Services. It also includes Group-wide elimination entries arising on consolidation, centrally raised provisions and other unallocated revenue and expenses.

84 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Segment reporting (Continued)

The tables present the segment results for the Group:

$m	Consumer	Business and Wealth	Westpac Institutional Bank	Westpac New Zealand (A$)	Group Businesses	Total	Notable Items (pre-tax)	Income statement
Half Year March 2024								
Net interest income	3,771	2,616	1,090	1,171	703	9,351	(224)	9,127
Net fee income	253	185	335	86	(17)	842	-	842
Net wealth management income	-	189	-	19	10	218	-	218
Trading income	-	30	313	20	2	365	(2)	363
Other income	2	5	18	(3)	18	40	-	40
Notable Items	-	-	-	(6)	(220)	(226)	226	-
Net operating income	**4,026**	**3,025**	**1,756**	**1,287**	**496**	**10,590**	**-**	**10,590**
Operating expenses[a]	(2,330)	(1,302)	(698)	(646)	(419)	(5,395)	-	(5,395)
Notable Items	-	-	-	-	-	-	-	-
Total operating expenses	**(2,330)**	**(1,302)**	**(698)**	**(646)**	**(419)**	**(5,395)**	**-**	**(5,395)**
Pre-provision profit	**1,696**	**1,723**	**1,058**	**641**	**77**	**5,195**	**-**	**5,195**
Impairment (charges)/benefits	(144)	(95)	(101)	(22)	-	(362)	-	(362)
Profit before income tax expense	**1,552**	**1,628**	**957**	**619**	**77**	**4,833**	**-**	**4,833**
Income tax (expense)/benefit[b]	(470)	(485)	(268)	(174)	(94)	(1,491)	-	(1,491)
Net profit attributable to NCI	-	-	-	-	-	-	-	-
Net profit attributable to owners of WBC	**1,082**	**1,143**	**689**	**445**	**(17)**	**3,342**	**-**	**3,342**
Notable Items (post-tax)[b]	-	-	-	(4)	(160)	(164)		
Balance sheet								
Loans	502,354	96,923	92,983	92,586	(7)	784,839		
Deposits and other borrowings	321,255	140,634	115,296	74,792	50,249	702,226		

a. Impairment of assets (including goodwill and other intangible assets) were insignificant for all segments except for Consumer: $50 million.

b. The tax impact of Notable Items was a reduction to income tax (expense)/benefit of $62 million.

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION 85

Note 2. Segment reporting (Continued)

$m	Consumer	Business and Wealth	Westpac Institutional Bank	Westpac New Zealand (A$)	Group Businesses	Total	Notable Items (pre-tax)	Income statement
Half Year Sept 2023								
Net interest income	3,866	2,573	1,019	1,171	583	9,212	(8)	9,204
Net fee income	239	188	301	94	(4)	818	-	818
Net wealth management income	-	195	-	17	13	225	(10)	215
Trading income	-	26	317	15	(17)	341	(11)	330
Other income	12	6	45	(2)	14	75	-	75
Notable Items	-	(88)	-	-	59	(29)	29	-
Net operating income	**4,117**	**2,900**	**1,682**	**1,295**	**648**	**10,642**	**-**	**10,642**
Operating expenses[a]	(2,307)	(1,301)	(679)	(613)	(344)	(5,244)	(460)	(5,704)
Notable Items	(202)	(64)	(15)	(9)	(170)	(460)	460	-
Total operating expenses	**(2,509)**	**(1,365)**	**(694)**	**(622)**	**(514)**	**(5,704)**	**-**	**(5,704)**
Pre-provision profit	**1,608**	**1,535**	**988**	**673**	**134**	**4,938**	**-**	**4,938**
Impairment (charges)/benefits	(13)	(172)	(91)	18	-	(258)	-	(258)
Profit before income tax expense	**1,595**	**1,363**	**897**	**691**	**134**	**4,680**	**-**	**4,680**
Income tax (expense)/benefit[b]	(484)	(409)	(256)	(196)	(139)	(1,484)	-	(1,484)
Net profit attributable to NCI	-	(1)	-	-	(1)	(2)	-	(2)
Net profit attributable to owners of WBC	**1,111**	**953**	**641**	**495**	**(6)**	**3,194**	**-**	**3,194**
Notable Items (post-tax)[b]	(148)	(107)	(10)	(7)	(79)	(351)		
Balance sheet								
Loans	492,716	95,548	92,568	92,488	(66)	773,254		
Deposits and other borrowings	308,342	140,536	116,052	76,544	46,694	688,168		

a. Impairment of assets (including goodwill and other intangible assets) were insignificant for all segments except for the following:
- Consumer: $3 million;
- Group Businesses: $35 million.

b. The tax impact of Notable Items was a reduction to income tax (expense)/benefit of $138 million.

86 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Segment reporting (Continued)

$m	Consumer	Business and Wealth	Westpac Institutional Bank	Westpac New Zealand (A$)	Group Businesses	Total	Notable Items (pre-tax)	Income statement
Half Year March 2023								
Net interest income	4,311	2,419	907	1,146	419	9,202	(89)	9,113
Net fee income	265	172	295	83	12	827	-	827
Net wealth management income	-	230	-	16	101	347	-	347
Trading income	-	21	375	18	(5)	409	(22)	387
Other income	8	6	34	(1)	39	86	243	329
Notable Items	-	-	-	-	132	132	(132)	-
Net operating income	**4,584**	**2,848**	**1,611**	**1,262**	**698**	**11,003**	**-**	**11,003**
Operating expenses	(2,145)	(1,244)	(619)	(573)	(407)	(4,988)	-	(4,988)
Notable Items	-	-	-	-	-	-	-	-
Total operating expenses	**(2,145)**	**(1,244)**	**(619)**	**(573)**	**(407)**	**(4,988)**	**-**	**(4,988)**
Pre-provision profit	**2,439**	**1,604**	**992**	**689**	**291**	**6,015**	**-**	**6,015**
Impairment (charges)/benefits	(166)	(85)	4	(142)	(1)	(390)	-	(390)
Profit before income tax expense	**2,273**	**1,519**	**996**	**547**	**290**	**5,625**	**-**	**5,625**
Income tax (expense)/benefit[a]	(682)	(442)	(287)	(154)	(55)	(1,620)	-	(1,620)
Net profit attributable to NCI	-	(4)	-	-	-	(4)	-	(4)
Net profit attributable to owners of WBC	**1,591**	**1,073**	**709**	**393**	**235**	**4,001**	**-**	**4,001**
Notable Items (post-tax)[a]	-	-	-	-	178	178		
Balance sheet								
Loans	479,750	93,665	84,697	91,943	(124)	749,931		
Deposits and other borrowings	293,508	142,773	113,453	77,321	49,297	676,352		

a. The tax impact of Notable Items was a reduction to income tax (expense)/benefit of $46 million.

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Notable Items after tax					
Economic hedges	(163)	29	(121)	large	35
Hedge ineffectiveness	(1)	23	43	large	large
Provisions for remediation, litigation, fines and penalties	-	(176)	-	(100)	-
Asset sales and revaluations	-	-	256	-	(100)
The write-down of assets	-	(87)	-	(100)	-
Restructuring costs	-	(140)	-	(100)	-
Total Notable Items after tax	**(164)**	**(351)**	**178**	**(53)**	**large**

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION | 87

Note 3. Net interest income and average balance sheet and interest rates

Net interest income[1]

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Interest income					
Calculated using the effective interest method					
Cash and balances with central banks	2,293	2,471	1,806	(7)	27
Collateral paid	362	312	269	16	35
Investment securities	1,595	1,119	918	43	74
Loans	21,598	19,306	16,276	12	33
Other financial assets	10	28	10	(64)	-
Total interest income calculated using the effective interest method	**25,858**	**23,236**	**19,279**	**11**	**34**
Other					
Net ineffectiveness on qualifying hedges	(1)	32	62	large	large
Trading securities and financial assets measured at FVIS	687	645	498	7	38
Total other	**686**	**677**	**560**	**1**	**23**
Total interest income	**26,544**	**23,913**	**19,839**	**11**	**34**
Interest expense					
Calculated using the effective interest method					
Collateral received	(176)	(185)	(142)	(5)	24
Deposits and other borrowings	(10,285)	(8,842)	(6,151)	16	67
Debt issues	(2,989)	(2,399)	(2,268)	25	32
Loan capital	(905)	(828)	(620)	9	46
Other financial liabilities	(269)	(282)	(234)	(5)	15
Total interest expense calculated using the effective interest method	**(14,624)**	**(12,536)**	**(9,415)**	**17**	**55**
Other					
Deposits and other borrowings	(1,219)	(1,124)	(801)	8	52
Trading liabilities[a]	(1,277)	(465)	(188)	175	large
Debt issues	(83)	(378)	(116)	(78)	(28)
Bank levy	(172)	(168)	(164)	2	5
Other interest expense	(42)	(38)	(42)	11	-
Total other	**(2,793)**	**(2,173)**	**(1,311)**	**29**	**113**
Total interest expense	**(17,417)**	**(14,709)**	**(10,726)**	**18**	**62**
Net interest income	**9,127**	**9,204**	**9,113**	**(1)**	**-**

a. Includes net impact of Treasury balance sheet management activities.

1. Included items relating to remediation costs recognised as a $2 million addition to net interest income (Second Half 2023: $66 million reduction, First Half 2023: $9 million addition). Refer to Note 13 for further details.

88 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Net interest income and average balance sheet and interest rates (Continued)

Average balance sheet and interest rates

	Half Year March 2024			Half Year Sept 2023			Half Year March 2023		
	Average balance $m	Interest $m	Average rate %	Average balance $m	Interest $m	Average rate %	Average balance $m	Interest $m	Average rate %
Assets									
Interest earning assets									
Loans	**726,669**	**21,598**	**5.9**	**709,756**	**19,306**	**5.4**	**699,735**	**16,276**	**4.7**
Housing	497,461	13,819	5.6	488,551	12,186	5.0	481,538	10,174	4.2
Personal	12,085	574	9.5	12,628	548	8.7	13,485	556	8.3
Business	217,123	7,205	6.6	208,577	6,572	6.3	204,712	5,546	5.4
Trading securities and financial assets measured at FVIS	31,090	687	4.4	31,122	645	4.1	29,044	498	3.4
Investment securities	88,941	1,595	3.6	73,745	1,119	3.0	76,015	918	2.4
Other interest earning assets[a]	119,085	2,664	4.5	133,882	2,843	4.2	129,414	2,147	3.3
Total interest earning assets and interest income	**965,785**	**26,544**	**5.5**	**948,505**	**23,913**	**5.0**	**934,208**	**19,839**	**4.3**
Non-interest earning assets									
Derivative financial instruments	16,947			21,566			25,290		
All other assets	66,205			58,433			58,425		
Total non-interest earning assets	**83,152**			**79,999**			**83,715**		
Total assets	**1,048,937**			**1,028,504**			**1,017,923**		
Liabilities									
Interest bearing liabilities									
Deposits and other borrowings[b]	**566,292**	**11,504**	**4.1**	**551,676**	**9,966**	**3.6**	**537,110**	**6,952**	**2.6**
Certificates of deposit	49,931	1,217	4.9	50,314	1,122	4.4	45,447	799	3.5
Transactions[b]	114,435	2,029	3.5	113,410	1,805	3.2	117,978	1,423	2.4
Savings[b]	220,075	3,787	3.4	212,281	3,269	3.1	206,042	2,097	2.0
Term	181,851	4,471	4.9	175,671	3,770	4.3	167,643	2,633	3.1
Repurchase agreements	29,739	439	3.0	38,003	328	1.7	41,310	228	1.1
Loan capital	39,140	905	4.6	35,115	828	4.7	33,649	620	3.7
Other interest bearing liabilities[c]	183,086	4,569	5.0	178,463	3,587	4.0	174,925	2,926	3.4
Total interest bearing liabilities and interest expense[b]	**818,257**	**17,417**	**4.3**	**803,257**	**14,709**	**3.7**	**786,994**	**10,726**	**2.7**
Non-interest bearing liabilities									
Deposits and other borrowings[b]	132,454			130,232			131,113		
Derivative financial instruments	22,208			22,960			29,765		
All other liabilities	4,134			503			(943)		
Total non-interest bearing liabilities[b]	**158,796**			**153,695**			**159,935**		
Total liabilities	**977,053**			**956,952**			**946,929**		
Shareholders' equity	71,841			71,509			70,947		
NCI	43			43			47		
Total equity	**71,884**			**71,552**			**70,994**		
Total liabilities and equity	**1,048,937**			**1,028,504**			**1,017,923**		
Loans									
Australia	627,150	18,381	5.9	611,790	16,373	5.3	602,493	13,791	4.6
New Zealand	93,435	3,016	6.5	91,507	2,724	5.9	90,605	2,304	5.1
Other overseas	6,084	201	6.6	6,459	209	6.5	6,637	181	5.5
Deposits and other borrowings									
Australia[b]	479,854	9,344	3.9	466,499	7,997	3.4	453,962	5,547	2.5
New Zealand	66,025	1,614	4.9	64,641	1,447	4.5	63,422	1,017	3.2
Other overseas	20,413	546	5.3	20,536	522	5.1	19,726	388	3.9

a. Interest income includes net ineffectiveness on qualifying hedges.
b. Comparatives have been revised to conform with current period presentation.
c. Includes net impact of Treasury balance sheet management activities and the bank levy.

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION | 89

Note 4. Non-interest income[1]

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Net fees					
Facility fees	376	359	338	5	11
Transaction fees	562	557	589	1	(5)
Other non-risk fee income	77	86	68	(10)	13
Fee income	**1,015**	**1,002**	**995**	**1**	**2**
Credit card loyalty programs	(72)	(72)	(81)	-	(11)
Transaction fee related expenses	(101)	(112)	(87)	(10)	16
Fee expenses	**(173)**	**(184)**	**(168)**	**(6)**	**3**
Net fees	**842**	**818**	**827**	**3**	**2**
Net wealth management	**218**	**215**	**347**	**1**	**(37)**
Trading	**363**	**330**	**387**	**10**	**(6)**
Other					
Dividends received from other entities	1	1	-	-	-
Net gain/(loss) on disposal of assets	(3)	-	-	-	-
Net gain/(loss) on derivatives held for risk management purposes[a]	5	1	-	large	-
Net gain/(loss) on financial instruments measured at fair value	18	49	29	(63)	(38)
Net gain/(loss) on disposal of controlled entities and other businesses[b]	-	-	268	-	(100)
Other	19	24	32	(21)	(41)
Total other	**40**	**75**	**329**	**(47)**	**(88)**
Total non-interest income	**1,463**	**1,438**	**1,890**	**2**	**(23)**

a. Income from derivatives held for risk management purposes reflects the impact of economic hedges of earnings.

b. First Half 2023 included a profit on sale of $243 million for AAML.

1. Included items relating to remediation costs recognised as a $5 million reduction to non-interest income (Second Half 2023: $60 million reduction, First Half 2023: $8 million addition). Refer to Note 13 for further details.

90 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Operating expenses[1]

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Staff					
Employee remuneration, entitlements and on-costs	2,567	2,709	2,545	(5)	1
Superannuation	282	251	270	12	4
Share-based payments	45	46	44	(2)	2
Restructuring costs	37	200	33	(82)	12
Total staff	**2,931**	**3,206**	**2,892**	**(9)**	**1**
Occupancy					
Operating lease rentals	65	72	81	(10)	(20)
Depreciation and impairment of property and equipment[a]	223	247	227	(10)	(2)
Other	64	95	64	(33)	-
Total occupancy	**352**	**414**	**372**	**(15)**	**(5)**
Technology					
Amortisation and impairment of software assets[a]	461	379	250	22	84
Depreciation and impairment of IT equipment	70	74	58	(5)	21
Technology services	411	399	352	3	17
Software maintenance and licences	350	307	296	14	18
Telecommunications	43	53	59	(19)	(27)
Data processing	38	36	39	6	(3)
Total technology	**1,373**	**1,248**	**1,054**	**10**	**30**
Other					
Professional and processing services	384	447	413	(14)	(7)
Postage and stationery	61	72	67	(15)	(9)
Advertising	85	90	79	(6)	8
Non-lending losses	42	64	1	(34)	large
Amortisation and impairment of other intangible assets and deferred expenditure[a]	33	1	1	large	large
Other expenses	134	162	109	(17)	23
Total other	**739**	**836**	**670**	**(12)**	**10**
Total operating expenses	**5,395**	**5,704**	**4,988**	**(5)**	**8**

a. Impairment expenses included:
- $32 million (Second Half 2023: nil, First Half 2023: nil) for other intangible assets;
- $19 million (Second Half 2023: $8 million, First Half 2023: nil) for computer software; and
- $2 million (Second Half 2023: $31 million, First Half 2023: nil) for property and equipment.

1. Included items relating to remediation costs recognised as a $10 million addition to operating expenses (Second Half 2023: $13 million addition, First Half 2023: $6 million reduction). Refer to Note 13 for further details.

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION | 91

Note 6. Income tax

The following table reconciles income tax expense to the profit before income tax:

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	Mar 24 - Mar 23
Profit before income tax	**4,833**	**4,680**	**5,625**	**3**	**(14)**
Tax at the Australian company tax rate of 30%	**1,450**	**1,404**	**1,688**	**3**	**(14)**
The effect of amounts which are not deductible/ (assessable) in calculating taxable income:					
Hybrid capital distributions	68	63	54	8	26
Dividend adjustments	-	3	-	(100)	-
Other non-assessable items	(3)	(8)	(1)	(63)	200
Other non-deductible items	10	39	10	(74)	-
Adjustment for overseas tax rates	(16)	(9)	(16)	78	-
Income tax (over)/under provided in prior periods	(1)	7	-	large	-
Other items[a]	(17)	(15)	(115)	13	(85)
Total income tax expense[b]	**1,491**	**1,484**	**1,620**	**-**	**(8)**
Effective income tax rate	**30.85%**	**31.71%**	**28.80%**	**(86 bps)**	**205 bps**

a. First Half 2023 included $86 million related to tax losses on sale of AAML.

b. As the bank levy is not a levy on income, it is not included in income tax. It is included in interest expense in Note 3.

Note 7. Earnings per share

Basic earnings per share (EPS) is calculated by dividing the net profit attributable to owners of WBC (adjusted for RSP divdends) by the weighted average number of ordinary shares on issue during the period, adjusted for treasury shares. Diluted EPS is calculated by adjusting the basic EPS by assuming all dilutive potential ordinary shares are converted.

	Half Year March 2024		Half Year Sept 2023		Half Year March 2023	
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Net profit attributable to owners of WBC ($m)	**3,342**	**3,342**	**3,194**	**3,194**	**4,001**	**4,001**
Adjustment for RSP dividends[a]	(2)	-	(3)	(3)	(2)	-
Adjustment for potential dilution:						
Distributions to convertible loan capital holders[b]	-	235	-	213	-	186
Adjusted net profit attributable to owners of WBC	**3,340**	**3,577**	**3,191**	**3,404**	**3,999**	**4,187**
Weighted average number of ordinary shares (# m)						
Weighted average number of ordinary shares on issue	3,499	3,499	3,509	3,509	3,506	3,506
Treasury shares (including RSP share rights)[a]	(5)	(5)	(5)	(5)	(5)	(5)
Adjustment for potential dilution:						
Share-based payments	-	3	-	1	-	3
Convertible loan capital[b]	-	408	-	380	-	384
Adjusted weighted average number of ordinary shares	**3,494**	**3,905**	**3,504**	**3,885**	**3,501**	**3,888**
Earnings per ordinary share (cents)	**95.6**	**91.6**	**91.1**	**87.6**	**114.2**	**107.7**

a. Some shares under the RSP and EIP restricted shares have not vested and are not outstanding ordinary shares but do receive dividends. These RSP and EIP dividends are deducted to show the profit attributable to ordinary shareholders. Shares under RSP and EIP were dilutive in First Half 2024 (Second Half 2023: antidilutive, First Half 2023: dilutive).

b. The Group has issued convertible loan capital which may convert into ordinary shares in the future. These convertible loan capital instruments are potentially dilutive instruments, and diluted EPS is therefore calculated as if the instruments had been converted at the beginning of the respective period or, if later, the instruments' issue date.

92 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Loans

$m	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023	% Mov't Mar 24 - Sept 23	Mar 24 - Mar 23
Australia					
Housing	495,058	485,474	472,570	2	5
Personal	10,863	11,289	12,028	(4)	(10)
Business	183,883	181,509	169,891	1	8
Total Australia	**689,804**	**678,272**	**654,489**	**2**	**5**
New Zealand					
Housing	61,859	61,235	61,081	1	1
Personal	1,081	1,083	1,116	-	(3)
Business	30,428	31,008	30,668	(2)	(1)
Total New Zealand	**93,368**	**93,326**	**92,865**	**-**	**1**
Total other overseas	**6,249**	**6,089**	**7,047**	**3**	**(11)**
Gross loans	**789,421**	**777,687**	**754,401**	**2**	**5**
Provision for ECL on loans (Note 9)	(4,582)	(4,433)	(4,470)	3	3
Total loans[a,b]	**784,839**	**773,254**	**749,931**	**1**	**5**

a. Includes securitised loans of $5,821 million as at 31 March 2024 (30 September 2023: $3,949 million, 31 March 2023: $4,019 million). The level of securitised loans excludes loans where Westpac is the holder of related debt securities.

b. Includes assets pledged for the covered bond programs of $43,779 million as at 31 March 2024 (30 September 2023: $43,029 million, 31 March 2023: $40,483 million).

Note 9. Provision for expected credit losses

Loans and credit commitments

The following table shows the provision for ECL on loans and credit commitments by stage:

$m	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023	% Mov't Mar 24 - Sept 23	Mar 24 - Mar 23
Performing - Stage 1	712	706	891	1	(20)
Performing - Stage 2	2,713	2,808	2,628	(3)	3
Non-performing - Stage 3	1,696	1,416	1,393	20	22
Total provision for ECL on loans and credit commitments	**5,121**	**4,930**	**4,912**	**4**	**4**
Presented as:					
Provision for ECL on loans (Note 8)	4,582	4,433	4,470	3	3
Provision for ECL on credit commitments (Note 13)	539	497	442	8	22
Total provision for ECL on loans and credit commitments	**5,121**	**4,930**	**4,912**	**4**	**4**
Of which:					
Individually assessed provisions	461	351	382	31	21
Collectively assessed provisions	4,660	4,579	4,530	2	3
Total provision for ECL on loans and credit commitments	**5,121**	**4,930**	**4,912**	**4**	**4**
Gross loans and credit commitments	999,705	983,838	962,804	2	4
Coverage ratio on loans (%)	0.58	0.57	0.59	1 bps	(1 bps)
Coverage ratio on loans and credit commitments (%)	0.51	0.50	0.51	1 bps	-

Movement in provision for ECL on loans and credit commitments

The reconciliation of the provision for ECL tables for loans and credit commitments has been determined by an aggregation of monthly movements over the year. The key line items in the reconciliation represent the following:

- "Transfers between stages" lines represent transfers between Stage 1, Stage 2 and Stage 3 prior to remeasurement of the provision for ECL;

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION | 93

Note 9. Provision for expected credit losses (Continued)

- "Business activity during the period" line represents new accounts originated during the period net of those that were de-recognised due to final repayments during the period;
- "Net remeasurement of provision for ECL" line represents the impact on the provision for ECL due to changes in credit quality during the year (including transfers between stages), changes in portfolio overlays, changes due to forward-looking economic scenarios and partial repayments and additional draw-downs on existing facilities during the period; and
- "Write-offs" represent a reduction in the provision for ECL as a result of de-recognition of exposures where there is no reasonable expectation of full recovery.

Consolidated	Performing		Non-performing	
$m	Stage 1	Stage 2	Stage 3	Total
Balance as at 30 September 2022	**885**	**2,341**	**1,399**	**4,625**
Transfers to Stage 1	694	(619)	(75)	-
Transfers to Stage 2	(159)	408	(249)	-
Transfers to Stage 3	(4)	(247)	251	-
Business activity during the period	136	54	(136)	54
Net remeasurement of provision for ECL	(670)	677	456	463
Write-offs	-	-	(271)	(271)
Exchange rate and other adjustments	9	14	18	41
Balance as at 31 March 2023	**891**	**2,628**	**1,393**	**4,912**
Transfers to Stage 1	981	(927)	(54)	-
Transfers to Stage 2	(481)	711	(230)	-
Transfers to Stage 3	(4)	(249)	253	-
Business activity during the period	133	86	(160)	59
Net remeasurement of provision for ECL	(809)	562	509	262
Write-offs	-	-	(330)	(330)
Exchange rate and other adjustments	(5)	(3)	35	27
Balance as at 30 September 2023	**706**	**2,808**	**1,416**	**4,930**
Transfers to Stage 1	1,471	(1,434)	(37)	-
Transfers to Stage 2	(615)	835	(220)	-
Transfers to Stage 3	(6)	(320)	326	-
Business activity during the period	147	210	(165)	192
Net remeasurement of provision for ECL	(989)	618	629	258
Write-offs	-	-	(277)	(277)
Exchange rate and other adjustments	(2)	(4)	24	18
Balance as at 31 March 2024	**712**	**2,713**	**1,696**	**5,121**

The following table provides further details of the provision for ECL on loans and credit commitments by class and stage:

	Performing		Non-performing	
$m	Stage 1	Stage 2	Stage 3	Total
Housing	171	1,123	454	1,748
Personal	91	268	127	486
Business	629	1,237	812	2,678
Balance as at 31 March 2023	**891**	**2,628**	**1,393**	**4,912**
Housing	158	1,052	513	1,723
Personal	82	225	98	405
Business	466	1,531	805	2,802
Balance as at 30 September 2023	**706**	**2,808**	**1,416**	**4,930**
Housing	163	926	633	1,722
Personal	83	252	105	440
Business	466	1,535	958	2,959
Balance as at 31 March 2024	**712**	**2,713**	**1,696**	**5,121**

94 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Provision for expected credit losses (Continued)

Impact of overlays on the provision for ECL on loans and credit commitments

The following table attributes the provision for ECL on loans and credit commitments between modelled ECL and portfolio overlays.

Portfolio overlays are used to capture areas of potential risk and uncertainty in the portfolio, that are not captured in the underlying modelled ECL.

$m	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023
Modelled provision for ECL on loans and credit commitments	4,861	4,498	4,192
Overlays	260	432	720
Total provision for ECL on loans and credit commitments	**5,121**	**4,930**	**4,912**

Details of changes related to forward-looking economic inputs and portfolio overlays, based on reasonable and supportable information up to the date of this Interim Financial Report, are provided below.

Modelled provision for ECL on loans and credit commitments

The modelled provision for ECL on loans and credit commitments is a probability weighted estimate based on three scenarios which together represent the Group's view of the forward-looking distribution of potential loss outcomes. Changes in the modelled provision for ECL are reflected through the "net remeasurement of provision for ECL" line item. Overlays are used to capture potential risk and uncertainty in the portfolio that are not captured in the underlying modelled ECL.

The base case scenario uses the following Westpac Economics forecasts:

Key economic assumptions for base case scenario	31 March 2024	30 September 2023	31 March 2023
Annual GDP:			
Australia	Forecast growth of 1.6% for calendar year 2024 and 2.5% for calendar year 2025	Forecast growth of 1.2% for calendar year 2023 and 1.6% for calendar year 2024	Forecast growth of 1.0% for calendar year 2023 and 1.5% for calendar year 2024
New Zealand	Forecast growth of 0.8% for calendar year 2024 and 2.4% for calendar year 2025	Forecast growth of 0.8% for calendar year 2023 and 0.2% for calendar year 2024	Forecast growth of 0.4% for calendar year 2023 and contraction of 0.3% for calendar year 2024
Commercial property index, Australia	Forecast price contraction of 8.0% for calendar year 2024 and growth of 1.4% for calendar year 2025	Forecast price contraction of 15.0% for calendar year 2023 and 0.5% for calendar year 2024	Forecast price contraction of 9.4% for calendar year 2023 and growth of 1.4% for calendar year 2024
Residential property prices:			
Australia	Forecast price growth of 6.0% for calendar year 2024 and 4.0% for calendar year 2025	Forecast price growth of 5.8% for calendar year 2023 and 4.0% for calendar year 2024	Forecast price contraction of 7.8% for calendar year 2023 and growth of 2.0% for calendar year 2024
New Zealand	Forecast price growth of 5.9% for calendar year 2024 and 6.7% for calendar year 2025	Forecast price contraction of 1.0% for calendar year 2023 and growth 7.7% for calendar year 2024	Forecast price contraction of 9.0% for calendar year 2023 and growth of 1.0% for calendar year 2024
Cash rate, Australia	Forecast cash rate of 3.85% at December 2024 and 3.10% at December 2025	Forecast cash rate of 4.1% at December 2023 and 3.6% at December 2024	Forecast cash rate of 3.85% at December 2023 and 2.85% at December 2024
Unemployment rate:			
Australia	Forecast rate of 4.5% at December 2024 and 4.6% at December 2025	Forecast rate of 3.9% at December 2023 and 4.7% at December 2024	Forecast rate of 4.7% at December 2023 and 5.1% at December 2024
New Zealand	Forecast rate of 5.1% at December 2024 and 5.2% at December 2025	Forecast rate of 4.3% at December 2023 and 5.2% at December 2024	Forecast rate of 4.0% at December 2023 and 5.1% at December 2024

The downside scenario is a more severe scenario with expected credit losses higher than the base case. This scenario assumes a recession with a combination of negative GDP growth, declines in commercial and residential property prices and an increase in the unemployment rate, which simultaneously impact expected credit losses across all portfolios from the reporting date. The assumptions used in this scenario and relativities to the base case will be monitored having regard to the emerging economic conditions and updated where necessary. The upside scenario represents a modest improvement to the base case.

The following sensitivity table shows the reported provision for ECL on loans and credit commitments based on the probability weighted scenarios and what the provision for ECL on loans and credit commitments would be assuming a 100% weighting to the base case scenario and to the downside scenario (with all other assumptions held constant).

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION 95

Note 9. Provision for expected credit losses (Continued)

$m	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023
Reported probability-weighted ECL	5,121	4,930	4,912
100% base case ECL	3,737	3,409	3,391
100% downside ECL	7,047	6,849	6,836

If 1% of Stage 1 loans and credit commitments (calculated on a 12 month ECL) were transferred to Stage 2 (calculated on a lifetime ECL), the provision for ECL on loans and credit commitments would increase by $89 million (30 September 2023: $78 million, 31 March 2023: $95 million) for the Group. This estimate applies the average modelled provision coverage ratio by stage to the transfer of loans and credit commitments.

The following table discloses the economic weights applied by the Group at 31 March 2024, 30 September 2023 and 31 March 2023. In March 2024, the downside scenario weight was reduced by 2.5% and base case weight increased by the same value, reflecting a modest reduction in broader macroeconomic uncertainty:

Scenario weightings (%)	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023
Upside	5.0	5.0	5.0
Base	52.5	50.0	50.0
Downside	42.5	45.0	45.0

The Group's definition of default is aligned to APRA's regulatory definition of default, which is contained in Prudential Standard APS 220 Credit Risk Management.

Portfolio overlays

Portfolio overlays are used to address areas of risk, including significant uncertainties that are not captured in the underlying modelled ECL. Determination of portfolio overlays requires expert judgement and is thoroughly documented and subject to comprehensive internal governance and oversight. Overlays are continually reassessed and if the risk is judged to have changed (increased or decreased), or is subsequently captured in the modelled ECL, the overlay will be released or remeasured.

The Group's total overlays as at 31 March 2024 were $260 million (30 September 2023: $432 million; 31 March 2023: $720 million) and comprise:

- $159 million to capture potential high consumer stress from higher interest rates, inflation and other risks (30 September 2023: $302 million; 31 March 2023: $489 million);
- $31 million relating to certain industries reflecting potential labour shortages and inflationary concerns (30 September 2023: $60 million; 31 March 2023: $100 million); and
- $70 million for the expected impact of extreme weather events on customers (30 September 2023: $70 million; 31 March 2023: $131 million).

Changes in portfolio overlays are reflected through the "net remeasurement of provision for ECL" line item.

Total provision for ECL

$m	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023
Provision for ECL on loans and credit commitments	5,121	4,930	4,912
Provision for ECL on debt securities at amortised cost[a]	8	6	6
Provision for ECL on debt securities at FVOCI[b]	6	5	5
Total provision for ECL	**5,135**	**4,941**	**4,923**

a. Provision for ECL on debt securities at amortised cost is presented as part of investment securities.

b. Provision for ECL on debt securities at FVOCI forms part of equity reserves.

96 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Provision for expected credit losses (Continued)

Reconciliation of impairment charges

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023
Loans and credit commitments:			
Business activity during the period	192	59	54
Net remeasurement of the provision for ECL	258	262	463
Impairment charges for debt securities at amortised cost	1	-	-
Impairment charges for debt securities at FVOCI	1	-	1
Recoveries	(90)	(63)	(128)
Impairment charges/(benefits)	**362**	**258**	**390**

Note 10. Credit quality

Credit risk ratings system

The principal objective of the credit risk rating system is to reliably assess the credit risk to which the Group is exposed. The Group has two main approaches to this assessment.

Transaction-managed customers

Transaction-managed customers are generally customers with business lending exposures. They are individually assigned a Customer Risk Grade (CRG), corresponding to their expected probability of default (PD). Each facility is assigned a loss given default (LGD). The Group's risk rating system has a tiered scale of risk grades for both non-defaulted customers and defaulted customers. Non-defaulted CRGs are mapped to Moody's Ratings, and S&P Global Ratings (S&P) external senior unsecured ratings.

The table below shows Westpac's high level CRGs for transaction-managed portfolios mapped to the Group's credit quality disclosure categories and to their corresponding external rating.

	Transaction-managed		
Financial statement disclosure	Westpac CRG	Moody's Rating	S&P Rating
Strong	A	Aaa - Aa3	AAA - AA-
	B	A1 - A3	A+ - A-
	C	Baa1 - Baa3	BBB+ - BBB-
Good/satisfactory	D	Ba1 - B1	BB+ - B+
		Westpac Rating	
Weak	E	Watchlist	
	F	Special Mention	
	G	Substandard/Default	
	H	Doubtful/Default

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION 97

Note 10. Credit quality (Continued)

Program-managed portfolio

The program-managed portfolio generally includes retail products such as mortgages, personal lending (including credit cards) as well as certain small to medium sized enterprise lending. These credit exposures are grouped into pools of similar risk based on the analysis of characteristics that have historically predicted the likelihood of default, and a PD is assigned relative to the credit exposure's pool. The exposure is then assigned to strong, satisfactory or weak by benchmarking that PD against transaction-managed exposures, which are in turn mapped to external ratings per the above table. In addition, any program-managed exposures that are one or more days past due are classified as weak.

The following table shows the credit quality of loans and undrawn credit commitments[1].

	As at 31 March 2024				As at 30 September 2023				As at 31 March 2023			
$m	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Loans - housing												
Strong	299,274	26,816	-	326,090	291,914	27,447	-	319,361	284,578	30,261	-	314,839
Good/satisfactory	160,286	47,093	-	207,379	156,836	48,929	-	205,765	155,228	44,137	-	199,365
Weak	2,168	15,203	6,423	23,794	2,533	14,178	5,237	21,948	2,375	13,021	4,421	19,817
Total loans - housing	**461,728**	**89,112**	**6,423**	**557,263**	**451,283**	**90,554**	**5,237**	**547,074**	**442,181**	**87,419**	**4,421**	**534,021**
Loans - personal												
Strong	4,216	100	-	4,316	4,318	95	-	4,413	4,347	117	-	4,464
Good/satisfactory	5,642	882	-	6,524	6,097	802	-	6,899	6,552	911	-	7,463
Weak	253	661	197	1,111	252	623	192	1,067	273	711	240	1,224
Total loans - personal	**10,111**	**1,643**	**197**	**11,951**	**10,667**	**1,520**	**192**	**12,379**	**11,172**	**1,739**	**240**	**13,151**
Loans - business												
Strong	72,541	21,771	-	94,312	80,177	13,564	-	93,741	74,626	10,691	-	85,317
Good/satisfactory	66,215	50,872	-	117,087	63,434	52,477	-	115,911	83,629	30,206	-	113,835
Weak	187	5,454	3,167	8,808	200	5,468	2,914	8,582	196	4,709	3,172	8,077
Total loans - business	**138,943**	**78,097**	**3,167**	**220,207**	**143,811**	**71,509**	**2,914**	**218,234**	**158,451**	**45,606**	**3,172**	**207,229**
Undrawn credit commitments												
Strong	135,663	16,733	-	152,396	137,275	11,169	-	148,444	140,574	9,038	-	149,612
Good/satisfactory	40,622	14,848	-	55,470	40,482	15,142	-	55,624	47,842	9,191	-	57,033
Weak	221	1,767	430	2,418	214	1,503	366	2,083	251	1,110	397	1,758
Total undrawn credit commitments	**176,506**	**33,348**	**430**	**210,284**	**177,971**	**27,814**	**366**	**206,151**	**188,667**	**19,339**	**397**	**208,403**
Total strong	511,694	65,420	-	577,114	513,684	52,275	-	565,959	504,125	50,107	-	554,232
Total good/satisfactory	272,765	113,695	-	386,460	266,849	117,350	-	384,199	293,251	84,445	-	377,696
Total weak	2,829	23,085	10,217	36,131	3,199	21,772	8,709	33,680	3,095	19,551	8,230	30,876
Total loans and undrawn credit commitments	**787,288**	**202,200**	**10,217**	**999,705**	**783,732**	**191,397**	**8,709**	**983,838**	**800,471**	**154,103**	**8,230**	**962,804**

1. In 2024, the Group revised the methodology that it uses to classify program-managed exposures as strong, satisfactory, or weak in order to better align the mapping of program-managed exposures to transaction-managed exposures. This is a change in disclosure methodology only and does not represent a change in underlying credit quality of the Group's credit exposures, or a change in ECL. Comparatives have been revised accordingly.

98 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Deposits and other borrowings

$m	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Australia					
Certificates of deposit	35,727	32,947	32,227	8	11
Non-interest bearing, repayable at call[a]	121,245	120,338	114,134	1	6
Other interest bearing - transactions[a]	98,653	97,950	98,762	1	-
Other interest bearing - savings[a]	202,480	195,273	191,490	4	6
Other interest bearing term	148,110	144,220	140,704	3	5
Total Australia	**606,215**	**590,728**	**577,317**	**3**	**5**
New Zealand					
Certificates of deposit	2,414	2,247	2,618	7	(8)
Non-interest bearing, repayable at call	10,568	11,183	12,251	(5)	(14)
Other interest bearing - transactions	8,940	8,729	9,450	2	(5)
Other interest bearing - savings	18,273	18,558	18,945	(2)	(4)
Other interest bearing term	34,597	35,827	34,057	(3)	2
Total New Zealand	**74,792**	**76,544**	**77,321**	**(2)**	**(3)**
Other overseas					
Certificates of deposit	13,139	12,023	13,922	9	(6)
Non-interest bearing, repayable at call	1,323	1,358	1,340	(3)	(1)
Other interest bearing - transactions	849	789	1,032	8	(18)
Other interest bearing - savings	990	1,003	1,015	(1)	(2)
Other interest bearing term	4,918	5,723	4,405	(14)	12
Total other overseas	**21,219**	**20,896**	**21,714**	**2**	**(2)**
Total deposits and other borrowings	**702,226**	**688,168**	**676,352**	**2**	**4**

a. Comparatives have been revised to align with current period presentation.

Note 12. Fair values of financial assets and financial liabilities

Fair Valuation Control Framework

The Group uses a Fair Valuation Control Framework where the fair value is either determined or validated by a function independent of the transaction. This framework formalises the policies and procedures used to achieve compliance with relevant accounting, industry and regulatory standards. The framework includes specific controls relating to:

- The revaluation of financial instruments;
- Independent price verification;
- Fair value adjustments; and
- Financial reporting.

A key element of the framework is the Revaluation Committee, comprising senior valuation specialists from within the Group. The Revaluation Committee reviews the application of the agreed policies and procedures to assess that a fair value measurement basis has been applied.

The method of determining fair value differs depending on the information available.

Fair value hierarchy

A financial instrument's categorisation within the valuation hierarchy is based on the lowest level input that is significant to the fair value measurement.

The Group categorises all fair value instruments according to the hierarchy described below.

Valuation techniques

The Group applies market accepted valuation techniques in determining the fair valuation of over the counter (OTC) derivatives. This includes CVA and FVA, which incorporate credit risk and funding costs and benefits that arise in relation to uncollateralised derivative positions, respectively.

The specific valuation techniques, the observability of the inputs used in valuation models and the subsequent classification for each significant product category are outlined as follows:

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 99 Note 12. Fair values of financial assets and financial liabilities (Continued) Level 1 instruments (Level 1) The fair value of financial instruments traded in active markets is based on recent unadjusted quoted prices. These prices are based on actual arm’s length basis transactions. The valuations of Level 1 instruments require little or no management judgement. Instrument Balance sheet category Includes Valuation Exchange traded products Derivatives Exchange traded interest rate futures and options and commodity and carbon futures All these instruments are traded in liquid, active markets where prices are readily observable. No modelling or assumptions are used in the valuation. FX products Derivatives FX spot and futures contracts Equity products Derivatives Trading securities and financial assets measured at FVIS Other financial liabilities Listed equities and equity indices Debt instruments Trading securities and financial assets measured at FVIS Investment securities Other financial liabilities Australian Commonwealth and New Zealand government bonds

100 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Fair values of financial assets and financial liabilities (Continued)

Level 2 instruments (Level 2)

The fair value for financial instruments that are not actively traded is determined using valuation techniques which maximise the use of observable market prices. Valuation techniques include:

- The use of market standard discounting methodologies;
- Option pricing models; and
- Other valuation techniques widely used and accepted by market participants.

Instrument	Balance sheet category	Includes	Valuation
Interest rate products	Derivatives	Interest rate and inflation swaps, swaptions, caps, floors, collars and other non-vanilla interest rate derivatives	Industry standard valuation models are used to calculate the expected future value of payments by product, which is discounted back to a present value. The model's interest rate inputs are benchmark and active quoted interest rates in the swap, bond and futures markets. Interest rate volatilities are sourced from brokers and consensus data providers. If consensus prices are not available, these are classified as Level 3 instruments.
FX products	Derivatives	FX swaps, FX forward contracts, FX options and other non-vanilla FX derivatives	Derived from market observable inputs or consensus pricing providers using industry standard models. If consensus prices are not available, these are classified as Level 3 instruments.
Other credit products	Derivatives	Single name and index credit default swaps	Valued using an industry standard model that incorporates the credit spread as its principal input. Credit spreads are obtained from consensus data providers. If consensus prices are not available, these are classified as Level 3 instruments.
Commodity products	Derivatives	Commodity and carbon derivatives	Valued using industry standard models. The models calculate the expected future value of deliveries and payments and discount them back to a present value. The model inputs include forward curves, volatilities implied from market observable inputs, discount curves and underlying spot and futures prices. The significant inputs are market observable or available through a consensus data service. If consensus prices are not available, these are classified as Level 3 instruments.
Equity products	Derivatives	Exchange traded equity options, OTC equity options and equity warrants	Due to low liquidity, exchange traded options are Level 2. Valued using industry standard models based on observable parameters such as stock prices, dividends, volatilities and interest rates.
Asset backed debt instruments	Trading securities and financial assets measured at FVIS Investment securities	Australian residential mortgage backed securities (RMBS) and other asset backed securities (ABS)	Valued using an industry approach to value floating rate debt with prepayment features. Australian RMBS are valued using prices sourced from a consensus data provider. If consensus prices are not available, these are classified as Level 3 instruments.
Non-asset backed debt instruments	Trading securities and financial assets measured at FVIS Investment securities Other financial liabilities	State and other government bonds, corporate bonds and commercial paper Repurchase agreements and reverse repurchase agreements over non-asset backed debt securities	Valued using observable market prices, which are sourced from independent pricing services, broker quotes or inter-dealer prices. If prices are not available from these sources, these are classified as Level 3 instruments.
Loans at fair value	Loans	Fixed rate bills and syndicated loans	Discounted cash flow approach, using a discount rate which reflects the terms of the instrument and the timing of cash flows, adjusted for creditworthiness, or expected sale amount.
Certificates of deposit	Deposits and other borrowings	Certificates of deposit	Discounted cash flow using market rates offered for deposits of similar remaining maturities.
Debt issues at fair value	Debt issues	Debt issues	Discounted cash flows, using a discount rate which reflects the terms of the instrument and the timing of cash flows adjusted for market observable changes in Westpac's implied credit worthiness.

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 101 Note 12. Fair values of financial assets and financial liabilities (Continued) Level 3 instruments (Level 3) Financial instruments valued where at least one input that could have a significant effect on the instrument’s valuation is not based on observable market data due to illiquidity or complexity of the product. These inputs are generally derived and extrapolated from other relevant market data and calibrated against current market trends and historical transactions. These valuations are calculated using a high degree of management judgement. Instrument Balance sheet category Includes Valuation Debt instruments Trading securities and financial assets measured at FVIS Investment securities Certain debt securities with low observability, usually issued via private placement These securities are evaluated by an independent pricing service or based on third party revaluations. Due to their illiquidity and/or complexity these are classified as Level 3 assets. Equity instruments Trading securities and financial assets measured at FVIS Investment securities Strategic equity investments Valued using valuation techniques appropriate to the instrument, including the use of recent arm’s length transactions where available, discounted cash flow approach or reference to the net assets of the entity. Due to their illiquidity, complexity and/or use of unobservable inputs into valuation models, they are classified as Level 3 assets.

102 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Fair values of financial assets and financial liabilities (Continued)

The following tables summarise the attribution of financial instruments measured at fair value to the fair value hierarchy.

$m	Level 1	Level 2	Level 3	Total
As at 31 March 2024				
Financial assets measured at fair value on a recurring basis				
Trading securities and financial assets measured at FVIS	5,069	28,866	8	33,943
Derivative financial instruments	24	15,748	23	15,795
Investment securities	5,030	83,897	460	89,387
Loans	-	-	14	14
Total financial assets measured at fair value on a recurring basis	**10,123**	**128,511**	**505**	**139,139**
Financial liabilities measured at fair value on a recurring basis				
Deposits and other borrowings	-	51,273	-	51,273
Other financial liabilities	2,040	18,236	-	20,276
Derivative financial instruments	11	18,312	94	18,417
Debt issues	-	3,406	-	3,406
Total financial liabilities measured at fair value on a recurring basis	**2,051**	**91,227**	**94**	**93,372**
As at 30 September 2023				
Financial assets measured at fair value on a recurring basis				
Trading securities and financial assets measured at FVIS	4,468	26,012	27	30,507
Derivative financial instruments	27	21,290	26	21,343
Investment securities	5,620	67,833	441	73,894
Loans	-	4	15	19
Total financial assets measured at fair value on a recurring basis	**10,115**	**115,139**	**509**	**125,763**
Financial liabilities measured at fair value on a recurring basis				
Deposits and other borrowings	-	47,220	-	47,220
Other financial liabilities	1,714	10,255	-	11,969
Derivative financial instruments	28	24,604	15	24,647
Debt issues	-	3,222	-	3,222
Total financial liabilities measured at fair value on a recurring basis	**1,742**	**85,301**	**15**	**87,058**
As at 31 March 2023				
Financial assets measured at fair value on a recurring basis				
Trading securities and financial assets measured at FVIS	10,885	19,578	11	30,474
Derivative financial instruments	17	20,317	12	20,346
Investment securities	2,905	69,150	414	72,469
Loans	-	106	24	130
Total financial assets measured at fair value on a recurring basis	**13,807**	**109,151**	**461**	**123,419**
Financial liabilities measured at fair value on a recurring basis				
Deposits and other borrowings	-	48,769	-	48,769
Other financial liabilities	1,361	10,088	-	11,449
Derivative financial instruments	12	20,725	54	20,791
Debt issues	-	5,655	-	5,655
Total financial liabilities measured at fair value on a recurring basis	**1,373**	**85,237**	**54**	**86,664**

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION 103

Note 12. Fair values of financial assets and financial liabilities (Continued)

Reconciliation of non-market observables

The following table summarises the changes in financial instruments measured at fair value derived from non-market observable valuation techniques (Level 3).

	Half Year March 2024					
$m	Trading securities and financial assets measured at FVIS	Investment Securities	Derivative and other assets	Total Level 3 assets	Derivative liabilities	Total Level 3 liabilities
Balance as at beginning of period	**27**	**441**	**41**	**509**	**15**	**15**
Gains/(losses) on assets / (gains)/losses on liabilities recognised in:						
Income statement	(1)	-	(56)	(57)	46	46
Other comprehensive income	-	11	-	11	-	-
Acquisitions and issues	7	13	134	154	206	206
Disposals and settlements	(7)	(6)	(82)	(95)	(173)	(173)
Transfer into or out of non-market observables	(18)	-	-	(18)	-	-
Foreign currency translation impacts	-	1	-	1	-	-
Balance as at end of period	**8**	**460**	**37**	**505**	**94**	**94**
Unrealised gains/(losses) recognised in the income statement for financial instrument held as at end of period	-	-	21	21	(86)	(86)

Transfers into and out of Level 3 have occurred due to changes in observability in the significant inputs into the valuation models used to determine the fair value of the related financial instruments. Transfers in and transfers out are reported using the end of period fair values.

Significant unobservable inputs

Sensitivities to reasonably possible changes in non-market observable valuation assumptions would not have a material impact on the Group's reported results.

Day one profit or loss

The closing balance of unrecognised day one profit was nil as at 31 March 2024 (30 September 2023: nil, 31 March 2023: nil).

104 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Fair values of financial assets and financial liabilities (Continued)

Financial instruments not measured at fair value

The following table summarises the estimated fair value of financial instruments not measured at fair value for the Group.

	As at 31 March 2024		As at 30 Sept 2023		As at 31 March 2023	
$m	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets not measured at fair value						
Cash and balances with central banks	95,907	95,907	102,522	102,522	117,886	117,886
Collateral paid	4,671	4,671	4,535	4,535	4,093	4,093
Investment securities	1,200	1,200	1,432	1,432	1,083	1,083
Loans	784,825	782,246	773,235	768,890	749,801	744,302
Other financial assets	11,266	11,266	6,219	6,219	7,343	7,343
Total financial assets not measured at fair value	**897,869**	**895,290**	**887,943**	**883,598**	**880,206**	**874,707**
Financial liabilities not measured at fair value						
Collateral received	2,534	2,534	3,525	3,525	3,577	3,577
Deposits and other borrowings	650,953	651,550	640,948	641,330	627,583	627,823
Other financial liabilities	34,116	34,116	32,901	32,901	48,653	48,653
Debt issues[a]	156,375	156,705	153,351	153,129	143,297	142,666
Loan capital[a]	37,280	38,544	33,176	33,512	31,025	30,688
Total financial liabilities not measured at fair value	**881,258**	**883,449**	**863,901**	**864,397**	**854,135**	**853,407**

a. The estimated fair values of debt issues and loan capital include the impact of changes in Westpac's credit spreads since origination.

A detailed description of how fair value is derived for financial instruments not measured at fair value is disclosed in Note 22 of the 2023 Annual Report.

Note 13. Provisions, contingent liabilities, contingent assets and credit commitments

Provisions are recognised for present obligations arising from past events where a payment (or other economic transfer) is likely to be necessary to settle the obligation and can be reliably estimated. Provisions raised by the Group are set out in the table in the "Provisions" section below. Where it is not probable there will be an outflow of economic resources or where a liability cannot be reliably estimated a contingent liability may exist.

Provisions

	As at 31 March 2024						
$m	Long service leave	Annual leave and other employee benefits	Provision for impairment on credit commitments	Lease restoration obligations	Restructuring and other provisions	Litigation, non-lending losses and remediation provisions	Total
Balance as at beginning of period	**464**	**933**	**497**	**183**	**342**	**358**	**2,777**
Additions	42	549	54	2	84	57	788
Utilisation	(23)	(829)	-	(11)	(109)	(96)	(1,068)
Reversal of unutilised provisions	-	(2)	(12)	-	(47)	(22)	(83)
Balance as at end of period	**483**	**651**	**539**	**174**	**270**	**297**	**2,414**

Litigation, non-lending losses and remediation provisions

As at 31 March 2024, provisions for the Half Year 2024 include estimates of:

- Customer refunds associated with matters of potential historical misconduct;
- Costs of completing remediation programs; and
- Potential non-lending losses and costs connected with certain litigation and regulatory investigations.

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 105 Note 13. Provisions, contingent liabilities, contingent assets and credit commitments (Continued) It is possible that the final outcome could be below or above the provision, if the actual outcome differs from the assumptions used in estimating the provision. Remediation processes may change over time as further facts emerge and such changes could result in a change to the final exposure. Certain litigation As at 31 March 2024, the Group held provisions in respect of potential non-lending losses and costs connected with certain litigation, including: • Civil penalty proceedings commenced by ASIC against Westpac on 4 September 2023, alleging contraventions under the National Credit Code (Credit Code) and National Consumer Credit Protection Act 2009 (Cth). The proceedings relate to system and operational failures and allege that Westpac did not respond to 288 online hardship applications between 2015 and 2023 within the time-frames required under the Credit Code. Westpac self-reported the incidents to ASIC and is finalising the remediation of impacted customers. ASIC also alleges that Westpac failed to do all things necessary to ensure that credit activities were engaged in efficiently, honestly and fairly. A hearing will be fixed for a date after 1 October 2024; and • A class action commenced against Westpac and St.George Finance Limited (SGF) on 15 July 2020, in the Supreme Court of Victoria in relation to flex commissions paid to auto dealers from 1 March 2013 to 31 October 2018. It is alleged that Westpac and SGF are liable for the unfair conduct of dealers acting as credit representatives and engaged in misleading or deceptive conduct. This proceeding is one of three class actions commenced against lenders in the auto finance industry. The three proceedings have been fixed for a joint trial commencing 14 October 2024. The damages sought are unspecified. Westpac and SGF are defending the proceedings. Westpac no longer pays flex commissions following an industry wide ban issued by ASIC on 1 November 2018. There remains uncertainty as to the expense that may be associated with these matters, including the approach that the relevant counterparty or Courts may take in relation to the matter, and the Court’s assessment of applicable fines, penalties, loss or damages. It is possible that the actual aggregate expense to Westpac associated with a Court determined resolution of these matters may be higher or lower than the provision. Restructuring provisions The Group carries restructuring provisions for committed business restructures and branch closures. The provisions held primarily relate to separation costs and redundancies. Lease restoration obligations The lease restoration provision reflects an estimate of the cost of making good leasehold premises at the end of the Group’s property leases. Contingent liabilities Contingent liabilities are possible obligations whose existence will be confirmed only by uncertain future events and present obligations where the transfer of economic resources is not probable or cannot be reliably measured. Contingent liabilities are not recognised on the balance sheet but are disclosed unless the outflow of economic resource is remote. Regulatory investigations, reviews and inquiries Domestic regulators, statutory authorities and other bodies such as ASIC, ACCC, APRA, AUSTRAC, BCCC, AFCA, the OAIC, the ATO and the Fair Work Ombudsman, as well as certain international regulators and other bodies such as the Reserve Bank of New Zealand, New Zealand Financial Markets Authority and Commerce Commission, BPNG and its Financial Analysis & Supervision Unit, SEC and FINRA, from time to time conduct investigations, reviews or inquiries (some of which may be industry wide). These activities can cover a range of matters (including potential contraventions and non-compliance) that involve, or may in the future, involve the Group. These currently include: • Engagement with various regulators in relation to RAMS. The engagements include an enforcement investigation by ASIC into RAMS Financial Group Pty Limited (RFG) and RAMS authorised credit representatives (including RAMS franchisees) in connection with the provision of home loan products from 1 January 2019 to 1 September 2023. The current focus of ASIC’s investigation is on RFG’s general conduct obligations, prohibitions on conducting business with unlicensed persons, and giving misleading information. Following review by Westpac and RFG of the RAMS business, RFG has exited a number of franchisees and is considering strategic options in relation to the RAMS business. Disputes have been raised by franchisees in relation to these actions. We are also responding to enquiries from APRA; • Enquiries by ASIC into principal, interest and fee repayment calculations in relation to certain business lending products; • Engagement with the ATO in relation to remediating and uplifting Westpac’s Common Reporting Standard (CRS) reporting. Should Westpac not satisfactorily complete its uplift activities in the timeframe communicated, the ATO may take enforcement action against Westpac;

106 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Note 13. Provisions, contingent liabilities, contingent assets and credit commitments (Continued) • Investigation by the FWO in relation to Westpac’s self-disclosed remediation program regarding employee pay-related entitlements. The FWO has an enforcement policy for pay-related remediation and may take enforcement action against Westpac in relation to these issues; and • Regulatory investigations, reviews or inquiries into other areas such as risk governance, AML/CTF Program, including Transaction Monitoring Program and associated processes and procedures, compliance with industry codes, consumer credit contracts, hardship processes, and design and distribution obligations. It is uncertain what (if any) actions will result following the conclusion of these investigations or matters. No provisions have yet been made in relation to any financial liability that might arise, or costs that may be incurred in the event proceedings are pursued in relation to the matters outlined above. Such investigations, reviews or inquiries, or risk-based decisions taken by Westpac regarding relevant businesses, have previously resulted, and/or may in the future result in litigation (including class action proceedings and criminal proceedings), significant fines and penalties, infringement notices, enforcement action including enforceable undertakings, requirement to undertake a review, referral to the relevant Commonwealth or State Director of Public Prosecutions for consideration for criminal prosecution, imposition of capital or liquidity requirements, licence revocation, suspension or variation, customer remediation or other sanctions or action being taken by regulators or other parties. Investigations have in some instances resulted, and could in the future result, in findings of a significant number of breaches of obligations. This in turn could lead to significant financial and other penalties. Prior penalties and contraventions by Westpac in relation to similar issues can also affect penalties that may be imposed. Reliance on third parties and any contributing actions of third parties may not mitigate penalties. Litigation There are ongoing Court proceedings, claims and possible claims against the Group. Contingent liabilities exist in respect of actual and potential claims and proceedings, including those listed below. In addition to the class action litigation noted under Provisions, above: • On 5 October 2023 a class action was commenced in the Federal Court of Australia against BT Funds Management Limited (BTFM), Westpac Securities Administration Limited (WSAL) and Westpac Life Insurance Services Limited (now known as TAL Life Insurance Services Limited) (WLIS), a former Group subsidiary. The class action is brought on behalf of superannuation fund members in the period October 2017 to April 2023 and relates to group insurance policies placed by BTFM and WSAL (as superannuation trustees) with WLIS. It is alleged that BTFM and WSAL failed to adhere to a number of obligations owed as superannuation trustees (including under the Superannuation Industry (Supervision) Act 1993 (Cth)), and that WLIS was knowingly concerned with the alleged contraventions. The quantum of the claim is unspecified. The proceedings are being defended. • Westpac is defending a class action proceeding which was commenced in December 2019 in the Federal Court of Australia on behalf of certain investors who acquired an interest in Westpac securities between 16 December 2013 and 19 November 2019. The proceeding involves allegations relating to market disclosure issues connected to Westpac’s monitoring of financial crime over the relevant period and matters which were the subject of the AUSTRAC civil proceedings. The damages sought on behalf of members of the class have not yet been specified. However, in the course of a procedural hearing in August 2022, the applicant indicated that a preliminary estimate of the losses that may be alleged in respect of a subset of potential group members exceeded $1 billion. While it remains unclear how the applicant will ultimately formulate their estimate of alleged damages claimed on behalf of group members, it is possible that the claim may be higher (or lower) than the amount referred to above. Given the time period and the nature of the claims alleged to be in question, along with the reduction in our market capitalisation at the time of the commencement of the AUSTRAC civil proceedings, it is likely that any total alleged damages (when, and if, ultimately articulated by the applicant) will be significant. Westpac continues to deny both that its disclosure was inappropriate and, as such, that any group member has incurred damage.

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 107 Note 13. Provisions, contingent liabilities, contingent assets and credit commitments (Continued) Internal reviews and remediation As in prior periods, Westpac is continuing to undertake a number of reviews to identify and resolve issues that have the potential to impact our customers, employees, other stakeholders and reputation. These internal reviews continue to identify issues in respect of which we are taking, or will take, steps to put things right, including so that our customers and employees (as applicable) are not disadvantaged from certain past practices, including by making compensation/ remediation payments and providing refunds where appropriate. These issues include, among other things, compliance with lending obligations; sufficiency of training, policies, processes and procedures; AML/CTF Program, including Transaction Monitoring Program and associated processes and procedures; product disclosure; destruction and retention of personal information; and impacts from inadequate product governance, including the way some product terms and conditions are operationalised. By undertaking these reviews, we can also improve our processes and controls, including those of our contractors, agents, and authorised credit representatives. An assessment of the Group’s likely loss has been made on a case-by-case basis for the purpose of the financial statements but cannot always be reliably estimated. Even where Westpac has remediated or compensated customers, employees or issues, there can still be the risk of regulators challenging the basis, scope or pace of remediation, taking enforcement action (including enforceable undertakings and contrition payments), or imposing fines/penalties or other sanctions, including civil or criminal prosecutions. Contingent liabilities may exist in respect of actual or potential claims or proceedings (which could be brought by customers, employees/ unions, regulators or criminal prosecutors), compensation/remediation payments and/or refunds identified as part of these reviews. Contingent levies The Group is subject to a number of regulatory levies, which may be imposed at the discretion of the relevant regulating body. These include levies that fund the Financial Claims Scheme and the Compensation Scheme of Last Resort. Exposures to third parties relating to divested businesses The Group has potential exposures relating to warranties, indemnities and other commitments it has provided to third parties in connection with various divestments of entities, businesses and assets. The warranties, indemnities and other commitments cover a range of matters, conduct and risks. We have made payments under these indemnities and are in discussions with one or more parties in relation to claims made, and potential claims, under these arrangements. Provisions have been raised for matters where a present obligation exists, and a probable settlement can be reliably estimated. Contingent tax risk Tax and regulatory authorities in Australia and in other jurisdictions review, in the normal course of business, the direct and indirect taxation treatment of transactions (both historical and present-day transactions) undertaken by the Group. The Group also responds to various notices and requests for information it receives from tax and regulatory authorities. These reviews, notices and requests may result in additional tax liabilities (including interest and penalties). The Group has assessed these and other taxation matters arising in Australia and elsewhere, including seeking independent advice. Clearing and settlement obligations The Group is subject to the rules governing clearing and settlement activities under which loss sharing arrangements may arise. This includes the requirements of central clearing houses where the Group has made contributions to a default fund. In the event of a default of another clearing member, the Group could be required to make additional default fund contributions. Parent entity guarantees and undertakings to subsidiaries Consistent with 2023, Westpac Banking Corporation, as the parent entity of the Group, makes the following guarantees and undertakings to its subsidiaries: • Letters of comfort for certain subsidiaries which recognise that Westpac has a responsibility that those subsidiaries continue to meet their obligations; and • Guarantees to certain wholly owned subsidiaries which are Australian financial services or credit licensees to comply with legislative requirements. All but two guarantees are capped at $20 million per year (with an automatic reinstatement for another $20 million) and two specific guarantees are capped at $2 million (with an automatic reinstatement for another $2 million). Contingent assets The credit commitments shown in the following table also constitute contingent assets. These commitments would be classified as loans in the balance sheet on the contingent event occurring.

108 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Provisions, contingent liabilities, contingent assets and credit commitments (Continued)

Undrawn credit commitments

The Group enters into various arrangements with customers which are only recognised in the balance sheet when called upon. These arrangements include commitments to extend credit, bill endorsements, financial guarantees, standby letters of credit and underwriting facilities.

They expose the Group to liquidity risk when called upon and also to credit risk if the customer fails to repay the amounts owed at the due date. The maximum exposure to credit loss is the contractual or notional amount of the instruments. Some of the arrangements can be cancelled by the Group at any time and a significant portion is expected to expire without being drawn. The actual liquidity and credit risk exposure varies in line with amounts drawn and may be less than the amounts disclosed.

The Group uses the same credit policies when entering into these arrangements as it does for on-balance sheet instruments. Refer to Notes 11 and 21 of the 2023 Annual Report for further details of credit risk and liquidity risk management, respectively.

Undrawn credit commitments excluding derivatives are as follows:

$m	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Undrawn credit commitments					
Letters of credit and guarantees[a]	12,918	12,447	11,936	4	8
Commitments to extend credit[b]	197,258	193,457	195,765	2	1
Other	108	247	702	(56)	(85)
Total undrawn credit commitments	**210,284**	**206,151**	**208,403**	**2**	**1**

a. Standby letters of credit are undertakings to pay, against presentation documents, an obligation in the event of a default by a customer. Guarantees are unconditional undertakings given to support the obligations of a customer to third parties. The Group may hold cash as collateral for certain guarantees issued.

b. Commitments to extend credit include all obligations on the part of the Group to provide credit facilities. As facilities may expire without being drawn upon, the notional amounts do not necessarily reflect future cash requirements. In addition to the commitments disclosed above, as at 31 March 2024, the Group had $6.8 billion of credit exposures that were offered and accepted but still revocable (30 September 2023: $8.8 billion; 31 March 2023 $7.4 billion). These represent part of Westpac Group's maximum exposure to credit risk.

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION 109

Note 14. Shareholders' equity

$m	As at 31 March 2024	As at 30 Sept 2023	As at 31 March 2023
Share capital			
Ordinary share capital, fully paid	38,944	39,826	39,824
Treasury shares[a]	(758)	(702)	(702)
Total share capital	**38,186**	**39,124**	**39,122**
NCI	**38**	**44**	**44**

a. 31 March 2024: 5,645,501 unvested RSP and EIP treasury shares held (30 September 2023: 5,249,663, 31 March 2023: 5,396,087).

Ordinary Shares

Westpac does not have authorised capital and the ordinary shares have no par value. Ordinary shares entitle the holder to participate in dividends and, in the event of Westpac winding up, to a share of the proceeds in proportion to the number of and amounts paid on the shares held.

Each ordinary share entitles the holder to one vote, either in person or by proxy, at a shareholder meeting.

Reconciliation of movement in number of ordinary shares

	Half Year March 2024	Half Year Sept 2023	Half Year March 2023
Balance as at beginning of period	**3,509,076,960**	**3,509,076,960**	**3,501,127,694**
Shares issued from dividend reinvestment plan[a]	-	-	7,949,266
Share buyback[b]	(34,442,450)	-	-
Balance as at end of period	**3,474,634,510**	**3,509,076,960**	**3,509,076,960**

a. The DRPs for the 2023 interim and final dividends were satisfied with the purchase of existing shares by a third party and therefore does not impact the numbers of shares on issue. For the 2022 final dividend, participants received shares at an average price per share of $23.86, which increased share capital by $192 million, including related issuance costs of $2 million.

b. On 6 November 2023, the Group announced its intention to undertake a $1.5 billion on-market buyback of WBC ordinary shares. The Group commenced the buyback in late November 2023 and has bought back and cancelled 34,442,450 ordinary shares ($849 million) at an average price of $24.65 in First Half 2024.

Ordinary shares purchased on market

Consolidated	Half Year March 2024 Number	Half Year March 2024 Average price ($)
For share-based payment arrangements:		
Employee share plan (ESP)	1,294,803	21.05
Restricted Shares[a]	2,456,247	23.02
Westpac Performance Plan (WPP) - share rights exercised	302,118	21.75
Westpac Equity Incentive Plan (EIP) - Non-performance share rights exercised	836	21.47
Net number of ordinary shares purchased on market	**4,054,004**	**22.30**

a. Ordinary shares allocated to employees under the Restricted Share Plan (RSP) and Equity Incentive Plan (EIP) are classified as treasury shares until the shares vest.

110 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Note 14. Shareholders’ equity (Continued) Reconciliation of movement in reserves Half Year Half Year Half Year March Sept March $m 2024 2023 2023 Debt securities at FVOCI reserve Balance as at beginning of period (165) 17 62 Net gains/(losses) from changes in fair value (34) (200) 13 Income tax effect 12 59 - Transferred to income statement 1 (60) (65) Income tax effect - 18 21 Loss allowance on debt securities measured at FVOCI 1 - 1 Other 3 1 (15) Balance as at end of period (182) (165) 17 Equity securities at FVOCI reserve Balance as at beginning of period 126 111 136 Net gains/(losses) from changes in fair value 14 15 (34) Income tax effect 2 - 9 Balance as at end of period 142 126 111 Share-based payment reserve Balance as at beginning of period 1,983 1,951 1,893 Share-based payment expense 59 32 58 Balance as at end of period 2,042 1,983 1,951 Cash flow hedge reserve Balance as at beginning of period 152 885 813 Net gains/(losses) from changes in fair value 452 (1,024) 389 Income tax effect (140) 307 (118) Transferred to income statement 20 (24) (285) Income tax effect (7) 8 86 Balance as at end of period 477 152 885 Foreign currency translation reserve Balance as at beginning of period (138) (127) (505) Exchange differences on translation of foreign operations (174) (31) 553 Gains/(losses) on net investment hedges 12 20 (175) Balance as at end of period (300) (138) (127) Other reserves Balance as at beginning of period (23) (21) (21) Transactions with owners 1 (2) - Balance as at end of period (22) (23) (21) Total reserves 2,157 1,935 2,816

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION 111

Note 15. Notes to the consolidated cash flow statement

Reconciliation of net cash provided by/(used in) operating activities to profit after income tax expense for the period is set out below:

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023	% Mov't Mar 24 - Sept 23	% Mov't Mar 24 - Mar 23
Profit after income tax expense	3,342	3,196	4,005	5	(17)
Adjustments:					
Depreciation, amortisation and impairment	787	701	536	12	47
Impairment charges/(benefits)	452	321	518	41	(13)
Net decrease/(increase) in current and deferred tax	(321)	409	256	large	large
(Increase)/decrease in accrued interest receivable	(287)	(172)	(558)	67	(49)
(Decrease)/increase in accrued interest payable	536	1,050	1,350	(49)	(60)
(Decrease)/increase in provisions	(363)	353	(526)	large	(31)
Other non-cash items	153	(1,263)	413	large	(63)
Cash flows from operating activities before changes in operating assets and liabilities	**4,299**	**4,595**	**5,994**	**(6)**	**(28)**
Net (increase)/decrease in:					
Collateral paid	(215)	(353)	1,898	(39)	large
Trading securities and financial assets measured at FVIS	(3,464)	443	(4,967)	large	(30)
Derivative financial instruments	313	4,247	(165)	(93)	large
Loans	(12,737)	(22,196)	(5,074)	(43)	151
Other financial assets	(339)	276	(148)	large	129
Other assets	4	(18)	26	large	(85)
Net increase/(decrease) in:					
Collateral received	(971)	(107)	(2,781)	large	(65)
Deposits and other borrowings	15,482	11,228	13,464	38	15
Other financial liabilities	3,758	(16,818)	(328)	large	large
Other liabilities	(5)	(8)	(4)	(38)	25
Net cash provided by/(used in) operating activities	**6,125**	**(18,711)**	**7,915**	**large**	**(23)**

112 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Note 15. Notes to the consolidated cash flow statement (Continued) Details of the assets and liabilities over which control ceased Half Year Half Year Half Year March Sept March $m 2024 2023 2023 Assets: Cash and balances with central banks - - 18 Other financial assets - - 18 Intangible assets - - 55 Total assets - - 91 Liabilities: Other financial liabilities - - 22 Provisions - - 1 Total liabilities - - 23 Total equity attributable to owners of WBC - - 68 Cash proceeds received (net of transaction costs) - - 311 Total consideration - - 311 Gain/(loss) on disposal - - 243 Reconciliation of cash proceeds from disposal: Cash proceeds received (net of transaction costs) - - 311 Less: Cash deconsolidated - - (18) Cash consideration received (net of transaction costs and cash held) - - 293 Businesses disposed No businesses were disposed of during First Half 2024 and Second Half 2023. During First Half 2023, Westpac disposed of its 100% interest in AAML through a sale to Mercer (Australia), and merged its BT personal and corporate superannuation fund with Mercer Super Trust by way of successor fund transfer. Non-cash financing activities Half Year Half Year Half Year % Mov't March Sept March Mar 24 Mar 24 $m 2024 2023 2023 - Sept 23 - Mar 23 Shares issued under the dividend reinvestment plan - 2 190 (100) (100) Increase in lease liabilities 168 77 158 118 6 Restricted cash Certain of our foreign operations are required to maintain reserves or minimum balances with central banks in their respective countries of operation, totalling $295 million (30 September 2023: $299 million, 31 March 2023: $328 million) which are included in cash and balances with central banks.

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 113 Note 16. Subsequent events Since 31 March 2024, the Board has determined to pay a fully franked interim dividend of 75 cents and a 15 cents special dividend per fully paid ordinary share. The ordinary and special dividend is expected to total to $3,127 million. The dividend is not recognised as a liability at 31 March 2024. The proposed payment date of the dividend is 25 June 2024. The Board has determined that the DRP will apply to the 2024 interim ordinary dividend and the special dividend and participants’ entitlement to shares under the DRP will be satisfied by arranging for the purchase of shares in the market by a third party. The market price used to determine the number of shares to be provided to DRP participants will be set over the 20 trading days commencing 15 May 2024 and will not include a discount. The Board has also determined to extend the share buyback announced in November 2023 by a further $1.0 billion to a total of $2.5 billion. No other matters have arisen since the half year ended 31 March 2024, which are not otherwise dealt with in this 2024 Interim Financial Report, that have significantly affected or may significantly affect the operations of the Group, the results of its operations or the state of affairs of the Group in subsequent periods.

114 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS STATUTORY STATEMENTS Directors’ declaration In the Directors’ opinion (i) the interim financial statements and notes set out on pages 76- 113 are in accordance with the Corporations Act 2001, including that they: (a) comply with Australian Accounting Standards, the Corporations Regulations 2001 and other mandatory professional reporting requirements; and (b) give a true and fair view of the Group’s financial position as at 31 March 2024 and of its performance for the six months ended 31 March 2024; and (ii) there are reasonable grounds to believe that Westpac will be able to pay its debts as and when they become due and payable. This declaration is made in accordance with a resolution of the Directors. For and on behalf of the Board Steven Gregg Chairman Peter King Managing Director and Chief Executive Officer Sydney, Australia 5 May 2024

PricewaterhouseCoopers, ABN 52 780 433 757 One International Towers Sydney, Watermans Quay, Barangaroo NSW 2000, GPO BOX 2650 Sydney NSW 2001 T: 1300 799 615, F: 1300 799 618, www.pwc.com.au Liability limited by a scheme approved under Professional Standards Legislation. Independent auditor's review report to the members of Westpac Banking Corporation Report on the interim financial report Conclusion We have reviewed the interim financial report of Westpac Banking Corporation (the Company) and the entities it controlled during the half-year (together the Group), which comprises the consolidated balance sheet as at 31 March 2024, the consolidated statement of comprehensive income, consolidated statement of changes in equity, consolidated cash flow statement and consolidated income statement for the half-year ended on that date, material accounting policy information and selected explanatory notes and the directors' declaration. Based on our review, which is not an audit, we have not become aware of any matter that makes us believe that the accompanying interim financial report of Westpac Banking Corporation does not comply with the Corporations Act 2001 including: 1. giving a true and fair view of the Group's financial position as at 31 March 2024 and of its performance for the half-year ended on that date 2. complying with Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Regulations 2001 .. Basis for conclusion We conducted our review in accordance with ASRE 2410 Review of a Financial Report Performed by the Independent Auditor of the Entity (ASRE 2410). Our responsibilities are further described in the Auditor's responsibilities for the review of the interim financial report section of our report. We are independent of the Group in accordance with the auditor independence requirements of the Corporations Act 2001 and the ethical requirements of the Accounting Professional & Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (including Independence Standards) (the Code) that are relevant to the audit of the annual financial report in Australia. We have also fulfilled our other ethical responsibilities in accordance with the Code. Responsibilities of the directors for the interim financial report The directors of the Company are responsible for the preparation of the interim financial report that gives a true and fair view in accordance with Australian Accounting Standards and the Corporations Act 2001 and for such internal control as the directors determine is necessary to enable the preparation of the interim financial report that gives a true and fair view and is free from material misstatement whether due to fraud or error. Auditor's responsibilities for the review of the interim financial report Our responsibility is to express a conclusion on the interim financial report based on our review. ASRE 2410 requires us to conclude whether we have become aware of any matter that makes us believe that the interim financial report is not in accordance with the Corporations Act 2001 including giving a true and fair view of the Group's financial position as at 31 March 2024 and of its performance for the PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 115

half-year ended on that date, and complying with Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Regulations 2001. A review of an interim financial report consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Australian Auditing Standards and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion. PricewaterhouseCoopers CJ Heath Sydney Partner 5 May 2024 116 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS STATUTORY STATEMENTS

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 117 OTHER INFORMATION 3. OTHER INFORMATION 3.1. Disclosure regarding forward-looking statements 3.2. References to websites and other reports 3.3. Credit ratings 3.4. Dividend reinvestment plan 3.5. Information on related entities 3.6. Financial calendar and Share Registry details 3.7. Exchange Rates 3.8. Net profit contribution of businesses sold 3.9. Additional information for Non-AAS financial measures GLOSSARY

118 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS 3. OTHER INFORMATION 3.1. Disclosure regarding forward-looking statements This Results Announcement contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements that are not historical facts. Forward-looking statements appear in a number of places in this Results Announcement and include statements regarding our current intent, belief or expectations with respect to our business and operations, macro and micro economic and market conditions, results of operations and financial condition and performance, capital adequacy and risk management, including, without limitation, future loan loss provisions and financial support to certain borrowers, forecasted economic indicators and performance metric outcomes, indicative drivers, climate- and other sustainability-related statements, commitments, targets, projections and metrics, and other estimated and proxy data. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘indicative’, ‘risk’, ‘aim’, ‘outlook’, ‘forecast’, ‘assumption’, ‘projection’, ‘target’, ‘goal’, ‘guidance’, ‘ambition’ or other similar words, are used to identify forward-looking statements. These statements reflect our current views on future events and are subject to change, certain known and unknown risks, uncertainties and assumptions and other factors which are, in many instances, beyond our control (and the control of our officers, employees, agents, and advisors), and have been made based on management’s current expectations or beliefs concerning future developments and their potential effect upon Westpac. Forward-looking statements may also be made, verbally or in writing, by members of Westpac’s management or Board in connection with this Results Announcement. Such statements are subject to the same limitations, uncertainties, assumptions and disclaimers set out in this document. There can be no assurance that future developments or performance will align with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those we expect or which are expressed or implied in forward-looking statements, depending on various factors including, but not limited to: • information security breaches, including cyber attack events • the effect of, and changes in, laws, regulations, regulatory policy, taxation or accounting standards or practices, and government and central bank monetary policies, including changes to liquidity, leverage and capital requirements • regulatory investigations, reviews (including industry reviews) and other actions, inquiries, litigation, fines, penalties, restrictions or other regulator-imposed conditions, including from our actual or alleged failure to comply with laws, regulations or regulatory policy • the effectiveness of our risk management practices, including our framework, policies, processes, systems and employees • the reliability and security of Westpac’s technology and risks associated with changes to technology systems • geopolitical events or other changes in countries in which Westpac or its customers or counterparties operate • climate-related risks (including physical and transition risks) that may arise from changing climate patterns, and risks associated with the transition to a lower carbon economy (including Westpac’s ambition to become a net-zero, climate resilient bank) or other sustainability factors such as human rights and natural capital • the failure to comply with financial crime obligations (including anti-money laundering and counter-terrorism financing laws, anti-bribery and corruption laws, sanctions laws and tax transparency laws), which has had, and could further have, adverse effects on our business and reputation • internal and external events which may adversely impact our reputation • litigation and other legal proceedings and regulator investigations and enforcement actions (including the liability of Westpac to pay significant monetary settlements and legal costs in order to resolve a dispute) • market volatility and disruptions, including uncertain conditions in funding, equity and asset markets and any losses or business impacts we or our customers or counterparties may experience • the incidence of inadequate capital levels under stressed conditions • changes in economic conditions, consumer or business spending, saving and borrowing habits in Australia, New Zealand and other countries in which we or our customers or counterparties operate and our ability to maintain or to increase market share, margins and fees, and control expenses • adverse asset, credit or capital market conditions or an increase in defaults, impairments and provisioning because of a deterioration in economic conditions • sovereign risks, including the risk that governments will default on their debt obligations, fail to perform contractual obligations, or be unable to refinance their debts • changes to Westpac’s credit ratings or the methodology used by credit rating agencies • the effects of market competition and competition regulatory policy impacting the areas in which we operate • operational risks resulting from ineffective processes and controls • levels of inflation, changes to interest rates, exchange rates and market and monetary fluctuations and volatility • poor data quality, data availability or data retention • failure to recruit and retain key executives, employees and Directors

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 119 3.1. Disclosure regarding forward-looking statements (Continued) • strategic decisions including diversification, innovation, divestment, acquisitions, expansion activity, integration and decisions to shut down some operations • changes to our critical accounting estimates and judgements and changes to the value of our intangible assets; and • various other factors including those beyond Westpac’s control. The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by Westpac, refer to Risk factors in this Results Announcement. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others relying on information in this Results Announcement should carefully consider the foregoing factors and other uncertainties and events. Except as required by law, we assume no obligation to revise or update any forward-looking statements in this Results Announcement, whether from new information, future events, conditions, or otherwise, after the date of this Results Announcement. Further important information regarding climate change and sustainability-related statements This Results Announcement contains forward-looking statements and other representations relating to ESG topics, including but not limited to climate change, net zero, climate resilience, natural capital, emissions intensity, human rights and other sustainability-related statements, commitments, targets, projections, scenarios, risk and opportunity assessments, pathways, forecasts, estimated projections and other proxy data. These are subject to known and unknown risks, and there are significant uncertainties, limitations, risks and assumptions in the metrics and modelling on which these statements rely. In particular, the metrics, methodologies and data relating to climate and sustainability are rapidly evolving and maturing, including variations in approaches and common standards in estimating and calculating emissions, and uncertainty around future climate- and sustainability-related policy and legislation. There are inherent limits in the current scientific understanding of climate change and its impacts. Some material contained in this Results Announcement may include information including, without limitation, methodologies, modelling, scenarios, reports, benchmarks, tools and data, derived from publicly available or government or industry sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of such information. There is a risk that the estimates, judgements, assumptions, views, models, scenarios or projections used by Westpac may turn out to be incorrect. These risks may cause actual outcomes, including the ability to meet commitments and targets, to differ materially from those expressed or implied in this Results Announcement. The climate- and sustainability-related forward-looking statements made in this Results Announcement are not guarantees or predictions of future performance and Westpac gives no representation, warranty or assurance (including as to the quality, accuracy or completeness of these statements), nor guarantee that the occurrence of the events expressed or implied in any forward-looking statement will occur. There are usually differences between forecast and actual results because events and actual circumstances frequently do not occur as forecast and these differences may be material. Westpac will continue to review and develop its approach to ESG as this subject area matures. 3.2. References to websites and other reports Information contained in or accessible through the websites or other reports mentioned in this Results Announcement does not form part of this Results Announcement unless we specifically state that it is incorporated by reference and forms part of this Results Announcement. All references in this Results Announcement to websites are inactive textual references and are for information only. 3.3. Credit ratings1 Rating agency Short Term Long Term Outlook Fitch Ratings F1 A+ Stable Moody's Ratings P-1 Aa2 Stable S&P Global Ratings A-1 AA- Stable 1. As at 31 March 2024.

120 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS 3. OTHER INFORMATION 3.4. Dividend reinvestment plan The Board has determined to pay a fully franked 2024 interim ordinary dividend of 75 cents per share. In addition, the Board has determined to pay a fully franked special dividend of 15 cents per share. Both the 2024 interim ordinary dividend and special dividend will be paid on 25 June 2024 to shareholders on the register at the record date of 10 May 2024. Westpac operates a DRP that is available to holders of fully paid ordinary shares who are resident in, and whose address on the register of shareholders is in Australia or New Zealand. Shareholders can choose to receive their 2024 interim ordinary and special dividend as cash or reinvest their dividends in additional shares under the DRP. As noted in Section 1.8, the Board have made certain determinations in relation to the DRP, including that the DRP will apply for the 2024 interim ordinary dividend and the special dividend and the market price used to determine the number of shares to be provided to DRP participants will be set over the 20 trading days commencing 15 May 2024 and will not include a discount. These determinations are for the 2024 interim ordinary dividend and special dividend only. Shareholders who wish to commence participation in the DRP, or to vary their current participation election, must do so by 5.00pm (Sydney time) on 13 May 2024 Shareholders can provide these instructions: • Online for shareholders with holdings that have a market value of less than $1,000,000 within their Link Market Services portfolio, by logging into or creating a Portfolio via the Westpac share registry’s website at linkmarketservices.com.au; or • By completing and returning a DRP application or variation form to Westpac’s share registry. Registry contact details are listed in Section 3.6. 3.5. Information on related entities a. Changes in control of Group entities During the six months ended 31 March 2024 the following controlled entities were acquired, formed, or incorporated: • Series 2024-1 WST Trust (formed 17 October 2023) During the six months ended 31 March 2024 the following controlled entities ceased to be controlled: • Westpac Nominees NZ - Limited (deregistered 11 October 2023) • Westpac Superannuation Nominees - NZ - Limited (deregistered 11 October 2023) • Aotearoa Financial Services Limited (deregistered 26 October 2023) • Westpac Investment Vehicle No.2 Pty Limited (deregistered 29 October 2023) b. Associates As at 31 March 2024 Ownership Interest Held (%) Akahu Technologies Ltd 35.03% OpenAgent Pty Ltd 22.55% mx51 Group Pty Ltd 20.99% Safe Will Pty Ltd 14.20%

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 121 3.6. Financial calendar and Share Registry details Westpac shares are listed on the securities exchanges in Australia (ASX) and New Zealand (NZX). Westpac Capital Notes 5, Westpac Capital Notes 6, Westpac Capital Notes 7, Westpac Capital Notes 8, Westpac Capital Notes 9 and Westpac Capital Notes 10 are listed on the ASX. Important dates to note are set out below, subject to change. Payment of any distribution, dividend or interest payment is subject to the relevant payment conditions and the key dates for each payment will be confirmed to the ASX for securities listed on the ASX. Westpac Ordinary Shares (ASX code: WBC, NZX code: WBC) Interim results and dividend announcement 6 May 2024 Ex-dividend date for interim and special dividend 9 May 2024 Record date for interim and special dividend 10 May 2024 Interim and special dividend payable 25 June 2024 Financial Year end 30 September 2024 Closing date for receipt of director nominations before Annual General Meeting 25 October 2024 Final results and dividend announcement 4 November 2024 Ex-dividend date for final dividend 7 November 2024 Record date for final dividend 8 November 2024 Annual General Meeting 13 December 2024a Final dividend payable 19 December 2024 a. Details regarding the location of the meeting and the business to be dealt with will be contained in a Notice of Meeting sent to shareholders in the November before the meeting. Westpac Capital Notes 5 (ASX code: WBCPH) Ex-date for quarterly distribution 13 June 2024 Record date for quarterly distribution 14 June 2024 Payment date for quarterly distribution 24 June 2024a Ex-date for quarterly distribution 12 September 2024 Record date for quarterly distribution 13 September 2024b Payment date for quarterly distribution 23 September 2024a Ex-date for quarterly distribution 12 December 2024 Record date for quarterly distribution 13 December 2024b Payment date for quarterly distribution 23 December 2024a a. Adjusted to next business day as payment date falls on a non-ASX business day or a date on which banks are not open for general business in Sydney. b. Adjusted to immediately preceding business day as record date falls on a non-ASX business day or a date on which banks are not open for general business in Sydney.

122 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS 3. OTHER INFORMATION 3.6. Financial calendar and Share Registry details (Continued) Westpac Capital Notes 6 (ASX code: WBCPI) Ex-date for quarterly distribution 6 June 2024 Record date for quarterly distribution 7 June 2024a Payment date for quarterly distribution 18 June 2024 Ex-date for quarterly distribution 9 September 2024 Record date for quarterly distribution 10 September 2024 Payment date for quarterly distribution 18 September 2024 Ex-date for quarterly distribution 9 December 2024 Record date for quarterly distribution 10 December 2024 Payment date for quarterly distribution 18 December 2024 a. Adjusted to immediately preceding business day as record date falls on a non-ASX business day or a date on which banks are not open for general business in Sydney. Westpac Capital Notes 7 (ASX code: WBCPJ) Ex-date for quarterly distribution 13 June 2024 Record date for quarterly distribution 14 June 2024 Payment date for quarterly distribution 24 June 2024a Ex-date for quarterly distribution 12 September 2024 Record date for quarterly distribution 13 September 2024b Payment date for quarterly distribution 23 September 2024a Ex-date for quarterly distribution 12 December 2024 Record date for quarterly distribution 13 December 2024b Payment date for quarterly distribution 23 December 2024a a. Adjusted to next business day as payment date falls on a non-ASX business day or a date on which banks are not open for general business in Sydney. b. Adjusted to immediately preceding business day as record date falls on a non-ASX business day or a date on which banks are not open for general business in Sydney. Westpac Capital Notes 8 (ASX code: WBCPK) Ex-date for quarterly distribution 12 June 2024 Record date for quarterly distribution 13 June 2024 Payment date for quarterly distribution 21 June 2024 Ex-date for quarterly distribution 12 September 2024 Record date for quarterly distribution 13 September 2024 Payment date for quarterly distribution 23 September 2024a Ex-date for quarterly distribution 12 December 2024 Record date for quarterly distribution 13 December 2024 Payment date for quarterly distribution 23 December 2024a a. Adjusted to next business day as payment date falls on a non ASX business day or a date on which banks are not open for general business in Sydney.

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 123 3.6. Financial calendar and Share Registry details (Continued) Westpac Capital Notes 9 (ASX code: WBCPL) Ex-date for quarterly distribution 13 June 2024 Record date for quarterly distribution 14 June 2024 Payment date for quarterly distribution 24 June 2024a Ex-date for quarterly distribution 12 September 2024 Record date for quarterly distribution 13 September 2024b Payment date for quarterly distribution 23 September 2024a Ex-date for quarterly distribution 12 December 2024 Record date for quarterly distribution 13 December 2024b Payment date for quarterly distribution 23 December 2024a a. Adjusted to next business day as payment date falls on a non ASX business day or a date on which banks are not open for general business in Sydney. b. Adjusted to immediately preceding business day as record date falls on a non-ASX business day or a date on which banks are not open for general business in Sydney. Westpac Capital Notes 10 (ASX code: WBCPM) Ex-date for quarterly distribution 13 June 2024 Record date for quarterly distribution 14 June 2024 Payment date for quarterly distribution 24 June 2024a Ex-date for quarterly distribution 12 September 2024 Record date for quarterly distribution 13 September 2024b Payment date for quarterly distribution 23 September 2024a Ex-date for quarterly distribution 12 December 2024 Record date for quarterly distribution 13 December 2024b Payment date for quarterly distribution 23 December 2024a a. Adjusted to next business day as payment date falls on a non ASX business day or a date on which banks are not open for general business in Sydney. b. Adjusted to immediately preceding business day as record date falls on a non-ASX business day or a date on which banks are not open for general business in Sydney.

124 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS 3. OTHER INFORMATION 3.6. Financial calendar and Share Registry details (Continued) Registered Office and Contact Level 18, 275 Kent Street Sydney NSW 2000 Australia Telephone: +61 2 9155 7713 Fax: +61 2 9055 3575 International Customers: +61 2 9155 7700 Shareholders: +61 1800 804 255 Website: www.westpac.com.au/westpacgroup Share Registries Australia Ordinary shares on the main register, Westpac Capital Notes 5, Westpac Capital Notes 6, Westpac Capital Notes 7, Westpac Capital Notes 8, Westpac Capital Notes 9, and Westpac Capital Notes 10. Link Market Services Limited Level 12, 680 George Street Sydney NSW 2000 Australia Postal Address: Locked Bag A6015, Sydney South NSW 1235, Australia Website: www.linkmarketservices.com.au Email: westpac@linkmarketservices.com.au Telephone: 1800 804 255 (toll free in Australia) International: +61 1800 804 255 Facsimile: +61 2 9287 0303 New Zealand Ordinary shares on the New Zealand branch register. Link Market Services Limited Level 30, PwC Tower 15 Customs Street West Auckland 1010 New Zealand Postal Address: P.O. Box 91976, Auckland 1142, New Zealand Website: www.linkmarketservices.co.nz Email: enquiries@linkmarketservices.co.nz Telephone: 0800 002 727 (toll free in New Zealand) International: +64 9 375 5998 Facsimile: +64 9 375 5990

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION 125

3.7. Exchange Rates

3.7.1. Exchange rates against A$

Six months to/as at	Half Year March 2024		Half Year Sept 2023		Half Year March 2023	
Currency	Average	Spot	Average	Spot	Average	Spot
US$	0.6542	0.6528	0.6616	0.6467	0.6708	0.6709
GBP	0.5215	0.5167	0.5256	0.5284	0.5615	0.5418
NZ$	1.0759	1.0892	1.0816	1.0738	1.0876	1.0678

3.7.2. Impact of exchange rate movements on Group results

	Half Year March 2024 vs Half Year September 2023			Half Year March 2024 vs Half Year March 2023		
$m	Growth	FX impact $m	Growth ex- FX	Growth	FX impact $m	Growth ex- FX
Net interest income	(1%)	7	(1%)	-	11	-
Non-interest income	2%	1	2%	(23%)	13	(23%)
Net operating income	**(1%)**	**8**	**(1%)**	**(4%)**	**24**	**(4%)**
Operating expenses	(5%)	(5)	(6%)	8%	(18)	8%
Pre-provision profit	**5%**	**3**	**5%**	**(14%)**	**6**	**(14%)**
Impairment (charges)/benefits	40%	-	40%	(7%)	-	(7%)
Profit before income tax expense	**3%**	**3**	**3%**	**(14%)**	**6**	**(14%)**
Income tax expense	1%	(1)	-	(8%)	(2)	(8%)
Profit after income tax expense	**5%**	**2**	**5%**	**(17%)**	**4**	**(17%)**
Profit attributable to non-controlling interests (NCI)	(100%)	-	(100%)	(100%)	-	(100%)
Net profit attributable to owners of WBC	**5%**	**2**	**5%**	**(17%)**	**4**	**(17%)**

3.7.3. Exchange rate risk on future NZ$ earnings

Westpac's policy in relation to the hedging of the future earnings of the Group's New Zealand division is to manage the economic risk for volatility of the NZ$ against A$. Westpac manages these flows over a time horizon under which up to 100% of the expected earnings for the following twelve months and 50% of the expected earnings for the subsequent twelve months can be hedged. NZ Future Earnings hedges are only implemented when AUD/NZD is trading at the low end of the range or is expected to move higher over the next 6 months. As at 31 March 2024, Westpac has hedges in place to June 2024 with an average rate of NZ$1.0751.

126 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

3. OTHER INFORMATION

3.8. Net profit contribution of businesses sold

To assist in understanding the contribution of these businesses, the following tables provide the earnings (excluding Notable Items), attributable to the entities sold. Earnings attributed to each business reflect its contribution up to the sale date, and any other gains/losses on these transactions which were not identified as Notable Items. Balance sheet data is at completion date. Businesses sold in the 2023 financial year had negligible balance sheet contribution. No businesses were sold in First Half 2024.

Businesses sold

$m	Advance Asset Management	BT Personal and Corporate Super[a]	Westpac Life Insurance Ltd.	Contribution of businesses sold
Half Year Sept 2023				
Operating expenses	-	-	28	28
Income tax expense and NCI	-	-	(8)	(8)
Net profit	**-**	**-**	**20**	**20**
Half Year March 2023				
Non-interest income	38	77	25	140
Operating expenses	(8)	26	-	18
Income tax expense and NCI	(9)	(31)	(7)	(47)
Net profit	**21**	**72**	**18**	**111**

a. Transfer of the members and benefits of BT Funds Management Limited's personal and corporate (non-platform) superannuation products, via an SFT, to Mercer Super Trust.

3.9. Additional information for Non-AAS financial measures

Calculation of Non-AAS financial measures

Details of the calculation of non-AAS financial measures not disclosed elsewhere are provided below:

Expense to income ratio (excluding Notable Items)

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023
Operating expenses	5,395	5,704	4,988
less: Notable Items (operating expenses)	-	(460)	-
Operating expenses excluding Notable Items	5,395	5,244	4,988
Net operating income	10,590	10,642	11,003
less: Notable Items (net interest income)	224	8	89
less: Notable Items (non-interest income)	2	21	(221)
Net operating income excluding Notable Items	10,816	10,671	10,871
Expense to income ratio (excluding Notable Items)	**49.88%**	**49.14%**	**45.88%**

PERFORMANCE REVIEW | DIRECTORS' REPORT | 2024 INTERIM FINANCIAL REPORT | OTHER INFORMATION 127

3.9. Additional information for Non-AAS financial measures (Continued)

Average tangible ordinary equity and Return on average tangible ordinary equity (ROTE)

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023
Net profit attributable to owners of WBC (adjusted for RSP shares)[a]	3,340	3,191	3,999
Average ordinary equity	71,841	71,509	70,947
less: Intangible assets (average)	(10,818)	(10,844)	(10,483)
add: Computer software (average)	2,730	2,704	2,400
Average tangible ordinary equity	**63,753**	**63,369**	**62,864**
Return on average tangible ordinary equity (ROTE)[b]	**10.48%**	**10.04%**	**12.76%**

a. See Note 7 to the financial statements for calculations of this profit measure.
b. Net profit is annualised before dividing by average tangible ordinary equity.

Net profit attributable to owners of WBC (adjusted for RSP shares) excluding Notable Items

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023
Net profit attributable to owners of WBC (adjusted for RSP shares)	3,340	3,191	3,999
Add/(less): Notable Items (post tax)	164	351	(178)
Net profit attributable to owners of WBC (adjusted for RSP shares) excluding Notable Items	**3,504**	**3,542**	**3,821**

ROE (excluding Notable Items) and ROTE (excluding Notable Items)

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023
Net profit attributable to owners of WBC (adjusted for RSP shares) excluding Notable Items	3,504	3,542	3,821
Average ordinary equity	71,841	71,509	70,947
Average tangible ordinary equity	63,753	63,369	62,864
Return on average ordinary equity (excluding Notable Items)	**9.75%**	**9.88%**	**10.80%**
Return on average tangible ordinary equity (excluding Notable Items)	**10.99%**	**11.15%**	**12.19%**

Pre-provision profit

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023
Net interest income	9,127	9,204	9,113
Non-interest income	1,463	1,438	1,890
Operating expenses	(5,395)	(5,704)	(4,988)
Pre-provision profit	**5,195**	**4,938**	**6,015**

128 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS

3. OTHER INFORMATION

3.9. Additional information for Non-AAS financial measures (Continued)

Dividend payout ratio (excluding Notable Items)

$m	Half Year March 2024	Half Year Sept 2023	Half Year March 2023
Ordinary dividend paid/declared on issued shares (net of Treasury shares)	2,602	2,523	2,453
divided by: Net profit attributable to owners of WBC (adjusted for RSP shares) excluding Notable Items	3,504	3,542	3,821
Dividend payout ratio (excluding Notable Items)	**74.25%**	**71.22%**	**64.19%**

Segment pre-provision profit excluding Notable Items

$m	Consumer	Business and Wealth	Westpac Institutional Bank	Westpac New Zealand (A$)	Group Businesses	Group
Half Year March 2024						
Pre-provision profit/(loss)	1,696	1,723	1,058	641	77	5,195
add/(less): Notable Items	-	-	-	6	220	226
Pre-provision profit/(loss) excluding Notable Items	**1,696**	**1,723**	**1,058**	**647**	**297**	**5,421**
Half Year Sept 2023						
Pre-provision profit/(loss)	1,608	1,535	988	673	134	4,938
add/(less): Notable Items	202	152	15	9	111	489
Pre-provision profit/(loss) excluding Notable Items	**1,810**	**1,687**	**1,003**	**682**	**245**	**5,427**
Half Year March 2023						
Pre-provision profit/(loss)	2,439	1,604	992	689	291	6,015
add/(less): Notable Items	-	-	-	-	(132)	(132)
Pre-provision profit/(loss) excluding Notable Items	**2,439**	**1,604**	**992**	**689**	**159**	**5,883**

Earnings per ordinary share (ex Notable Items)

	Half Year March 2024		Half Year Sept 2023		Half Year March 2023	
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Net profit attributable to owners of WBC (adjusted for RSP shares) ($m)	3,340	3,577	3,191	3,404	3,999	4,187
Add/(less): Notable Items ($m)	164	164	351	351	(178)	(178)
Adjusted net profit attributable to owners of WBC (adjusted for RSP shares) (excluding Notable Items) ($m)	3,504	3,741	3,542	3,755	3,821	4,009
Adjusted weighted average number of ordinary shares ($m)	3,494	3,905	3,504	3,885	3,501	3,888
Earnings per ordinary share (excluding Notable Items) (cents)	**100.3**	**95.8**	**101.1**	**96.7**	**109.1**	**103.1**

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 129 GLOSSARY Shareholder value Average ordinary equity Average total equity less average non-controlling interests. Average tangible ordinary equity Average ordinary equity less intangible assets (excluding capitalised software). Average total equity The average balance of shareholders’ equity, including non-controlling interests. Dividend payout ratio Ordinary dividend paid/declared on issued shares (net of Treasury shares) divided by the net profit attributable to owners of WBC. Earnings per ordinary share • Basic earnings per ordinary share is calculated by dividing the net profit attributable to owners of WBC (adjusted for RSP dividends) by the weighted average number of ordinary shares on issue during the period, adjusted for treasury shares. • Diluted earnings per ordinary share is calculated by adjusting the basic earnings per ordinary share by assuming all dilutive potential ordinary shares are converted. Fully franked dividends per ordinary share Dividends per share paid out of retained profits which carry a credit for Australian company income tax paid by Westpac. Net tangible assets per share Net tangible assets (total equity less goodwill and other intangible assets less minority interests) divided by the number of ordinary shares on issue (less Treasury shares held). Pre-provision profit Net interest income plus non-interest income less operating expenses. Return on average ordinary equity (ROE) Net profit attributable to the owners of WBC adjusted for RSP dividends (annualised where applicable) divided by average ordinary equity. Return on average tangible ordinary equity (ROTE) Net profit attributable to the owners of WBC adjusted for RSP dividends (annualised where applicable) divided by average tangible ordinary equity. Weighted average ordinary shares Weighted average number of fully paid ordinary shares listed on the Australian Stock Exchange for the relevant period less Westpac shares held by the Group (‘Treasury shares’). Productivity and efficiency Expense to income ratio Operating expenses divided by net operating income. Expense to income ratio (ex Notable Items) Operating expenses excluding Notable Items divided by net operating income excluding Notable Items. Full time equivalent employees (FTE) A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full time equivalent of one FTE is 76 hours paid work per fortnight. Revenue per FTE Total operating income divided by the average number of FTE for the period. Business Performance Average Where possible, daily balances are used to calculate the average balance for the period. Average interest bearing liabilities The average balance of liabilities owed by the Group that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period. Average interest earning assets The average balance of assets held by the Group that generate interest income. Where possible, daily balances are used to calculate the average balance for the period. Core NIM Calculated by dividing net interest income excluding Notable Items and Treasury & Markets (annualised where applicable) by average interest earning assets. Group NIM/Net interest margin Calculated by dividing net interest income (annualised where applicable) by average interest earning assets. Net profit Net profit attributable to owners of WBC. Capital Adequacy Australian Prudential Regulation Authority (APRA) leverage ratio Tier 1 capital divided by ‘exposure measure’ and expressed as a percentage. ‘Exposure measure’ is the sum of on-balance sheet exposures, derivative exposures, securities financing transaction exposures and other off- balance sheet exposures. AT1 Additional Tier 1 capital Common equity tier 1 (CET1) capital ratio Total common equity capital divided by risk weighted assets, as defined by APRA. Internationally comparable capital ratios Internationally comparable methodology references the ABA study on the comparability of APRA’s new capital framework and finalised reform released on 10 March 2023. Risk weighted assets (RWA) Assets (both on and off-balance sheet) are risk weighted according to each asset’s inherent potential for default and what the likely losses would be in case of default. In the case of non-asset backed risks (i.e. market, IRRBB and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5. Credit risk weighted assets (Credit RWA) Credit risk weighted assets represent risk weighted assets (on-balance sheet and off-balance sheet) that relate to credit exposures and therefore exclude market risk, operational risk, interest rate risk in the banking book and other assets. Business lending Includes credit exposures not captured elsewhere, and where the borrower’s annual turnover is below $75 million. Corporate Exposures to corporate borrowers that do not fall within the definition of Large Corporate, Property Finance, Specialised Lending, Business Lending or Small Business exposures. Financial institution Includes exposure to entities whose primary dealings relates to management of financial assets, lending, factoring, leasing provision of credit enhancements, securitisation, investments, financial custody, central counter party services and proprietary trading.

130 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS GLOSSARY Capital Adequacy Large corporate Exposures to counter parties with consolidated annual revenue (of the counterparty or group that the counter party consolidates into) exceeding $750 million. New Zealand Overseas banking subsidiary regulated by the RBNZ. Property finance Exposures to borrowers where repayments depend primarily on the cash flows generated by the property or other real estate assets owned by the borrower. Securitisation Exposures relating to Westpac’s involvement in securitisation activities range from a seller of its own assets to an investor in third party transactions and include the provision of securitisation services for its clients. Small business Program-managed business exposures typically below $1.5 million in value. Program-managed exposures are managed on a statistical basis according to pre-determined objective criteria. Sovereign Exposures to Australian and overseas central and sub-national governments, and central banks. Specialised lending Includes exposures to project and object finance lending. Project finance and object finance rely primarily on the revenues generated by a project, or equipment asset respectively, both as a source of repayment and as security for the loan. Excludes Property Finance exposures. Operational risk The risk of loss resulting from inadequate or failed internal processes, people and systems or from external events, including legal risk but excluding strategic or reputational risk. Tier 1 capital ratio Total Tier 1 capital divided by risk weighted assets, as defined by APRA. Total regulatory capital ratio Total regulatory capital divided by risk weighted assets, as defined by APRA. Funding and liquidity Committed Liquidity Facility (CLF) Prior to 1 January 2023, the RBA made available to Australian Authorised Deposit-taking Institutions a CLF that, subject to qualifying conditions, can be accessed to meet LCR requirements under APS210 Liquidity. Deposit to loan ratio Customer deposits divided by net loans. Funding for Lending Programme (FLP) A facility that was established by the RBNZ in December 2020 to provide 3 year term funding to eligible New Zealand institutions via repurchase transactions, subject to qualifying conditions, to help support lending to New Zealand customers. The facility closed to new draw downs in December 2022. High Quality Liquid Assets (HQLA) Assets which meet APRA’s criteria for inclusion as HQLA in the numerator of the LCR. Liquid assets HQLA and non LCR qualifying liquid assets, but excludes internally securitised assets that are eligible for a repurchase agreement with the RBA and the RBNZ. Liquidity Coverage Ratio (LCR) An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%. LCR is calculated as the percentage ratio of stock of HQLA, and qualifying RBNZ securities over the total net cash out-flows in a modelled 30 day defined stressed scenario. Net Stable Funding Ratio (NSFR) The NSFR is defined as the ratio of the amount of available stable funding (ASF) to the amount of required stable funding (RSF) defined by APRA. The amount of ASF is the portion of an ADI’s capital and liabilities expected to be a reliable source of funds over a one year time horizon. The amount of RSF is a function of the liquidity characteristics and residual maturities of an ADI’s assets and off-balance sheet activities. ADIs must maintain an NSFR of at least 100%. Term Funding Facility (TFF) A facility that was established by the RBA in March 2020 to provide 3 year term funding to Australian ADIs via repurchase transactions, subject to qualifying conditions, to help support lending to Australian businesses. The facility closed to new draw downs in June 2021. Term funding from central banks Term funding from central banks includes the drawn balances of the RBA TFF and the RBNZ FLP and Term Lending Facility. Wholesale funding Wholesale funding includes debt issues, loan capital, certificates of deposit, term funding from central banks and interbank placements. Credit quality Collectively assessed provisions (CAPs) Collectively assessed provisions for expected credit loss under AASB 9 represent the Expected Credit Loss (ECL) which is collectively assessed in pools of similar assets with similar risk characteristics. This incorporates forward-looking information and does not require an actual loss event to have occurred for an impairment provision to be recognised. Default Credit exposures that are non-performing (aligned with definition in APS 220 Credit Risk Management). Exposure at default (EAD) The estimated outstanding amount of credit exposure at the time of the default. Gross impaired exposures provisions to gross impaired exposures Impairment provisions relating to impaired exposures include individually assessed provisions plus the proportion of the collectively assessed provisions that relate to impaired exposures.

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 131 Credit quality Impaired exposures Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer’s outlook, cash flow, and the net realisation of value of assets to which recourse is held: • Facilities 90 days or more past due, and full recovery is in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; • Non-accrual facilities: exposures with individually assessed impairment provisions held against them, excluding restructured loans; • Restructured facilities: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer; • Other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; or • Any other facilities where the full collection of interest and principal is in doubt. Impairment charges/(benefit) to average loans Calculated as impairment charges (annualised where applicable) divided by average gross loans. Individually assessed provisions (IAPs) Provisions raised for losses on loans that are known to be impaired and are assessed on an individual basis. The estimated losses on these impaired loans is based on expected future cash flows discounted to their present value and, as this discount unwinds, interest will be recognised in the income statement. Loss given default (LGD) The loss that is expected to arise in the event of a default. Non-performing not impaired exposures Includes those credit exposures that are in default, but where it is expected that the full value of principal and accrued interest can be collected, generally by reference to the value of security held. Performing exposures Credit exposures that are not non-performing. Probability of default (PD) The probability that a counter party will default. Provision for expected credit losses (ECL) Expected credit losses (ECL) are a probability-weighted estimate of the cash shortfalls expected to result from defaults over the relevant time frame. They are determined by evaluating a range of possible outcomes and taking into account the time value of money, past events, current conditions and forecasts of future economic conditions. Stage 1: 12 months ECL - performing For financial assets where there has been no significant increase in credit risk since origination a provision for 12 months expected credit losses is recognised. Interest revenue is calculated on the gross carrying amount of the financial asset. Stage 2: Lifetime ECL - performing For financial assets where there has been a significant increase in credit risk since origination but where the asset is still performing a provision for lifetime expected losses is recognised. Interest revenue is calculated on the gross carrying amount of the financial asset. Stage 3: Lifetime ECL - non-performing For financial assets that are non-performing a provision for lifetime expected losses is recognised. Interest revenue is calculated on the carrying amount net of the provision for ECL rather than the gross carrying amount. Stressed exposures Watchlist and substandard credit exposures plus non-performing exposures. Total committed exposure (TCE) Represents the sum of the committed portion of direct lending (including funds placement overall and deposits placed), contingent and pre-settlement risk plus the committed portion of secondary market trading and underwriting risk. Watchlist and substandard Loan facilities where customers are experiencing operating weakness and financial difficulty but are not expected to incur loss of interest or principal. Other AAML Advance Asset Management Limited AAS Australian Accounting Standards AASB Australian Accounting Standards Board ABA Australian Banking Association ACCC Australian Competition and Consumer Commission ADI Authorised Deposit-taking Institution AFCA Australian Financial Complaints Authority AGM Annual General Meeting AI Artificial intelligence AML Anti-money laundering APRA Australian Prudential Regulation Authority APS Australian Prudential Standard ASIC Australian Securities and Investments Commission ASX Australian Securities Exchange

132 WESTPAC GROUP 2024 INTERIM FINANCIAL RESULTS GLOSSARY Other ATM Automated Teller Machine ATO Australian Taxation Office AUSTRAC Australian Transaction Reports and Analysis Centre BaFin Germany's Federal Financial Supervisory Authority BCCC The Banking Code Compliance Committee BPNG Bank of Papua New Guinea bps Basis points CORE program Customer Outcomes and Risk Excellence Credit Valuation Adjustment (CVA) CVA adjusts the fair value of over-the-counter derivatives for credit risk. CVA is employed on the majority of derivative positions and reflects the market view of the counter party credit risk. A Debit Valuation Adjustment is employed to adjust for our own credit risk. CRS Common reporting standard CTF Counter-terrorism financing Derivative Valuation Adjustment (DVA) DVA includes CVA and FVA. DRP Dividend Reinvestment Plan D-SIB Domestic systemically important bank EFTPOS Electronic Funds Transfer at Point of Sale EIP Equity incentive plan ESG Environment, social and governance EU Enforceable undertaking FATCA Foreign Account Tax Compliance Act FINRA Financial Industry Regulatory Authority First Half 2023 Six months ended 31 March 2023 First Half 2024 Six months ended 31 March 2024 Funding Valuation Adjustment (FVA) FVA relates to the funding cost or benefit associated with the uncollateralised portion of the derivative portfolio. FVIS Fair value through income statement FVOCI Fair value through other comprehensive income FWO Fair Work Ombudsman FX Foreign exchange IASB International Accounting Standards Board IP Integrated plan IFRS International Financial Reporting Standards IRRBB Interest Rate Risk in the Banking Book NCI Non-controlling interests Non-interest bearing Instruments which do not carry a rate of interest. NZBA Net-Zero Banking Alliance OAIC The Office of the Australian Information Commissioner OTC Over the counter Prior corresponding period Refers to the six months ended 31 March 2023 Prior period Refers to the six months ended 30 September 2023 RBA Reserve Bank of Australia RBNZ Reserve Bank of New Zealand RSP Restricted Share Plan Run-off Scheduled and unscheduled repayments and debt repayments (from for example property sales and external refinancing), net of redraws. SEC Securities and Exchange Commission Second Half 2023 Six months ended 30 September 2023.

PERFORMANCE REVIEW DIRECTORS’ REPORT 2024 INTERIM FINANCIAL REPORT OTHER INFORMATION 133 Other Segment reporting Segment reporting are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each segment reflecting the management structure rather than the legal entity (these results cannot be compared to results for individual legal entities). Where management reporting structures or accounting classifications have changed, financial results for comparative periods have been restated and may differ from results previously reported. Overhead costs are allocated to revenue generating segments. The Group’s internal transfer pricing frameworks facilitate risk transfer, profitability measurement, capital allocation and segment alignment, tailored to the jurisdictions in which the Group operates. Transfer pricing allows the Group to measure the relative contribution of products and segments to the Group’s interest margin and other dimensions of performance. Key components of the Group’s transfer pricing frameworks are funds transfer pricing for interest rate and liquidity risk and allocation of basis and contingent liquidity costs, including capital allocation. SFT Successor fund transfer SME Small to medium sized enterprises WIB Westpac Institutional Bank WNZL Westpac New Zealand Limited

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